EXECUTION COPY

SENIOR SECURED
REVOLVING CREDIT AGREEMENT
dated as of
July 16, 2021
among
MORGAN STANLEY DIRECT LENDING FUND
as Borrower
The LENDERS And ISSUING BANKS Party Hereto
and
TRUIST BANK
as Administrative Agent
$650,000,000
__________________
TRUIST SECURITIES, INC.
as Joint Lead Arranger and Sole Book Runner
and
ING CAPITAL LLC, MUFG UNION BANK, N.A. AND SUMITOMO MITSUI BANKING CORPORATION
as Joint Lead Arrangers

742026061 21680120

ARTICLE I    DEFINITIONS    1
SECTION 1.01.    Defined Terms    1
SECTION 1.02.    Classification of Loans and Borrowings    47
SECTION 1.03.    Terms Generally    47
SECTION 1.04.    Accounting Terms; GAAP    47
SECTION 1.05.    Currencies; Currency Equivalents    48
SECTION 1.06.    Divisions    49
ARTICLE II    THE CREDITS    50
SECTION 2.01.    The Commitments    50
SECTION 2.02.    Loans and Borrowings    50
SECTION 2.03.    Requests for Syndicated Borrowings    51
SECTION 2.04.    Swingline Loans    52
SECTION 2.05.    Letters of Credit    54
SECTION 2.06.    Funding of Borrowings    60
SECTION 2.07.    Interest Elections    61
SECTION 2.08.    Termination, Reduction or Increase of the Commitments    62
SECTION 2.09.    Repayment of Loans; Evidence of Debt    65
SECTION 2.10.    Prepayment of Loans    67
SECTION 2.11.    Fees    70
SECTION 2.12.    Interest    71
SECTION 2.13.    Inability to Determine Interest Rates    72
SECTION 2.14.    Increased Costs    75
SECTION 2.15.    Break Funding Payments    77
SECTION 2.16.    Taxes    77
SECTION 2.17.    Payments Generally; Pro Rata Treatment: Sharing of Set-offs    82
SECTION 2.18.    Mitigation Obligations; Replacement of Lenders    84
SECTION 2.19.    Defaulting Lenders    85
ARTICLE III    REPRESENTATIONS AND WARRANTIES    89
SECTION 3.01.    Organization; Powers    89
SECTION 3.02.    Authorization; Enforceability    89
SECTION 3.03.    Governmental Approvals; No Conflicts    89
SECTION 3.04.    Financial Condition; No Material Adverse Effect    89
i
742026061 21680120

SECTION 3.05.    Litigation    90
SECTION 3.06.    Compliance with Laws and Agreements    90
SECTION 3.07.    Taxes    90
SECTION 3.08.    ERISA    90
SECTION 3.09.    Disclosure    90
SECTION 3.10.    Investment Company Act; Margin Regulations    91
SECTION 3.11.    Material Agreements and Liens    91
SECTION 3.12.    Subsidiaries and Investments    92
SECTION 3.13.    Properties    92
SECTION 3.14.    Affiliate Agreements    92
SECTION 3.15.    Sanctions    92
SECTION 3.16.    Patriot Act    93
SECTION 3.17.    Collateral Documents    93
SECTION 3.18.    EEA Financial Institutions    93
ARTICLE IV    CONDITIONS    93
SECTION 4.01.    Effective Date    93
SECTION 4.02.    Each Credit Event    95
ARTICLE V    AFFIRMATIVE COVENANTS    96
SECTION 5.01.    Financial Statements and Other Information    96
SECTION 5.02.    Notices of Material Events    98
SECTION 5.03.    Existence; Conduct of Business    98
SECTION 5.04.    Payment of Obligations    99
SECTION 5.05.    Maintenance of Properties; Insurance    99
SECTION 5.06.    Books and Records; Inspection and Audit Rights    99
SECTION 5.07.    Compliance with Laws    99
SECTION 5.08.    Certain Obligations Respecting Subsidiaries; Further Assurances    100
SECTION 5.09.    Use of Proceeds    101
SECTION 5.10.    Status of RIC and BDC    101
SECTION 5.11.    Investment Policies    101
SECTION 5.12.    Portfolio Valuation and Diversification Etc    101
SECTION 5.13.    Calculation of Borrowing Base    105
ARTICLE VI    NEGATIVE COVENANTS    110

742026061 21680120

SECTION 6.01.    Indebtedness    110
SECTION 6.02.    Liens    112
SECTION 6.03.    Fundamental Changes    114
SECTION 6.04.    Investments    115
SECTION 6.05.    Restricted Payments    116
SECTION 6.06.    Certain Restrictions on Subsidiaries    117
SECTION 6.07.    Certain Financial Covenants    118
SECTION 6.08.    Transactions with Affiliates    118
SECTION 6.09.    Lines of Business    119
SECTION 6.10.    No Further Negative Pledge    119
SECTION 6.11.    Modifications of Longer-Term Indebtedness Documents    120
SECTION 6.12.    Payments of Longer-Term Indebtedness    121
SECTION 6.13.    Accounting Changes    121
SECTION 6.14.    SBIC Guarantee    122
SECTION 6.15.    Sanctions    122
SECTION 6.16.    Capital Call Facility    122
ARTICLE VII    EVENTS OF DEFAULT    122
ARTICLE VIII    THE ADMINISTRATIVE AGENT    127
SECTION 8.01.    Appointment of the Administrative Agent    127
SECTION 8.02.    Capacity as Lender    127
SECTION 8.03.    Limitation of Duties; Exculpation    127
SECTION 8.04.    Reliance    128
SECTION 8.05.    Sub-Agents    128
SECTION 8.06.    Resignation; Successor Administrative Agent    128
SECTION 8.07.    Reliance by Lenders    129
SECTION 8.08.    Modifications to Loan Documents    130
SECTION 8.09.    Erroneous Payments    130
ARTICLE IX    MISCELLANEOUS    133
SECTION 9.01.    Notices; Electronic Communications    133
SECTION 9.02.    Waivers; Amendments    135
SECTION 9.03.    Expenses; Indemnity; Damage Waiver    138
SECTION 9.04.    Successors and Assigns    140
SECTION 9.05.    Survival    145

742026061 21680120

SECTION 9.06.    Counterparts; Integration; Effectiveness; Electronic Execution    146
SECTION 9.07.    Severability    146
SECTION 9.08.    Right of Setoff    146
SECTION 9.09.    Governing Law; Jurisdiction; Etc    147
SECTION 9.10.    WAIVER OF JURY TRIAL    147
SECTION 9.11.    Judgment Currency    148
SECTION 9.12.    Headings    148
SECTION 9.13.    Treatment of Certain Information; No Fiduciary Duty; Confidentiality    148
SECTION 9.14.    USA PATRIOT Act    150
SECTION 9.15.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    150
SECTION 9.16.    Certain ERISA Matters    151
SECTION 9.17.    Acknowledgement Regarding Any Supported QFCs    153

742026061 21680120

SENIOR SECURED REVOLVING CREDIT AGREEMENT dated as of July 16, 2021 (this “Agreement”), among MORGAN STANLEY DIRECT LENDING FUND, a Delaware corporation (the “Borrower”), the LENDERS AND ISSUING BANKS party hereto, and TRUIST BANK, as Administrative Agent.
ARTICLE I.

DEFINITIONS
SECTION 1.01.Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans constituting such Borrowing are, denominated in Dollars and bearing interest at a rate determined by reference to the Alternate Base Rate.
“Adjusted Borrowing Base” means the Borrowing Base minus the aggregate amount of Cash and Cash Equivalents included in the Portfolio Investments held by the Obligors (provided that Cash Collateral for outstanding Letters of Credit shall not be treated as a portion of the Portfolio Investments).
“Adjusted Covered Debt Balance” means, on any date, the aggregate Covered Debt Amount on such date minus the aggregate amount of Cash and Cash Equivalents included in the Portfolio Investments held by the Obligors (provided that Cash Collateral for outstanding Letters of Credit shall not be treated as a portion of the Portfolio Investments).
“Adjusted Eurocurrency Rate” means (a) for the Interest Period for any Eurocurrency Borrowing denominated in Dollars, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (i) the Eurocurrency Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate for such Interest Period and (b) for the Interest Period for any Eurocurrency Borrowing denominated in a Currency (other than Dollars) an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the Eurocurrency Rate for such Interest Period for such Currency.
“Administrative Agent” means Truist, in its capacity as administrative agent for the Lenders hereunder.
“Administrative Agent’s Account” means, for each Currency, an account in respect of such Currency designated by the Administrative Agent in a notice to the Borrower and the Lenders.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Advance Rate” has the meaning assigned to such term in Section 5.13.
“Affected Currency” has the meaning assigned to such term in Section 2.13.
742026061 21680120

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person at any time, another Person that at such time directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Anything herein to the contrary notwithstanding, the term “Affiliate” shall not include any Person that constitutes an Investment held by any Obligor or Financing Subsidiary in the ordinary course of business; provided that the term “Affiliate” shall include each Subsidiary of the Borrower.
“Affiliate Agreements” means (a) that certain Investment Advisory Agreement, dated as of November 25, 2019, by and between Morgan Stanley Direct Lending fund and MS Capital Partners Adviser Inc. and (b) that certain Administration Agreement, dated as of November 25, 2019, by and between Morgan Stanley Direct Lending Fund and MS BDC Administrative Services LLC.
“Agreed Foreign Currency” means, at any time, (i) any of Canadian Dollars, English Pounds Sterling, Euros, Japanese Yen, Australian Dollars, Swiss Franc, Swedish Krona and New Zealand Dollars, and (ii) with the agreement of each Multicurrency Lender, any other Foreign Currency, so long as, in respect of any such specified Foreign Currency or other Foreign Currency, at such time (a) such Foreign Currency is dealt with in the London interbank deposit market, (b) such Foreign Currency is freely transferable and convertible into Dollars in the London foreign exchange market or the relevant local market, if applicable, and (c) no central bank or other governmental authorization in the country of issue of such Foreign Currency (including, in the case of the Euro, any authorization by the European Central Bank) is required to permit use of such Foreign Currency by any Multicurrency Lender for making any Loan hereunder and/or to permit the Borrower to borrow and repay the principal thereof and to pay the interest thereon, unless such authorization has been obtained and is in full force and effect.
“Agreement” has the meaning assigned to such term in the preamble to this Agreement.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) zero and (b) the highest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate for such day plus 1/2 of 1% and (iii) the rate per annum equal to 1% plus the rate as displayed in the Bloomberg Financial Markets System (or on any successor or substitute page of such service, or any successor to such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent in its reasonable discretion from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on such day (or, if such day is not a Business Day, the immediately preceding Business Day), for Dollar deposits with a term of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the rate as displayed in the Bloomberg Financial Markets System (or successor therefor) as set forth above shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or such rate as displayed in the Bloomberg Financial Markets System (or successor therefor), respectively.

742026061 21680120

“Anti-Corruption Laws” has the meaning assigned to such term in Section 3.15.
“Applicable Dollar Percentage” means, with respect to any Dollar Lender, the percentage of the total Dollar Commitments represented by such Dollar Lender’s Dollar Commitment. If the Dollar Commitments have terminated or expired, the Applicable Dollar Percentages shall be determined based upon the Dollar Commitments most recently in effect, giving effect to any assignments.
“Applicable Financial Statements” means, as at any date, the most-recent audited financial statements of the Borrower delivered to the Lenders; provided that if immediately prior to the delivery to the Lenders of new audited financial statements of the Borrower a Material Adverse Effect (the “Pre-existing MAE”) shall exist (regardless of when it occurred), then the “Applicable Financial Statements” as at said date means the Applicable Financial Statements in effect immediately prior to such delivery until such time as the Pre-existing MAE shall no longer exist.
“Applicable Margin” (a) if the Borrowing Base (as of the most recently delivered Borrowing Base Certificate) is equal to or greater than 1.60 times the Combined Debt Amount, (i) with respect to any ABR Loan, 0.75% per annum; (ii) with respect to any Eurocurrency Loan, 1.75% per annum; (iii) with respect to any RFR Loan denominated in Sterling, 1.8693%; and (iv) with respect to any RFR Loan denominated in Swiss Francs, 1.7531% and (b) if the Borrowing Base (as of the most recently delivered Borrowing Base Certificate) is less than 1.60 times the Combined Debt Amount (i) with respect to any ABR Loan, 0.875% per annum; (ii) with respect to any Eurocurrency Loan, 1.875% per annum; (iii) with respect to any RFR Loan denominated in Sterling, 1.9943%; and (iv) with respect to any RFR Loan denominated in Swiss Francs, 1.8781%.
“Applicable Multicurrency Percentage” means, with respect to any Multicurrency Lender, the percentage of the total Multicurrency Commitments represented by such Multicurrency Lender’s Multicurrency Commitment. If the Multicurrency Commitments have terminated or expired, the Applicable Multicurrency Percentages shall be determined based upon the Multicurrency Commitments most recently in effect, giving effect to any assignments.
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
“Approved Dealer” means (a) in the case of any Portfolio Investment that is not a U.S. Government Security, a bank or a broker-dealer registered under the Securities Exchange Act of 1934, as amended, of nationally recognized standing or an Affiliate thereof, (b) in the case of a U.S. Government Security, any primary dealer in U.S. Government Securities, and (c) in the case of any foreign Portfolio Investment, any foreign bank or broker-dealer of internationally recognized standing or an Affiliate thereof, in the case of each of clauses (a), (b) and (c) above, either as set forth on Schedule 1.01(a) or any other bank or broker-dealer or Affiliate thereof acceptable to the Administrative Agent in its reasonable determination.

742026061 21680120

“Approved Pricing Service” means a pricing or quotation service either: (a) as set forth in Schedule 1.01(a) or (b) any other pricing or quotation service approved by the Board of Directors of the Borrower and designated in writing by the Borrower to the Administrative Agent (which designation shall be accompanied by a copy of a resolution of the Board of Directors of the Borrower that such pricing or quotation service has been approved by the Borrower).
“Approved Third-Party Appraiser” means any Independent nationally recognized third-party appraisal firm (a) designated by the Borrower in writing to the Administrative Agent (which designation shall be accompanied by a copy of a resolution of the Board of Directors of the Borrower that such firm has been approved by the Borrower for purposes of assisting the Board of Directors of the Borrower in making valuations of portfolio assets to determine the Borrower’s compliance with the applicable provisions of the Investment Company Act) and (b) acceptable to the Administrative Agent. It is understood and agreed that Houlihan Lokey Howard & Zukin Capital, Inc., Duff & Phelps LLC, Murray, Devine and Company, Lincoln International LLC (formerly known as Lincoln Partners LLC), Alvarez & Marsal and Valuation Research Corporation are acceptable to the Administrative Agent. As used in Section 5.12, an “Approved Third-Party Appraiser selected by the Administrative Agent” shall mean any of the firms identified in the preceding sentence and any other Independent nationally recognized third-party appraisal firm identified by the Administrative Agent and consented to by the Borrower (such consent not to be unreasonably withheld).
“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower.
“Assuming Lender” has the meaning assigned to such term in Section 2.08(e).
“Australian Dollars” means the lawful currency of The Commonwealth of Australia.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of (x) the Commitment Termination Date and (y) the date of the termination of all Commitments pursuant to Article VII.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.13.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

742026061 21680120

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Basel III” means the agreements on capital requirements, leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on December 16, 2010, each as amended, supplemented or restated.
“Benchmark” means, initially, with respect to (a) Sterling or Swiss Francs, the Daily Simple RFR for such Currency, and (b) each other Agreed Foreign Currency and Dollars, the Adjusted Eurocurrency Rate for such Currency; provided that, if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the Daily Simple RFR or the Adjusted Eurocurrency Rate for such Currency or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 2.13.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of a Benchmark with respect to any obligations, interest, fees, commissions or other amounts owing hereunder denominated in any currency other than Dollars or calculated with respect thereto, the alternative set forth in clause (3) below:
(1)    the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;
(2)    the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
(3)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Currency with the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (b) the related Benchmark Replacement Adjustment;

742026061 21680120

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above). If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark for a Currency with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1)    for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement”, the first alternative set forth in the order below that can be determined by the Administrative Agent:
(a)    the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;
(b)    the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
(2)    for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor and Currency giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities in the applicable Currency;

742026061 21680120

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Eurocurrency Rate”, “Alternate Base Rate”, the definition of “Business Day”, the definition of “Eurocurrency Banking Day”, the definition of “Daily Simple RFR”, the definition of “Interest Period”, the definition of “RFR Business Day”, the definition of “RFR Interest Day”, the definition of “RFR Reference Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent (after consultation with the Borrower) decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of
(a) the date of the public statement or publication of information referenced therein; and
(b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or
(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.13(c); or
(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising (x) in the case

742026061 21680120

of a Benchmark Replacement for Dollars, the Required Lenders, and, (y) in the case of a Benchmark Replacement for any Foreign Currency, the Required Multicurrency Lenders.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under

742026061 21680120

any Loan Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” has the meaning assigned to such term in the preamble to this Agreement.
“Borrower Asset Coverage Ratio” means the ratio, determined for the Obligors, without duplication, of (a) (i) Total Assets minus (ii) Total Assets Concentration Limitation to (b) Total Secured Debt.
“Borrower Net Worth” means, as of any date of determination, (a) Total Assets as of such date minus (b) the sum of (i) Total Assets Concentration Limitation as of such date plus (ii) Total Secured Debt as of such date.
“Borrowing” means (a) all Syndicated ABR Loans of the same Class made, converted or continued on the same date, (b) all Eurocurrency Loans of the same Class denominated in the same Currency that have the same Interest Period, (c) all RFR Loans of the same Class denominated in the same Currency, or (d) a Swingline Loan.
“Borrowing Base” has the meaning assigned to such term in Section 5.13.
“Borrowing Base Certificate” means a certificate of a Financial Officer of the Borrower, substantially in the form of Exhibit B (or such other form as shall be reasonably acceptable to the Administrative Agent) and appropriately completed.
“Borrowing Base Deficiency” means, at any date on which the same is determined, the amount, if any, that (a) the aggregate Covered Debt Amount as of such date exceeds (b) the Borrowing Base as of such date.
“Borrowing Request” means a request by the Borrower for a Syndicated Borrowing in accordance with Section 2.03, which, if in writing, shall be substantially in the form of Exhibit C (or such other form as shall be reasonably acceptable to the Administrative Agent).
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in relation to a Eurocurrency Loan or a Eurocurrency Borrowing denominated in a Currency or in the calculation or computation of the Eurocurrency Rate for such Currency, the term “Business Day” shall also exclude any day that is not a Eurocurrency

742026061 21680120

Banking Day for such Currency and (b) when used in relation to RFR Loans or any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Currency of such RFR Loan, the term “Business Day” shall also exclude any day that is not an RFR Business Day for such Currency.
“Calculation Amount” shall mean, as of the end of any Testing Period, an amount equal to the greater of: (a) the amount equal to (i) 125% of the Adjusted Covered Debt Balance (as of the end of such Testing Period) minus (ii) the aggregate Value of all Quoted Investments (including, without duplication, Market Value Investments) included in the Borrowing Base (as of the end of such Testing Period), and (b) 10% of the aggregate Value of all Unquoted Investments included in the Borrowing Base (as of the end of such Testing Period); provided that in no event shall more than 25% (or, if clause (b) applies, 10%, or as near thereto as reasonably practicable) of the aggregate Value of all Unquoted Investments in the Borrowing Base be subject to testing by the Administrative Agent pursuant to Section 5.12(b)(ii)(E) in respect of any applicable Testing Period; and provided, further, that notwithstanding anything to the contrary in this Agreement, Market Value Investments shall be deemed to be Quoted Investments for purposes of this definition.
“CAM Exchange” means the exchange of the Lenders’ interests provided for in Article VII.
“CAM Exchange Date” means the date on which any Event of Default referred to in clause (j) of Article VII shall occur or the date on which the Borrower receives written notice from the Administrative Agent that any Event of Default referred to in clause (i) of Article VII has occurred.
“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent of the Designated Obligations owed to such Lender (whether or not at the time due and payable) immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate Dollar Equivalent amount of the Designated Obligations owed to all the Lenders (whether or not at the time due and payable) immediately prior to the CAM Exchange Date.
“Canadian Dollars” means the single currency of Canada.
“Capital Call Facility” means any debt facility of the Borrower secured to the extent permitted under Section 6.02(i), including the facility established by the Credit Agreement, dated December 31, 2019, by and among the Borrower, the various financial institutions from time to time party thereto as lenders and CIBC Bank USA, as the administrative agent for the lenders and arranger (or any amendment, extension, renewal or replacement thereof secured to the extent permitted under Section 6.02(i)).
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or finance leases on a balance sheet of such Person

742026061 21680120

under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capital Stock” of any Person means any and all shares of corporate stock (however designated) of, and any and all other Equity Interests and participations representing ownership interests (including membership interests and limited liability company interests) in, such Person.
“Cash” means any immediately available funds in Dollars or in any currency other than Dollars (measured in terms of the Dollar Equivalent thereof) which is a freely convertible currency.
“Cash Collateralize” means, in respect of a Letter of Credit or any obligation hereunder, to provide and pledge cash collateral pursuant to Section 2.05(k), at a location and pursuant to documentation in form and substance reasonably satisfactory to Administrative Agent and each Issuing Bank. “Cash Collateral” and “Cash Collateralization” shall have meanings correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means investments (other than Cash) that are one or more of the following obligations:
(a)    U.S. Government Securities, in each case maturing within one year from the date of acquisition thereof;
(b)    investments in commercial paper or other short-term corporate obligations maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s (or if only one of S&P or Moody’s provides such rating, such investment shall also have an equivalent credit rating from any other rating agency);
(c)    investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof (i) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or under the laws of the jurisdiction or any constituent jurisdiction thereof in which the Principal Financial Center in respect of any Agreed Foreign Currency is located; provided that such certificates of deposit, banker’s acceptances and time deposits are held in a securities account (as defined in the Uniform Commercial Code) through which the Collateral Agent can perfect a security interest therein and (ii) having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s (or if only one of S&P or Moody’s provides such rating, such investment shall also have an equivalent credit rating from any other rating agency);
(d)    fully collateralized repurchase agreements with a term of not more than 30 days from the date of acquisition thereof for U.S. Government Securities and entered into with (i) a financial institution satisfying the criteria described in clause (c) of this definition or (ii) an Approved Dealer having (or being a member of a consolidated group having) at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s (or if only one of S&P or Moody’s provides such rating, such

742026061 21680120

Approved Dealer shall also have an equivalent credit rating from any other rating agency); and
(e)    investments in (x) money market funds that invest, and which are restricted by their respective charters to invest, substantially all of their assets in investments of the type described in the immediately preceding clauses (a) through (d) above (including as to credit quality and maturity);
provided that (i) in no event shall Cash Equivalents include any obligation that provides for the payment of interest alone (for example, interest-only securities or “IOs”); (ii) if any of Moody’s or S&P changes its rating system, then any ratings included in this definition shall be deemed to be an equivalent rating in a successor rating category of Moody’s or S&P, as the case may be; (iii) Cash Equivalents (other than U.S. Government Securities, certificates of deposit, repurchase agreements or the money market funds) shall not include any such investment of more than 10% of total assets of the Borrower and its Subsidiaries in any single issuer; and (iv) in no event shall Cash Equivalents include any obligation that is not denominated in Dollars or an Agreed Foreign Currency.
“Change in Control” the Investment Adviser shall fail to be a direct or indirect Subsidiary of Morgan Stanley.
“Change in Law” means the occurrence, after the date of this Agreement (or with respect to a Person becoming a Lender by assignment or joinder after the date of this Agreement, the effective date thereof), of (a) the adoption of any law, treaty or governmental rule or regulation or any change in any law, treaty or governmental rule or regulation or in the interpretation, administration or application thereof (regardless of whether the underlying law, treaty or governmental rule or regulation was issued or enacted prior to the date hereof), but excluding proposals thereof, or any determination of a court or Governmental Authority, (b) any guideline, request or directive by any Governmental Authority (whether or not having the force of law) or any implementation rules or interpretations of previously issued guidelines, requests or directives, in each case that is issued or made after the date of this Agreement (or with respect to a Person becoming a Lender by assignment or joinder after the date of this Agreement, the effective date thereof) or (c) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, in each case adopted after the date of this Agreement (or with respect to a Person becoming a Lender by assignment or joinder after the date of this Agreement, the effective date thereof). For the avoidance of doubt, all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued (i) by any United States regulatory authority under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date adopted, issued, promulgated or implemented.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are Syndicated Dollar Loans, Syndicated

742026061 21680120

Multicurrency Loans or Swingline Loans; when used in reference to any Lender, refers to whether such Lender is a Dollar Lender or a Multicurrency Lender; and, when used in reference to any Commitment, refers to whether such Commitment is a Dollar Commitment or a Multicurrency Commitment. The “Class” of a Letter of Credit refers to whether such Letter of Credit is a Dollar Letter of Credit or a Multicurrency Letter of Credit.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” has the meaning assigned to such term in the Guarantee and Security Agreement.
“Collateral Agent” means Truist in its capacity as Collateral Agent under the Guarantee and Security Agreement, and includes any successor Collateral Agent thereunder.
“Collateral Pool” means, at any time, each Portfolio Investment that has been Delivered (as defined in the Guarantee and Security Agreement) to the Collateral Agent and is subject to the Lien of the Guaranty and Security Agreement, and then only for so long as such Portfolio Investment continues to be Delivered as contemplated therein and in which the Collateral Agent has a first-priority perfected Lien as security for the Secured Obligations (as defined in the Guarantee and Security Agreement) (subject to any Lien permitted by Section 6.02 hereof), provided that in the case of any Portfolio Investment in which the Collateral Agent has a first-priority perfected (other than, for a period of up to 7 days (or such longer period up to thirty (30) days as the Administrative Agent and the Collateral Agent may agree in their respective sole discretion), customary rights of setoff, banker’s lien, security interest or other like right upon deposit accounts and securities accounts of such Obligor in which such Portfolio Investments are held) security interest pursuant to a valid Uniform Commercial Code filing, such Portfolio Investment may be included in the Borrowing Base so long as all remaining actions to complete “Delivery” are satisfied in full within 7 days of such inclusion (or such longer period up to thirty (30) days as the Administrative Agent and the Collateral Agent may agree in their respective sole discretion).
“Combined Debt Amount” means, as of any date, (i) the aggregate Commitments as of such date (or, if greater, the Revolving Credit Exposures of all Lenders as of such date) plus (ii) the aggregate amount of outstanding Designated Indebtedness (as such term is defined in the Guarantee and Security Agreement) and, without duplication, the aggregate amount of unused commitments under any Designated Indebtedness (as such term is defined in the Guarantee and Security Agreement).
“Commitment Increase” has the meaning assigned to such term in Section 2.08(e).
“Commitment Increase Date” has the meaning assigned to such term in Section 2.08(e).
“Commitments” means, collectively, the Dollar Commitments and the Multicurrency Commitments.
“Commitment Termination Date” means July 16, 2025, as such date may be extended upon the consent of each affected Lender.

742026061 21680120

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Asset Coverage Ratio” means the ratio, determined on a consolidated basis for Borrower and its Subsidiaries, without duplication, of (a) the value of total assets of the Borrower and its Subsidiaries, less all liabilities and indebtedness not represented by senior securities to (b) the aggregate amount of senior securities representing indebtedness of Borrower and its Subsidiaries (including this Agreement and any Capital Call Facility), in each case as determined pursuant to the Investment Company Act and any orders of the Securities and Exchange Commission issued to or with respect to Borrower thereunder, including any exemptive relief granted by the Securities and Exchange Commission with respect to the indebtedness of any SBIC Subsidiary or otherwise (including, for the avoidance of doubt, any exclusion of such indebtedness in the foregoing calculation).
“Consolidated Group” has the meaning assigned to such term in Section 5.13(a).
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto; provided, however, “Control” shall not include “negative” control or “blocking” rights whereby action cannot be taken without the vote or consent of any Person.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Debt Amount” means, on any date, the sum of (x) all of the Revolving Credit Exposures of all Lenders on such date plus (y) the aggregate amount of Other Covered Indebtedness (including Permitted Convertible Indebtedness and Special Permitted Indebtedness constituting Unsecured Shorter-Term Indebtedness) on such date minus (z) the LC Exposures fully Cash Collateralized on such date pursuant to Section 2.05(k) and the last paragraph of Section 2.09(a); provided that the Permitted Convertible Indebtedness and Special Permitted Indebtedness constituting Unsecured Shorter-Term Indebtedness shall be excluded from the calculation of the Covered Debt Amount until the date that is nine (9) months prior to the scheduled maturity date of such Indebtedness (provided that to the extent, but only to the extent, any portion of any such Indebtedness is subject to a contractually scheduled amortization payment, other principal payment or redemption (other than any conversion into Permitted Equity Interests) earlier than the scheduled maturity date of such Indebtedness (in the case of Permitted Convertible Indebtedness and Special Permitted Indebtedness constituting Unsecured Shorter-Term Indebtedness), such portion of such Indebtedness shall be included in the calculation of the Covered Debt Amount beginning upon the date that is the later of (i) 9 months prior to such scheduled amortization payment, other principal payment or redemption and (ii) the date the Borrower becomes aware that such Indebtedness is required to be paid or redeemed). For the avoidance of doubt, for purposes of calculating the Covered Debt Amount, any Permitted Convertible Indebtedness and Special Permitted Indebtedness that constitutes Unsecured Shorter-

742026061 21680120

Term Indebtedness that is included in the calculation of the Covered Debt Amount at any time will be included at the then outstanding principal balance thereof.
“Currency” means Dollars or any Foreign Currency.
“Custodian Control Agreement” has the meaning assigned to such term in Section 4.01(a)(vi).
“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to (a) for any RFR Loan denominated in Sterling, the greater of (i) SONIA for the day (the “RFR Reference Day”) that is five Business Days prior to (A) if such RFR Interest Day is a Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not a Business Day, the Business Day immediately preceding such RFR Interest Day and (ii) 0.00%; and (b) for any RFR Loan denominated in Swiss Francs, the greater of (i) SARON for the RFR Reference Day for such RFR Interest Day and (ii) 0.00%. If by 5:00 p.m., (local time for the applicable RFR), on the second Business Day immediately following any RFR Reference Day, the applicable RFR Rate in respect of such RFR Reference Day has not been published on the applicable RFR Administrator’s Website and a Benchmark Replacement Date with respect to the applicable Daily Simple RFR has not occurred, then the RFR Rate for such RFR Reference Day will be the RFR Rate as published in respect of the first preceding RFR Business Day for which such RFR Rate was published on the RFR Administrator’s Website; provided that any RFR Rate as determined pursuant to this sentence shall be utilized for purposes of calculating the Daily Simple RFR for no more than three consecutive RFR Interest Days. Any change in Daily Simple RFR due to a change in the applicable RFR Rate shall be effective from and including the effective date of such change in such RFR Rate without notice to the Borrower.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans or participations in Letters of Credit within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with the applicable default, if any, shall be specifically identified in detail in such writing) has not been satisfied or has not otherwise been waived in accordance with the terms of this Agreement or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two

742026061 21680120

Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank or any Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s commercially reasonable determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in detail in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) Administrative Agent has received notification that such Lender has become, or has a direct or indirect Parent Company that is, (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) other than via an Undisclosed Administration, the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect Parent Company, or such Lender or its direct or indirect Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment or (iii) the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect Parent Company thereof by a Governmental Authority or instrumentality so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon such determination (and the Administrative Agent shall deliver written notice of such determination to the Borrower, each Issuing Bank and each Lender and each Swingline Lender).
“Designated Obligations” means all obligations of the Borrower with respect to (a) principal of and interest on the Loans and (b) accrued and unpaid fees under the Loan Documents.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that the term “Disposition” or “Dispose” shall not include the disposition of Investments originated by the Borrower and immediately transferred to a Financing Subsidiary pursuant to a transaction not prohibited hereunder.
“Dollar Commitment” means, with respect to each Dollar Lender, the commitment of such Dollar Lender to make Syndicated Loans, and to acquire participations in

742026061 21680120

Letters of Credit and Swingline Loans, denominated in Dollars hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Dollar Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Dollar Commitment is set forth on Schedule 1.01(b), or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Dollar Commitment, as applicable. The aggregate amount of the Lenders’ Dollar Commitments as of the Effective Date is $150,000,000.
“Dollar Equivalent” means, on any date of determination, with respect to an amount denominated in any Foreign Currency, the amount of Dollars that would be required to purchase such amount of such Foreign Currency on the date two Business Days prior to such date, based upon the spot selling rate at which the Administrative Agent or an Issuing Bank, as applicable, offers to sell such Foreign Currency for Dollars in the Principal Financial Center for such Foreign Currency at approximately 11:00 a.m., Applicable Time, for delivery two Business Days later; provided that the Administrative Agent or such Issuing Bank, as applicable, may obtain such spot rate from another financial institution designated by the Administrative Agent or an Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that an Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letters of Credit denominated in any Agreed Foreign Currency.
“Dollar LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Dollar Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements in respect of such Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The Dollar LC Exposure of any Lender at any time shall be its Applicable Dollar Percentage of the total Dollar LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Dollar Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices, such Dollar Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Dollar Lender” means the Persons listed on Schedule 1.01(b) as having Dollar Commitments and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption that provides for it to assume a Dollar Commitment or to acquire Revolving Dollar Credit Exposure, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Dollar Letters of Credit” means Letters of Credit that utilize the Dollar Commitments.
“Dollar Loan” means a Loan denominated in Dollars.
“Dollars” or “$” refers to lawful money of the United States of America.
“Early Opt-in Election” means, if the then-current Benchmark for any Currency is the Adjusted Eurocurrency Rate, the occurrence of:

742026061 21680120

(a) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding syndicated credit facilities denominated in such Currency at such time contain (as a result of amendment or as originally executed) (1) in the case of syndicated credit facilities denominated in Dollars, a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate, or (2) in the case of syndicated credit facilities denominated in any other Currency, any applicable replacement benchmark (and, in each case, such syndicated credit facilities are identified in such notice and are publicly available for review), and
(b) the joint election by the Administrative Agent and the Borrower to trigger a fallback from the Adjusted Eurocurrency Rate for such Currency and the provision by the Administrative Agent of written notice of such election to the Lenders.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which date is July 16, 2021.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests or equivalents (however designated, including any instrument treated as equity for U.S. federal income Tax purposes) in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest. As used in this Agreement, “Equity Interests” shall not include convertible debt unless and until such debt has been converted to any of the foregoing.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which

742026061 21680120

the 30-day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.
“Erroneous Payment” has the meaning assigned to it in Section 8.09(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 8.09(d).
“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 8.09(d).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 8.09(d).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 8.09(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” means a single currency of the Participating Member States.
“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans constituting such Borrowing are, bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.
“Eurocurrency Banking Day” means for Eurocurrency Loans, Eurocurrency Borrowings, interest, fees, commissions or other amounts denominated in, or calculated with respect to:
(a)    Dollars, any day (other than a Saturday or Sunday) on which banks are open for business in London, England;
(b)    Euros, a TARGET Day;

742026061 21680120

(c)    Canadian Dollars, any day (other than a Saturday or Sunday) on which banks are open for business in Toronto, Canada;
(d)    Australian Dollars, any day (other than a Saturday or Sunday) on which banks are open for business in Melbourne, Australia;
(e)    New Zealand Dollars, any day (other than a Saturday or Sunday) on which banks are open for business in Auckland, New Zealand;
(e)    Swedish Krona, any day (other than a Saturday or Sunday) on which banks are open for business in Stockholm, Sweden; or
(f)    Japanese Yen, any day (other than a Saturday or Sunday) on which banks are open for business in Tokyo, Japan.
“Eurocurrency Rate” means, for any Interest Period:
(a)    in the case of Eurocurrency Borrowings denominated in Dollars, the ICE Benchmark Administration Limited London interbank offered rate per annum for deposits in the relevant Currency for a period equal to the Interest Period as displayed in the Bloomberg Financial Markets System (or such other page on that service or such other service designated by the ICE Benchmark Administration Limited for the display of such Administration’s London interbank offered rate for deposits in the relevant Currency) as of 11:00 a.m., London time on the day that is two Eurocurrency Banking Days for Dollars prior to the first day of the Interest Period (the “LIBO Screen Rate”); provided that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, Eurocurrency Rate shall mean for Dollars, the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rate per annum at which the Administrative Agent could borrow funds if it were to do so by asking for and then accepting interbank offers two Eurocurrency Banking Days for Dollars preceding the first day of such Interest Period in the London interbank market for Dollars as of 11:00 a.m. for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Administrative Agent’s portion of the relevant Eurocurrency Borrowing;
(b)    in the case of Eurocurrency Borrowings denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate as administered by the European Money Markets Institute (or any other Person that takes over the administration of such rate) for a period equal in length to such Interest Period, as displayed on the applicable Bloomberg page (or on any successor or substitute page or service providing such quotations as determined by the Administrative Agent from time to time; in each case, the “EURIBOR Screen Rate”) at approximately 11:00 a.m. (Brussels time) two Eurocurrency Banking Days for Euros prior to the first day of such Interest Period;
(c)    in the case of Eurocurrency Borrowings denominated in Canadian Dollars, the rate per annum equal to the average of the annual yield rates applicable to Canadian

742026061 21680120

Dollar banker’s acceptances at or about 10:00 a.m. (Toronto, Ontario time) on the first day of such Interest Period (or if such day is not a Eurocurrency Banking Day, then on the immediately preceding Eurocurrency Banking Day) as reported on the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service (or such other page or commercially available source displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances as may be designated by the Administrative Agent from time to time) for a term equivalent to such Interest Period (or if such Interest Period is not equal to a number of months, for a term equivalent to the number of months closest to such Interest Period) (the “CDOR Screen Rate”);
(d)    in the case of Eurocurrency Borrowings denominated in Australian Dollars, the rate per annum equal to the Bank Bill Swap Reference Bid rate or a successor thereto approved by the Administrative Agent (“BBSY”) as published by Reuters (or such other page or commercially available source providing BBSY (Bid) quotations as may be designated by the Administrative Agent from time to time) at or about 10:30 a.m. (Melbourne, Australia time) on the day that is two Eurocurrency Banking Days for Australian Dollars prior to the first day of the Interest Period (or if such day is not an Eurocurrency Banking Day for Australian Dollars, then on the immediately preceding Eurocurrency Banking Day for Australian Dollars) with a term equivalent to such Interest Period (the “BBSY Screen Rate”);
(e)    in the case of Eurocurrency Borrowings denominated in New Zealand Dollars, the rate per annum equal to the Bank Bill Reference Bid Rate or a successor thereto approved by the Administrative Agent (“BKBM”) as published by Reuters (or such other page or commercially available source providing BKBM (Bid) quotations as may be designated by the Administrative Agent from time to time) at or about 10:45 a.m. (Auckland, New Zealand time) on the day that is two Eurocurrency Banking Days for New Zealand Dollars prior to the first day of the Interest Period (or if such day is not an Eurocurrency Banking Day for New Zealand Dollars, then on the immediately preceding Eurocurrency Banking Day for New Zealand Dollars) with a term equivalent to such Interest Period (the “BKBM Screen Rate”);
(f)    in the case of Eurocurrency Borrowings denominated in Swedish Krona, the rate per annum equal to the Stockholm Interbank Offered Rate or a successor thereto approved by the Administrative Agent (“STIBOR”) as published by Reuters (or such other page or commercially available source providing STIBOR quotations as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m. (Stockholm, Sweden time) on the day that is two Eurocurrency Banking Days for Swedish Krona prior to the first day of the Interest Period (or if such day is not an Eurocurrency Banking Day for Swedish Krona, then on the immediately preceding Eurocurrency Banking Day for Swedish Krona) with a term equivalent to such Interest Period (the “STIBOR Screen Rate”); and
(g)    in the case of Eurocurrency Borrowings denominated in Japanese Yen, the rate per annum equal to the Tokyo Interbank Offered Rate as administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other Person that takes over the administration of such rate) for a period equal in length to such Interest Period, as

742026061 21680120

displayed on the applicable Bloomberg page (or on any successor or substitute page or service providing such quotations as determined by the Administrative Agent from time to time) at approximately 11:00 a.m. (Tokyo time) two Eurocurrency Banking Days for Japanese Yen prior to the first day of such Interest Period (the “TIBOR Screen Rate”);
provided in each case, if such rate for any Currency is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to, or required to be withheld or deducted from a payment to, the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a)  Taxes imposed on (or measured by) its net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans or Commitments pursuant to a law in effect on the date on which (i) at the time such Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)) acquires such interest in the Loans or Commitments or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s, Administrative Agent’s, any Issuing Bank’s or any other recipient’s failure to comply with Section 2.16(f), and (d) any withholding Tax that is imposed pursuant to FATCA.
“Extraordinary Receipts” means any cash received by or paid to any Obligor on account of any foreign, United States, state or local Tax refunds, pension plan reversions, judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, condemnation awards (and payments in lieu thereof), indemnity payments received not in the ordinary course of business and any purchase price adjustment received not in the ordinary course of business in connection with any purchase agreement and proceeds of insurance (excluding, however, for the avoidance of doubt, proceeds of any issuance of Equity Interests and issuances of Indebtedness by any Obligor); provided that Extraordinary Receipts shall not include any (x) amounts that the Borrower receives from the Administrative Agent or any Lender pursuant to Section 2.16(g), or (y) cash receipts to the extent received from proceeds of insurance, condemnation awards (or payments in lieu thereof), indemnity payments or payments in respect of judgments or settlements of claims, litigation or proceedings to the extent that such proceeds, awards or payments are received by any Person in respect of any unaffiliated third party claim against or loss by such Person and promptly applied to pay (or to reimburse such Person for its prior payment of) such claim or loss and the costs and expenses of such Person with respect thereto.
“FATCA” means Section 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not

742026061 21680120

materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation or rules adopted pursuant to any published intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Final Maturity Date” means July 16, 2026.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
“Financing Subsidiary” means an SPE Subsidiary or an SBIC Subsidiary.
“Fitch” means Fitch Ratings Inc.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to any applicable Benchmark.
“Foreign Currency” means at any time any currency other than Dollars.
“Foreign Currency Equivalent” means, with respect to any amount in Dollars, the amount of any Foreign Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term “Dollar Equivalent”, as determined by the Administrative Agent.
“Foreign Lender” means any Lender that is not a “United States person” as defined under Section 7701(a)(30) of the Code.
“Foreign Subsidiary” means any (a) direct or indirect Subsidiary of the Borrower which is a “controlled foreign corporation” within the meaning of the Code, (b) direct or indirect Subsidiary that is disregarded as an entity that is separate from its owner for United States federal income tax purposes and substantially all of its assets consist of the Capital Stock of one or more Foreign Subsidiaries or (c) direct or indirect Subsidiary substantially all the assets of which consist of Equity Interests in “controlled foreign corporations” within the meaning of the Code.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s (a) Applicable Dollar Percentage of the

742026061 21680120

outstanding Dollar LC Exposure and (b) Applicable Multicurrency Percentage of the outstanding Multicurrency LC Exposure, in each case with respect to Letters of Credit issued by such Issuing Bank other than Dollar LC Exposure or Multicurrency LC Exposure, as the case may be, as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“GAAP” means generally accepted accounting principles in the United States of America.
“GICS” means, as of any date, the most recently published Global Industry Classification Standard.
“GICS Industry Group Classification” means any industry group classification within GICS, as updated and amended from time to time.
“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality,  regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) customary indemnification agreements entered into in the ordinary course of business, provided that such indemnification obligations are unsecured, such Person has determined that liability thereunder is remote and such indemnification obligations are not the functional equivalent of the guaranty of a payment obligation of the primary obligor.
“Guarantee and Security Agreement” means that certain Guarantee and Security Agreement dated as of July 16, 2021 among the Borrower, the Administrative Agent, each Subsidiary of the Borrower from time to time party thereto, each holder (or an authorized agent, representative or trustee therefor) from time to time of any Secured Longer-Term Indebtedness or Secured Shorter-Term Indebtedness, and the Collateral Agent, as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

742026061 21680120

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit B to the Guarantee and Security Agreement (or such other form as shall be reasonably acceptable to the Collateral Agent) between the Collateral Agent and an entity that pursuant to Section 5.08 is required to become a “Subsidiary Guarantor” under the Guarantee and Security Agreement (with such changes as the Administrative Agent shall request consistent with the requirements of Section 5.08).
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange protection agreement, commodity price protection agreement, or other interest, currency exchange rate or commodity hedging arrangement.
“Immaterial Subsidiaries” means those Subsidiaries of the Borrower that are “designated” as Immaterial Subsidiaries by the Borrower from time to time (it being understood that the Borrower may at any time change any such designation); provided that such designated Immaterial Subsidiaries shall collectively meet all of the following criteria as of the date of the most recent balance sheet required to be delivered pursuant to Section 5.01: (a) the aggregate assets of such Subsidiaries and their Subsidiaries (on a consolidated basis) as of such date do not exceed an amount equal to 3% of the consolidated assets of the Borrower and its Subsidiaries as of such date; and (b) the aggregate revenues of such Subsidiaries and their Subsidiaries (on a consolidated basis) for the fiscal quarter ending on such date do not exceed an amount equal to 3% of the consolidated revenues of the Borrower and its Subsidiaries for such period.
“Increasing Lender” has the meaning assigned to such term in Section 2.08(e).
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments representing extensions of credit, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding accounts payable and accrued expenses incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable and accrued expenses incurred in the ordinary course of business), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (with the value of such Indebtedness being the lower of the outstanding amount of such Indebtedness and the fair market value of the property subject to such Lien), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, “Indebtedness” shall not include (u) any accrued incentive, management, or other fees to the Investment Adviser or Affiliates (regardless of any deferral in payment thereof), (v) any revolving commitments or letters of credit for which any Obligor is acting as a lender or issuing lender, as applicable, as part of or in connection with a Portfolio Investment, (w) any non-

742026061 21680120

recourse liabilities for participations sold by any Person in any Bank Loans, (x) escrows or purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or Investment to satisfy unperformed obligations of the seller of such asset or Investment, (y) a commitment arising in the ordinary course of business to make a future Investment or (z) uncalled capital or other commitments of an Obligor in Joint Venture Investments, as well as any letter or agreement requiring any Obligor to provide capital to a Joint Venture Investment or a lender to a Joint Venture Investment.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Independent” when used with respect to any specified Person means that such Person (a) does not have any direct financial interest or any material indirect financial interest in the Borrower or any of its Subsidiaries or Affiliates (including its investment adviser or any Affiliate thereof) and (b) is not connected with the Borrower or of its Subsidiaries or Affiliates (including its investment adviser or any Affiliate thereof) as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions.
“Industry Classification Group” means (a) any of the GICS Industry Group Classifications set forth in Schedule 1.01(c) hereto, together with any such group classifications that may be subsequently added to GICS and provided by the Borrower to the Lenders, and (b) up to three additional industry group classifications established by the Borrower pursuant to Section 5.12.
“Interest Election Request” means a request by the Borrower to convert or continue a Syndicated Borrowing in accordance with Section 2.07.
“Interest Payment Date” means (a) with respect to any Syndicated ABR Loan or RFR Loan, each Quarterly Date, (b) with respect to any Eurocurrency Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.
“Interest Period” means, for any Eurocurrency Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one month, three months or, except with respect to Eurocurrency Loans denominated in Canadian Dollars, six months thereafter or, with respect to such portion of any Eurocurrency Loan or Borrowing denominated in a Foreign Currency that is scheduled to be repaid on the Final Maturity Date, a period of less than one month’s duration commencing on the date of such Loan or Borrowing and ending on the Final Maturity Date, as specified in the applicable Borrowing Request or Interest Election Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period (other than an Interest Period pertaining to a Eurocurrency Borrowing denominated in a Foreign Currency that ends on the Final Maturity

742026061 21680120

Date that is permitted to be of less than one month’s duration as provided in this definition) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan, and the date of a Syndicated Borrowing comprising Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loans.
“Investment” means, for any Person: (a) Equity Interests, bonds, notes, debentures or other securities of any other Person or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (and any rights or proceeds in respect of (x) any “short sale” of securities or (y) any sale of any securities at a time when such securities are not owned by such Person); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person, but excluding any advances to employees, officers, directors, and consultants of such Borrower or any of its Subsidiaries for expenses in the ordinary course of business); or (c) Hedging Agreements.
“Investment Adviser” means MS Capital Partners Adviser Inc.
“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.
“Investment Policies” means the investment objectives, policies, restrictions and limitations set forth in the “BUSINESS” section of its Registration Statement, and as the same may be changed, altered, expanded, amended, modified, terminated or restated from time to time in accordance with this Agreement.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Issuing Bank” means Truist and any other Issuing Bank designated pursuant to Section 2.05(o), in their capacity as the issuers of Letters of Credit hereunder, and their respective successors in such capacity as provided in Section 2.05(j). In the case of any Letter of Credit to be issued in an Agreed Foreign Currency, such Issuing Bank may designate any of its affiliates as the “Issuing Bank” for purposes of such Letter of Credit.
“Japanese Yen” means the lawful currency of Japan.
“Joint Lead Arrangers” means Truist Securities, Inc., ING Capital LLC, MUFG Union Bank, N.A. and Sumitomo Mitsui Banking Corporation.

742026061 21680120

“Joint Venture Investment” means, with respect to any Obligor, any Investment by such Obligor in a joint venture or other investment vehicle in the form of a capital investment, loan or other commitment in or to such joint venture or other investment vehicle pursuant to which such Obligor may be required to provide contributions, investments, or financing to such joint venture or other investment vehicle and which Investment the Borrower has designated as a “Joint Venture Investment”.
“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of the Dollar LC Exposure and the Multicurrency LC Exposure.
“Lenders” means, collectively, the Dollar Lenders and the Multicurrency Lenders. Unless the context otherwise requires, the term “Lenders” includes each Swingline Lender.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“Letter of Credit Collateral Account” has the meaning assigned to such term in Section 2.05(k).
“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance in the form of a security interest, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities (other than on market terms at fair value so long as in the case of any Portfolio Investment, the Value used in determining the Borrowing Base is not greater than the purchase or call price), except in favor of the issuer thereof (and, for the avoidance of doubt, in the case of Investments that are loans or other debt obligations, customary restrictions on assignments or transfers thereof pursuant to the underlying documentation of such Investment shall not be deemed to be a “Lien” and in the case of Investments that are securities, excluding customary drag-along, tag-along, right of first refusal, restrictions on assignments or transfers, and other similar rights in favor of one or more equity holders of the same issuer).
“Loan Documents” means, collectively, this Agreement, the Letter of Credit Documents and the Security Documents.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

742026061 21680120

“Losses” has the meaning assigned to such term in Section 9.03(b).
“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X.
“Market Value Investments” has the meaning assigned to such term in Section 5.12(b)(ii)(B)(z).
“Material Adverse Effect” means a material adverse effect on (a) the business, Investments and other assets, liabilities or financial condition of the Borrower or the Borrower and its Subsidiaries (other than Financing Subsidiaries) taken as a whole (excluding in any case a decline in the net asset value of the Borrower or a change in general market conditions or values of the Investments), or (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Collateral Agent, the Administrative Agent or the Lenders thereunder.
“Material Indebtedness” means (a) Indebtedness (other than the Loans, Letters of Credit and Hedging Agreements), of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $20,000,000 and (b) obligations in respect of one or more Hedging Agreements under which the maximum aggregate amount (giving effect to any netting agreements) that the Borrower and its Subsidiaries would be required to pay if such Hedging Agreement(s) were terminated at such time would exceed $20,000,000.
“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of Cash or deposit account balances, an amount equal to 100% of the Fronting Exposure of each Issuing Bank with respect to Letters of Credit issued and outstanding at such time.
“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.
“Multicurrency Commitment” means, with respect to each Multicurrency Lender, the commitment of such Multicurrency Lender to make Syndicated Loans, and to acquire participations in Letters of Credit and Swingline Loans, denominated in Dollars and in Agreed Foreign Currencies hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Multicurrency Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Multicurrency Commitment is set forth on Schedule 1.01(b), or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Multicurrency commitment, as applicable. The aggregate amount of the Lenders’ Multicurrency Commitments as of the Effective Date is $500,000,000.
“Multicurrency LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Multicurrency Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements in respect of such Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The Multicurrency LC Exposure of any Lender at any time shall be its Applicable Multicurrency Percentage of the total Multicurrency LC Exposure at such time. For purposes of computing the amount available to be drawn under any Multicurrency Letter of Credit, the amount of such Multicurrency Letter of Credit shall be determined in accordance with Section 1.05. For all purposes of this Agreement,

742026061 21680120

if on any date of determination a Multicurrency Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices, such Multicurrency Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Multicurrency Lender” means the Persons listed on Schedule 1.01(b) as having Multicurrency Commitments and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption that provides for it to assume a Multicurrency Commitment or to acquire Revolving Multicurrency Credit Exposure, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Multicurrency Letters of Credit” means Letters of Credit that utilize the Multicurrency Commitments.
“Multicurrency Loan” means a Loan denominated in Dollars or an Agreed Foreign Currency.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“National Currency” means the currency, other than the Euro, of a Participating Member State.
“Net Cash Proceeds” means:
(a)    with respect to any Disposition by the Borrower or any of its Subsidiaries (other than Financing Subsidiaries), or any Extraordinary Receipt received or paid to the account of the Borrower or any of its Subsidiaries (other than Financing Subsidiaries) (in each case, which requires a payment of the Loans under Section 2.10(d)), an amount equal to (x) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) minus (y) the sum of (i) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (ii) the reasonable out-of-pocket fees, costs and expenses incurred by the Borrower or such Subsidiary in connection with such transaction, (iii) the Taxes paid or reasonably estimated to be actually payable within two years of the date of the relevant transaction in connection with such transaction; provided that, if the amount of any estimated Taxes pursuant to clause (iii) exceeds the amount of Taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds (as of the date the Borrower determines such excess exists), (iv) any reasonable costs, fees, commissions, premiums and expenses incurred by the Borrower or any of its Subsidiaries in connection with such Disposition, and (v) reserves for indemnification, purchase price adjustments or analogous arrangements reasonably estimated by the Borrower or the relevant Subsidiary in connection with such Disposition; provided, that if the amount of any estimated reserves pursuant to this clause (v) exceeds the amount actually required to be paid in cash in respect of indemnification, purchase price

742026061 21680120

adjustments or analogous arrangements for such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds (as of the date the Borrower determines such excess exists); and
(b)    with respect to the sale or issuance of any Equity Interest by the Borrower or any of its Subsidiaries (other than any Financing Subsidiary) (including, for the avoidance of doubt, cash received by the Borrower or any of its Subsidiaries (other than any Financing Subsidiaries) for the sale by the Borrower or such Subsidiary of any Equity Interest of a Financing Subsidiary but specifically excluding any sale of any Equity Interest by a Financing Subsidiary or cash received by a Financing Subsidiary in connection with the sale of any Equity Interest), or the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries (other than Financing Subsidiaries) (in each case, which requires a payment of the Loans under Section 2.10(d)), an amount equal to (x) the sum of the cash and Cash Equivalents received in connection with such transaction minus (y) the sum of (i) reasonable out-of-pocket fees, costs and expenses, incurred by the Borrower or such Subsidiary in connection therewith plus (ii) any reasonable costs, fees, commissions, premiums, expenses, or underwriting discounts or commissions incurred by the Borrower or any of its Subsidiaries in connection with such sale or issuance.
“New Zealand Dollars” means the lawful currency of New Zealand.
“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).
“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender at such time.
“Non-Performing Joint Venture Investment” means a Joint Venture Investment that is not a Performing Joint Venture Investment.
“Non-Public Information” means material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to Borrower or its Affiliates or their Securities.
“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, in form and substance reasonably acceptable to the Administrative Agent.
“Obligor” means, collectively, the Borrower and the Subsidiary Guarantors.
“OFAC” has the meaning assigned to such term in Section 3.15.
“Original Currency” has the meaning assigned to such term in Section 2.17.
“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender or any Issuing Bank, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any

742026061 21680120

other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loans or Loan Document).
“Other Covered Indebtedness” means, collectively, Secured Longer-Term Indebtedness, Secured Shorter-Term Indebtedness, Unsecured Shorter-Term Indebtedness, and, upon the occurrence of any contingent event that results in the mandatory amortization of any Unsecured Longer-Term Indebtedness prior to the date that is six months after the Final Maturity Date, an amount equal to the portion of such Unsecured Longer-Term Indebtedness that is subject to such mandatory amortization payment; provided that “Other Covered Indebtedness” shall not include any Indebtedness under a Capital Call Facility.
“Other Permitted Indebtedness” means (a) accrued expenses and current trade accounts payable incurred in the ordinary course of the Borrower’s business which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings, (b) Indebtedness (other than Indebtedness for borrowed money) arising in connection with transactions in the ordinary course of the Borrower’s business in connection with its purchasing of securities, loans, derivatives transactions, reverse repurchase agreements or dollar rolls to the extent such transactions are permitted under the Investment Company Act and the Borrower’s Investment Policies (after giving effect to any Permitted Policy Amendments), provided that such Indebtedness in connection with reverse repurchase agreements or dollar rolls does not arise in connection with the purchase of Investments other than Cash Equivalents and U.S. Government Securities and (c) Indebtedness in respect of judgments or awards so long as such judgments or awards do not constitute an Event of Default under clause (l) of Article VII.
“Other Taxes” means any and all present or future stamp, court, documentary, intangibles, recording, filing or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, excluding any such Taxes that are Other Connection Taxes resulting from an assignment by any Lender in accordance with Section 9.04 (unless such assignment is made pursuant to a request of the Borrower under Section 2.18(b)).
“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the outstanding Equity Interests of such Lender.
“Participant” has the meaning assigned to such term in Section 9.04.
“Participant Register” has the meaning assigned to such term in Section 9.04.
“Participating Member State” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Union relating to the European Monetary Union.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

742026061 21680120

“Permitted Convertible Indebtedness” means Indebtedness incurred by an Obligor that is convertible solely into Permitted Equity Interests of the Borrower.
“Permitted Equity Interests” means common stock of the Borrower that after its issuance is not subject to any agreement between the holder of such common stock and the Borrower where the Borrower is required to purchase, redeem, retire, acquire, cancel or terminate any such common stock.
“Permitted Indebtedness” means Permitted Convertible Indebtedness and any other unsecured Indebtedness, in each case, incurred by an Obligor and designated by the Borrower as “Permitted Indebtedness” in writing to the Administrative Agent.
“Permitted Liens” means (a) Liens imposed by any Governmental Authority for Taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP; (b) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business; provided that such Liens (i) attach only to the securities (or proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing; (c) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmens’, storage and repairmen’s Liens and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP; (d) Liens incurred or pledges or deposits made to secure obligations incurred in the ordinary course of business under workers’ compensation laws, unemployment insurance or other similar social security legislation (other than Liens imposed by the PBGC in respect of employee benefit plans subject to Title IV of ERISA) or to secure public or statutory obligations; (e) Liens securing the performance of, or payment in respect of, bids, insurance premiums, deductibles or co-insured amounts, tenders, government or utility contracts (other than for the repayment of borrowed money), surety, stay, customs and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business; (f) Liens arising out of judgments or awards so long as such judgments or awards do not constitute an Event of Default under clause (l) of Article VII; (g) customary rights of setoff and liens upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and financial assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business securing payment of fees, indemnities and other similar obligations; (h) Liens arising solely from precautionary filings of financing statements under the Uniform Commercial Code of the applicable jurisdictions in respect of operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business or in respect of assets sold or otherwise disposed of to a non-Obligor in a transaction permitted by this Agreement; (i) deposits of money securing leases to which Borrower is a party as lessee made in the ordinary course of business; (j) Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by any Obligor in connection with any letter of intent or purchase agreement (to the extent that the acquisition or disposition with respect thereto is otherwise permitted hereunder); and (k)

742026061 21680120

precautionary Liens and filings of financing statements under the Uniform Commercial Code covering assets sold or contributed to any Person not prohibited hereunder.
“Permitted Policy Amendment” means any change, alteration, expansion, amendment, modification, termination, restatement or replacement of the Investment Policies that is one of the following: (a) approved in writing by the Administrative Agent (with the consent of the Required Lenders), (b) required by applicable law, rule, regulation or Governmental Authority, or (c) not materially adverse to the rights, remedies or interests of the Lenders in the reasonable discretion of the Administrative Agent (for the avoidance of doubt, no change, alteration, expansion, amendment, modification, termination or restatement of the Investment Policies shall be deemed “material” if investment size proportionately increases as the size of the Borrower’s capital base changes).
“Permitted SBIC Guarantee” means a guarantee by the Borrower of Indebtedness of an SBIC Subsidiary on the SBA’s then applicable form (or the applicable form at the time such guarantee was entered into), provided that the recourse to the Borrower thereunder is expressly limited only to periods after the occurrence of an event or condition that is an impermissible change in the control of such SBIC Subsidiary (it being understood that, as provided in clause (s) of Article VII, it shall be an Event of Default hereunder if any such event or condition giving rise to such recourse occurs).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority, vessel or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” has the meaning set forth in Section 5.01(i).
“Portfolio Investment” means any Investment held by the Obligors in their asset portfolio (and, solely for purposes of determining the Borrowing Base, Cash).  Without limiting the generality of the foregoing, the following Investments shall not be considered Portfolio Investments under this Agreement or any other Loan Document: (a) any Investment that has not been originated in compliance in all material respects with the Borrower’s investment policy as in effect as of the date of its purchase; (b) any Investment by an Obligor in any Subsidiary, Affiliate or joint venture of such Obligor (including, for the avoidance of doubt, any Joint Venture Investment or any Investment by an Obligor in an entity constituting a portfolio investment of such Obligor or an Affiliate of such Obligor); (c) any Investment that provides in favor of the obligor in respect of such Portfolio Investment an express right of rescission, set-off, counterclaim or any other defenses; (d) any Investment, which if debt, is an obligation (other than a revolving loan or delayed draw term loan) pursuant to which any future advances or payments to the Obligor may be required to be made by the Borrower; (e) any Investment which is made to a bankrupt entity (other than a debtor-in-possession financing and current pay obligations); (f) any Investment, Cash or account in which a Financing Subsidiary has an interest; and (g) any Investment that is not owned by an Obligor free and clear of any liens

742026061 21680120

(except Permitted Liens), including any Investment, Cash or account in which the lenders under a Capital Call Facility have a Lien.
“Prime Rate” means the per annum rate equal to the rate announced publically by the Administrative Agent from time to time as its prime commercial lending rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors.
“Principal Financial Center” means, in the case of any Currency, the principal financial center where such Currency is cleared and settled, as determined by the Administrative Agent.
“Prohibited Assignees and Participants Side Letter” means that certain Side Letter, dated as of the Effective Date, between the Borrower and the Administrative Agent.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” means Lenders that do not wish to receive Non-Public Information with respect to the Borrower or any of its Subsidiaries or their Securities.
“Quarterly Dates” means the last Business Day of March, June, September and December in each year, commencing in September, 2021.
“Quoted Investments” has the meaning set forth in Section 5.12(b)(ii)(A).
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Adjusted Eurocurrency Rate for Dollars, 11:00 a.m. (London time) on the day that is two Eurocurrency Banking Days preceding the date of such setting, (2) if such Benchmark is the Adjusted Eurocurrency Rate for Euros, 11:00 a.m. (Brussels time) on the day that is two Eurocurrency Banking Days preceding the date of such setting, (3) if such Benchmark is the Adjusted Eurocurrency Rate for Canadian Dollars, 10:00 a.m. (Toronto time) on the date of such setting, (4) if such Benchmark is the Adjusted Eurocurrency Rate for Australian Dollars, 10:30 a.m. (Melbourne time) on the day that is two Eurocurrency Banking Days preceding the date of such setting, (5) if such Benchmark is the Adjusted Eurocurrency Rate for New Zealand Dollars, 10:45 a.m. (Auckland time) on the day that is two Eurocurrency Banking Days preceding the date of such setting, (6) if such Benchmark is the Adjusted Eurocurrency Rate for Swedish Krona, 11:00 a.m. (Stockholm time) on the day that is two Eurocurrency Banking Days preceding the date of such setting, (7) if such Benchmark is the Adjusted Eurocurrency Rate for Japanese Yen, 11:00 a.m. (Tokyo time) on the day that is two Eurocurrency Banking Days preceding the date of such setting, (8) if such Benchmark is Daily Simple RFR for a Currency, four RFR Business Days prior to such setting for the applicable Currency and (9) if otherwise, the time determined by the Administrative Agent in its reasonable discretion.
“Register” has the meaning set forth in Section 9.04.

742026061 21680120

“Registration Statement” means the Registration Statement filed by the Borrower with the Securities and Exchange Commission on September 26, 2019.
“Regulations D, T, U and X” means, respectively, Regulations D, T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, managers, employees, agents, advisers and other representatives of such Person and such Person’s Affiliates.
“Relevant Available Funds” means the sum (without duplication) of (i) the aggregate undrawn capital commitments of the Borrower’s equityholders less the outstanding principal balance under each Capital Call Facility, plus (ii) the aggregate amount available to be drawn under any committed facilities, including, for the avoidance of doubt, this Agreement, for which all applicable conditions to availability could be satisfied at such time, but excluding each Capital Call Facility.
“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of obligations, interest, fees, commissions or other amounts owing hereunder denominated in Dollars, the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto and (b) with respect to a Benchmark Replacement in respect of obligations, interest, fees, commissions or other amounts owing hereunder denominated in any Currency other than Dollars, (1) the central bank for the Currency in which such obligations, interest, fees, commissions or other amounts are denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such obligations, interest, fees, commissions or other amounts are denominated, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.
“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that the Revolving Credit Exposures and unused Commitments of any Defaulting Lender shall be disregarded in the determination of Required Lenders. The Required Lenders of a Class (which shall include the terms “Required Dollar Lenders” and “Required Multicurrency Lenders”) means, at any time, Lenders having Revolving Credit Exposures and unused Commitments of such Class representing more than 50% of the sum of the total Revolving Credit Exposure and unused Commitments of such Class at such time; provided that the Revolving Credit Exposure and unused Commitments of any Defaulting Lenders shall be disregarded in the determination of the Required Lenders of a Class or the Required Lenders.

742026061 21680120

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of an Obligor. Any document delivered hereunder that is signed by a Responsible Officer of an Obligor shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Obligor and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Obligor.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of Capital Stock of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of Capital Stock of the Borrower or any option, warrant or other right to acquire any such shares of Capital Stock of the Borrower (it being understood that none of: (w) the conversion features under convertible notes; (x) the triggering and/or settlement thereof; or (y) any cash payment made by the Borrower in respect thereof, shall constitute a Restricted Payment).
“Return of Capital” means (a) any net cash amount received by any Obligor in respect of the outstanding principal of any Investment (whether at stated maturity, by acceleration or otherwise), (b) without duplication of amounts received under clause (a), any net cash proceeds received by any Obligor from the sale of any property or assets pledged as collateral in respect of any Investment to the extent such net cash proceeds are less than or equal to the outstanding principal balance of such Investment, (c) any net cash amount received by any Obligor in respect of any Investment that is an Equity Interest (x) upon the liquidation or dissolution of the issuer of such Investment, (y) as a distribution of capital made on or in respect of such Investment, or (z) pursuant to the recapitalization or reclassification of the capital of the issuer of such Investment or pursuant to the reorganization of such issuer or (d) any similar return of capital received by any Obligor in cash in respect of any Investment (in the case of clauses (a), (b), (c) and (d), net of any fees, costs, expenses and taxes payable with respect thereto).
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Dollar Credit Exposure and Revolving Multicurrency Credit Exposure at such time.
“Revolving Dollar Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Syndicated Loans, and its LC Exposure and Swingline Exposure, at such time made or incurred under the Dollar Commitments.
“Revolving Multicurrency Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Syndicated Loans, and its LC Exposure and Swingline Exposure, at such time made or incurred under the Multicurrency Commitments.

742026061 21680120

“Revolving Percentage” means, as of any date of determination, the result, expressed as a percentage, of the Revolving Credit Exposure on such date divided by the aggregate outstanding Covered Debt Amount on such date.
“RFR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to Daily Simple RFR for the applicable Currency.
“RFR Administrator” means the SONIA Administrator or the SARON Administrator, as applicable.
“RFR Business Day” means, for any Loans, Borrowings, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London and (b) Swiss Francs, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for the settlement of payments and foreign exchange transactions in Zurich.
“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.
“RFR Rate” means, for any Loans, Borrowings, interest, fees, commissions or other amounts denominated in, or calculated with respect to (a) Sterling, SONIA, and (b) Swiss Francs, SARON.
“RFR Reference Day” has the meaning specified in the definition of “Daily Simple RFR”.
“RIC” means a person qualifying for treatment as a “regulated investment company”, as defined in Section 851 of the Code.
“S&P” means S&P Global Ratings or any successor thereto.
“Sanctioned Country” means, at any time, a country, territory or region which is the subject or target of any comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, Syria, North Korea, and the Crimea region of Ukraine).
“Sanctions” has the meaning assigned to such term in Section 3.15.
“SARON” means a rate equal to the Swiss Average Rate Overnight as administered by the SARON Administrator.
“SARON Administrator” means the SIX Swiss Exchange AG (or any successor administrator of the Swiss Average Rate Overnight).
“SARON Administrator’s Website” means SIX Swiss Exchange AG’s website, currently at https://www.six-group.com, or any successor source for the Swiss Average Rate Overnight identified as such by the SARON Administrator from time to time.

742026061 21680120

“SBA” means the United States Small Business Administration or any Governmental Authority succeeding to any or all of the functions thereof.
“SBIC Equity Commitment” means a commitment by the Borrower to make one or more capital contributions to an SBIC Subsidiary.
“SBIC Subsidiary” means any direct or indirect Subsidiary (including such Subsidiary’s general partner or managing entity to the extent that the only material asset of such general partner or managing entity is its equity interest in the SBIC Subsidiary) of the Borrower licensed as a small business investment company under the Small Business Investment Act of 1958, as amended, (or that has applied for such a license and is actively pursuing the granting thereof by appropriate proceedings promptly instituted and diligently conducted) and which is designated by the Borrower (as provided below) as an SBIC Subsidiary, so long as (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Subsidiary: (i) is Guaranteed by any Obligor (other than a Permitted SBIC Guarantee or analogous commitment), (ii) is recourse to or obligates any Obligor in any way (other than in respect of any SBIC Equity Commitment or Permitted SBIC Guarantee or analogous commitment), or (iii) subjects any property of any Obligor, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than Equity Interests in any SBIC Subsidiary pledged to secure such Indebtedness, and (b) no Obligor has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such entity to achieve certain levels of operating results (other than in respect of any SBIC Equity Commitment or Permitted SBIC Guarantee or analogous commitment). Any such designation by the Borrower shall be effected pursuant to a certificate of a Financial Officer delivered to the Administrative Agent, which certificate shall include a statement to the effect that, to the best of such officer’s knowledge, such designation complied with the foregoing conditions.
“Screen Rate” means each of the LIBO Screen Rate, the EURIBOR Screen Rate, the CDOR Screen Rate, the BBSY Screen Rate, the BKBM Screen Rate, the STIBOR Screen Rate and the TIBOR Screen Rate.
“Secured Longer-Term Indebtedness” means Indebtedness of any Obligor that (a) has no scheduled amortization (other than for amortization in an amount not greater than 1% of the aggregate initial principal amount of such Indebtedness per annum) prior to, and a final maturity date not earlier than, six months after the Final Maturity Date (it being understood that none of: (w) the conversion features under convertible notes; (x) the triggering and/or settlement thereof; or (y) any cash payment made in respect thereof, shall constitute “amortization” for purposes of this clause (a)), (b) is incurred pursuant to documentation containing (i) financial covenants, covenants governing the borrowing base, if any, portfolio valuations and events of default (other than events of default customary in indentures or similar instruments that have no analogous provisions in this Agreement or credit agreements generally) that are no more restrictive on the Borrower and its Subsidiaries than those set forth in this Agreement and (ii) other terms (other than interest) that are no more restrictive in any material respect upon the Borrower and its Subsidiaries, prior to the Termination Date, than those set forth in this Agreement (it being understood that put rights or repurchase or redemption obligations (x) in the case of convertible securities, in connection with the suspension or delisting of the Capital Stock of the Borrower or the failure of the Borrower to satisfy a continued listing rule with respect to

742026061 21680120

its Capital Stock or (y) arising out of circumstances that would constitute a “fundamental change” (as such term is customarily defined in convertible note offerings) or an Event of Default under this Agreement shall not be deemed to be more restrictive for purposes of this definition)); provided that, upon the Borrower’s written request in connection with the incurrence of any Secured Longer-Term Indebtedness that otherwise would not meet the requirements of this clause (b), the Borrower and the Administrative Agent (on behalf of the Lenders) shall promptly enter into a written amendment to the Loan Documents making changes necessary such that the financial covenants, covenants governing the borrowing base, if any, portfolio valuations, events of default (other than events of default customary in indentures or similar instruments that have no analogous provisions in this Agreement or credit agreements generally) or other terms, as applicable, in this Agreement shall be as restrictive as such covenants in the Secured Longer-Term Indebtedness (or in the case of such other terms, as restrictive in all material respects) or (c) ranks pari passu with the Facility and secured by a lien on the collateral and the holder of such lien has enter into a joinder agreement to the Security Documents. Secured Longer-Term Indebtedness shall not include any Indebtedness under any Capital Call Facility.
“Secured Shorter-Term Indebtedness” means, collectively, (a) any Indebtedness of an Obligor that is secured by any assets of any Obligor and that does not constitute Secured Longer-Term Indebtedness and that is not secured by any assets of any Obligor other than pursuant to this Agreement or the Security Documents and the holders of which (or an authorized agent, representative or trustee of such holders) have either executed (i) a joinder agreement to the Guarantee and Security Agreement or (ii) such other document or agreement, in a form reasonably satisfactory to the Administrative Agent and the Collateral Agent, pursuant to which the holders (or an authorized agent, representative or trustee of such holders) of such Secured Shorter-Term Indebtedness shall have become a party to the Guarantee and Security Agreement and assumed the obligations of a Financing Agent or Designated Indebtedness Holder (in each case, as defined in the Guarantee and Security Agreement), and (b) any Indebtedness that is designated as “Secured Shorter-Term Indebtedness” pursuant to Section 6.11(a). Secured Shorter-Term Indebtedness shall not include any Indebtedness under any Capital Call Facility.
“Security Documents” means, collectively, the Guarantee and Security Agreement, all Uniform Commercial Code financing statements filed with respect to the security interests in personal property created pursuant to the Guarantee and Security Agreement and all other assignments, pledge agreements, security agreements, control agreements and other instruments executed and delivered on or after the date hereof by any of the Obligors pursuant to the Guarantee and Security Agreement or otherwise providing or relating to any collateral security for any of the Secured Obligations under and as defined in the Guarantee and Security Agreement.
“Shareholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders equity for the Borrower and its Subsidiaries at such date.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on

742026061 21680120

the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.
“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“SPE Subsidiary” means
(a)    a direct or indirect Subsidiary of the Borrower to which any Obligor sells, conveys or otherwise transfers (whether directly or indirectly) Investments, or which owns investments, and that engages in no material activities other than in connection with the purchase, holding, disposition or financing of such assets and which is designated by the Borrower (as provided below) as an SPE Subsidiary, so long as:
(i)    no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is Guaranteed by any Obligor (other than Guarantees in respect of Standard Securitization Undertakings), (ii) is recourse to or obligates any Obligor in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property of any Obligor, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or any Guarantee thereof,
(ii)    no Obligor has any material contract, agreement, arrangement or understanding other than on terms, taken as a whole, not materially less favorable to such Obligor than those that might be obtained at the time from Persons that are not Affiliates of any Obligor, other than fees payable in the ordinary course of business in connection with servicing receivables, and
(iii)    no Obligor has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results; and

742026061 21680120

(b)    any passive holding company that is designated by the Borrower (as provided below) as a SPE Subsidiary, so long as:
(i)    such passive holding company is the direct parent of a SPE Subsidiary referred to in clause (a);
(ii)    such passive holding company engages in no activities and has no assets (other than in connection with the transfer of assets to and from a SPE Subsidiary referred to in clause (a), and its ownership of all of the Equity Interests of a SPE Subsidiary referred to in clause (a)) or liabilities;
(iii)    no Obligor has any contract, agreement, arrangement or understanding with such passive holding company; and
(iv)    no Obligor has any obligation to maintain or preserve such passive holding company’s financial condition or cause such entity to achieve certain levels of operating results.
Any designation of a SPE Subsidiary by the Borrower shall be effected pursuant to a certificate of a Financial Officer delivered to the Administrative Agent, which certificate shall include a statement to the effect that, to the best of such Financial Officer’s knowledge, such designation complied with each of the conditions set forth in clause (a) or (b) above, as applicable. Each Subsidiary of an SPE Subsidiary shall be deemed to be an SPE Subsidiary and shall comply with the foregoing requirements of this definition.
As of the Effective Date, DLF Financing SPV LLC is an SPE Subsidiary.
“Special Equity Interest” means any Equity Interest that is subject to a Lien in favor of creditors of the issuer of such Equity Interest provided that (a) such Lien was created to secure Indebtedness owing by such issuer or any of its Subsidiaries (as defined without giving effect to the penultimate sentence of the definition of such term) to such creditors, (b) such Indebtedness was (i) in existence at the time the Obligors acquired such Equity Interest, (ii) incurred or assumed by such issuer substantially contemporaneously with such acquisition or (iii) already subject to a Lien granted to such creditors and (c) unless such Equity Interest is not intended to be included in the Collateral, the documentation creating or governing such Lien does not prohibit the inclusion of such Equity Interest in the Collateral.
“Special Permitted Indebtedness” means any Permitted Indebtedness that has no scheduled amortization prior to, and a final maturity date not earlier than, the Final Maturity Date (it being understood that none of (a) the conversion features under convertible notes, (b) the triggering and/or settlement thereof or (c) any cash payment made in respect thereof, shall constitute “amortization” hereunder).
“Standard Securitization Undertakings” means, collectively, (a) customary arms-length servicing obligations (together with any related performance guarantees), (b) obligations (together with any related performance guarantees) to refund the purchase price or grant purchase price credits for dilutive events or misrepresentations (in each case unrelated to the collectability of the assets sold or the creditworthiness of the associated account debtors), (c) representations, warranties, covenants and indemnities (together with any related

742026061 21680120

performance guarantees) of a type that are reasonably customary in accounts receivable securitizations or securitizations of financial assets and (d) obligations (together with any related performance guarantees) under any bad boy guarantee or guarantee of any make-whole premium.
“Statutory Reserve Rate” means, for the Interest Period for any Eurocurrency Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Sterling” means the lawful currency of the United Kingdom.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any (x) Joint Venture Investment or (y) Person that constitutes an Investment held by the Borrower in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Borrower and its Subsidiaries. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.
“Subsidiary Guarantor” means any Subsidiary that is a Guarantor under the Guarantee and Security Agreement. It is understood and agreed that no Financing Subsidiary, Immaterial Subsidiary, Foreign Subsidiary or Subsidiary of a Foreign Subsidiary shall be a Subsidiary Guarantor.
“Swedish Krona” means the lawful currency of Sweden.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (i) its Applicable Dollar Percentage of the total Swingline Exposure at such time incurred under the Dollar Commitments and (ii) its Applicable Multicurrency Percentage of the total Swingline Exposure at such time incurred under the Multicurrency Commitments.

742026061 21680120

“Swingline Lender” means Truist in its capacity as lender of Swingline Loans hereunder, and its successors in such capacity as provided in Section 2.04(d).
“Swingline Loan” means a Loan made pursuant to Section 2.04.
“Swiss Franc” means the lawful currency of Switzerland.
“Syndicated”, when used in reference to any Loan or Borrowing, refers to whether such Loan or the Loans constituting such Borrowing are made pursuant to Section 2.01.
“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or any successor settlement system as determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments, fees, or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.
“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement for Dollars in accordance with Section 2.13 that is not Term SOFR.
“Termination Date” means the earliest to occur of (i) the Final Maturity Date, (ii) the date of the termination of the Commitments in full pursuant to Section 2.08(c), or (iii) the date on which the Commitments are terminated pursuant to Article VII.
“Testing Period” has the meaning assigned to such term in Section 5.12(b)(ii)(E)(x).
“Testing Quarter” has the meaning assigned to such term in Section 5.12(b)(ii)(B).
“Total Assets” means, as of any date of determination, the value of the total assets of the Obligors (which, for the avoidance of doubt, shall include the aggregate value of the equity interests in the Financing Subsidiaries held by the Obligors), less all liabilities and indebtedness of the Obligors not represented by senior securities, in each case, as of such date of determination.

742026061 21680120

“Total Assets Concentration Limitation” means, as of any date of determination, the amount by which the aggregate value of Equity Interests in Financing Subsidiaries held by the Obligors as of such date of determination exceeds 15% of the Total Assets as of such date of determination.
“Total Secured Debt” means, as of any date of determination, the aggregate amount of senior securities representing secured indebtedness of the Obligors as of such date of determination, which, for the avoidance of doubt, shall not include any indebtedness under any Capital Call Facility.
“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit under this Agreement.
“Truist” means Truist Bank.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate, Daily Simple RFR or the Alternate Base Rate.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Undisclosed Administration” means, in relation to a Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.
“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.
“Unquoted Investments” has the meaning set forth in Section 5.12(b)(ii)(B).
“Unsecured Longer-Term Indebtedness” means Indebtedness of any Obligor (which may be Guaranteed by one or more other Obligors) that (a) has no amortization prior to, and a final maturity date not earlier than, six months after the Final Maturity Date (it being understood that (A) none of: (w) the conversion features under convertible notes; (x) the

742026061 21680120

triggering and/or settlement thereof; or (y) any cash payment made in respect thereof, shall constitute “amortization” for purposes of this definition); and (B) any mandatory amortization that is contingent upon the happening of an event that is not certain to occur (including a change of control or bankruptcy) shall not in and of itself be deemed to disqualify such Indebtedness for purposes of this clause (a), (b) is incurred pursuant to terms that are substantially comparable to market terms for substantially similar debt of other similarly situated borrowers as reasonably determined in good faith by the Borrower or, if such transaction is not one in which there are market terms for substantially similar debt of other similarly situated borrowers, on terms that are negotiated in good faith on an arm’s length basis (except, in each case, other than financial covenants and events of default (other than events of default customary in indentures or similar instruments that have no analogous provisions in this Agreement or credit agreements generally), which shall be no more restrictive upon the Borrower and its Subsidiaries, while any Loans or the Commitments are outstanding, than those set forth in the Loan Documents; provided that, upon the Borrower’s written request in connection with the incurrence of any Unsecured Longer-Term Indebtedness that otherwise would not meet the requirements set forth in this parenthetical of this clause (b), the Borrower and the Administrative Agent (on behalf of the Lenders) shall promptly enter into a written amendment to the Loan Documents making such changes necessary such that the financial covenants and events of default, as applicable, in this Agreement shall be as restrictive as such provisions in the Unsecured Longer-Term Indebtedness) (it being understood that put rights or repurchase or redemption obligations (x) in the case of convertible securities, in connection with the suspension or delisting of the Capital Stock of the Borrower or the failure of the Borrower to satisfy a continued listing rule with respect to its Capital Stock or (y) arising out of circumstances that would constitute a “fundamental change” (as such term is customarily defined in convertible note offerings) or be Events of Default under this Agreement shall not be deemed to be more restrictive for purposes of this definition) and (c) is not secured by any assets of any Obligor. For the avoidance of doubt the conversion of all or any portion of any Permitted Convertible Indebtedness constituting Unsecured Longer-Term Indebtedness into Permitted Equity Interests in accordance with Section 6.12(a), shall not cause such Indebtedness to be designated as Unsecured Shorter-Term Indebtedness hereunder.
“Unsecured Shorter-Term Indebtedness” means, collectively, (a) any Indebtedness of an Obligor that is not secured by any assets of any Obligor and that does not constitute Unsecured Longer-Term Indebtedness and (b) any Indebtedness that is designated as “Unsecured Shorter-Term Indebtedness” pursuant to Section 6.11(a).
“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“Value” has the meaning assigned to such term in Section 5.13.

742026061 21680120

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02.Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Syndicated Dollar Loan” or “Syndicated Multicurrency Loan”), by Type (e.g., an “ABR Loan”) or by Class and Type (e.g., a “Syndicated Multicurrency Eurocurrency Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Dollar Borrowing”, “Multicurrency Borrowing” or “Syndicated Borrowing”), by Type (e.g., an “ABR Borrowing”) or by Class and Type (e.g., a “Syndicated ABR Borrowing” or “Syndicated Multicurrency Eurocurrency Borrowing”). Loans and Borrowings may also be identified by Currency.
SECTION 1.03.Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04.Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, (a) if the Borrower notifies the

742026061 21680120

Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (b) all leases that are or would have been treated as operating leases for purposes of GAAP prior to the issuance on February 25, 2016 of the Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for the purposes of the Loan Documents hereunder  (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to the Loan Documents.  Whether or not the Borrower may at any time adopt Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Subtopic 825-10 (or successor standard solely as it relates to fair valuing liabilities) or accounts for liabilities acquired in an acquisition on a fair value basis pursuant to FASB Statement of Financial Accounting Standard No. 141(R) (or successor standard solely as it relates to fair valuing liabilities), all determinations of compliance with the terms and conditions of this Agreement shall be made on the basis that the Borrower has not adopted FASB Accounting Standards Codification Subtopic 825-10 (or such successor standard solely as it relates to fair valuing liabilities) or, in the case of liabilities acquired in an acquisition, FASB Statement of Financial Accounting Standard No. 141(R) (or such successor standard solely as it relates to fair valuing liabilities).
SECTION 1.05.Currencies; Currency Equivalents.
(a)Currencies Generally. At any time, any reference in the definition of the term “Agreed Foreign Currency” or in any other provision of this Agreement to the Currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the date hereof. Except as provided in Section 2.10(b) and the last sentence of Section 2.17(a), for purposes of determining (i) whether the amount of any Borrowing or Letter of Credit under the Multicurrency Commitments, together with all other Borrowings and Letters of Credit under the Multicurrency Commitments then outstanding or to be borrowed at the same time as such Borrowing, would exceed the aggregate amount of the Multicurrency Commitments, (ii) the aggregate unutilized amount of the Multicurrency Commitments, (iii) the Revolving Credit Exposure, (iv) the Multicurrency LC Exposure, (v) the Covered Debt Amount and (vi) the Borrowing Base or the Value or the fair market value of any Investment, the outstanding principal amount of any Borrowing or Letter of Credit that is denominated in any Foreign Currency or the Value or the fair market value of any Investment that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount of the Foreign Currency of such Borrowing, Letter of Credit or Investment, as the case may be, determined as of the date of such Borrowing or Letter of Credit (determined in accordance with the last sentence of the definition of the term “Interest Period”) or the date of the valuation of such Investment, as the case may be. Wherever in this

742026061 21680120

Agreement in connection with a Borrowing or Loan an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Loan is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Foreign Currency). Notwithstanding the foregoing, for purposes of determining compliance with any basket in Sections 6.03(g) or 6.04(e) of this Agreement, in no event shall the Borrower or any Obligor be deemed to not be in compliance with any such basket solely as a result of a change in exchange rates.
(b)Special Provisions Relating to Euro. Each obligation hereunder of any party hereto that is denominated in the National Currency of a state that is not a Participating Member State on the date hereof shall, effective from the date on which such state becomes a Participating Member State, be redenominated in Euro in accordance with the legislation of the European Union applicable to the European Monetary Union; provided that, if and to the extent that any such legislation provides that any such obligation of any such party payable within such Participating Member State by crediting an account of the creditor can be paid by the debtor either in Euros or such National Currency, such party shall be entitled to pay or repay such amount either in Euros or in such National Currency. If the basis of accrual of interest or fees expressed in this Agreement with respect to an Agreed Foreign Currency of any country that becomes a Participating Member State after the date on which such currency becomes an Agreed Foreign Currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State; provided that, with respect to any Borrowing denominated in such currency that is outstanding immediately prior to such date, such replacement shall take effect at the end of the Interest Period therefor.
Without prejudice to the respective liabilities of the Borrower to the Lenders and the Lenders to the Borrower under or pursuant to this Agreement, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time, in consultation with the Borrower, reasonably specify to be necessary or appropriate to reflect the introduction or changeover to the Euro in any country that becomes a Participating Member State after the date hereof; provided that the Administrative Agent shall provide the Borrower and the Lenders with prior notice of the proposed change with an explanation of such change in sufficient time to permit the Borrower and the Lenders an opportunity to respond to such proposed change.
SECTION 1.06.Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized or acquired on the first date of its existence by the holders of its Equity Interests at such time.

742026061 21680120

ARTICLE II.

THE CREDITS
SECTION 2.01.The Commitments. Subject to the terms and conditions set forth herein:
(a)each Dollar Lender severally agrees to make Syndicated Loans in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Dollar Credit Exposure exceeding such Lender’s Dollar Commitment, (ii) the aggregate Revolving Dollar Credit Exposure of all of the Dollar Lenders exceeding the aggregate Dollar Commitments at such time or (iii) the total Covered Debt Amount exceeding the Borrowing Base then in effect; and
(b)each Multicurrency Lender severally agrees to make Syndicated Loans in Dollars and in Agreed Foreign Currencies to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Multicurrency Credit Exposure exceeding such Lender’s Multicurrency Commitment, (ii) the aggregate Revolving Multicurrency Credit Exposure of all of the Multicurrency Lenders exceeding the aggregate Multicurrency Commitments at such time or (iii) the total Covered Debt Amount exceeding the Borrowing Base then in effect.
Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Syndicated Loans.
SECTION 2.02.Loans and Borrowings.
(a)Obligations of Lenders. Each Syndicated Loan shall be made as part of a Borrowing consisting of Loans of the same Class, Currency and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)Type of Loans. Subject to Section 2.13, each Syndicated Borrowing of a Class shall be constituted entirely of ABR Loans, RFR Loans or of Eurocurrency Loans of such Class denominated in a single Currency as the Borrower may request in accordance herewith. Each ABR Loan shall be denominated in Dollars. Each Eurocurrency Loan shall be denominated in Dollars or an Agreed Foreign Currency (other than Sterling and Swiss Francs). Each RFR Loan shall be denominated in Sterling or Swiss Francs. Each Lender at its option may make any Eurocurrency Loan or RFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)Minimum Amounts. Each Eurocurrency Borrowing and RFR Loan shall be in an aggregate amount of $1,000,000 or a larger multiple of $1,000,000, and each ABR Borrowing (whether a Syndicated Loan or a Swingline Loan) shall be in an aggregate amount of

742026061 21680120

$1,000,000 or a larger multiple of $100,000; provided that a Syndicated ABR Borrowing of a Class may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of such Class or that is required to finance the reimbursement of an LC Disbursement of such Class as contemplated by Section 2.05(f). Borrowings of more than one Class, Currency and Type may be outstanding at the same time.
(d)Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to convert to or continue as a Eurocurrency Borrowing) any Borrowing if the Interest Period requested therefor would end after the Final Maturity Date.
(e)Treatment of Classes. Notwithstanding anything to the contrary contained herein, with respect to each Syndicated Loan, Swingline Loan or Letter of Credit designated in Dollars, the Administrative Agent shall deem the Borrower to have requested that such Syndicated Loan, Swingline Loan or Letter of Credit be applied ratably to each of the Dollar Commitments and the Multicurrency Commitments, based upon the percentage of the aggregate Commitments represented by the Dollar Commitments and the Multicurrency Commitments, respectively.
SECTION 2.03.Requests for Syndicated Borrowings.
(a)Notice by the Borrower. To request a Syndicated Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (ii) in the case of a Eurocurrency Borrowing denominated in a Foreign Currency, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing, (iii) in the case of a RFR Borrowing, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing or (iv) in the case of a Syndicated ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.
(b)Content of Borrowing Requests. Each telephonic and written (including by e-mail) Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)whether such Borrowing is to be made under the Dollar Commitments or the Multicurrency Commitments;
(ii)the aggregate amount and Currency of the requested Borrowing;
(iii)the date of such Borrowing, which shall be a Business Day;
(iv)in the case of a Syndicated Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

742026061 21680120

(v)in the case of a Borrowing denominated in an Agreed Foreign Currency, whether such Borrowing is to be a Eurocurrency Borrowing or a RFR Borrowing;
(vi)in the case of a Eurocurrency Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and
(vii)the location and number of the Borrower’s account to which funds are to be disbursed, which will comply with the requirements of Section 2.06.
(c)Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amounts of such Lender’s Loan to be made as part of the requested Borrowing.
(d)Failure to Elect. If no election as to the Currency of a Syndicated Borrowing is specified, then the requested Syndicated Borrowing shall be denominated in Dollars. If no election as to the Type of a Syndicated Borrowing is specified, then the requested Borrowing shall be a Eurocurrency Borrowing having an Interest Period of one month and, if an Agreed Foreign Currency has been specified, the requested Syndicated Borrowing shall be a Eurocurrency Borrowing denominated in such Agreed Foreign Currency and having an Interest Period of one month; provided that, if the specified Agreed Foreign Currency is Sterling or Swiss Francs, the requested Borrowing shall be a RFR Borrowing denominated in Sterling or Swiss Francs, as applicable. If a Eurocurrency Borrowing is requested but no Interest Period is specified, (i) if the Currency specified for such Borrowing is Dollars (or if no Currency has been so specified), the requested Borrowing shall be a Eurocurrency Borrowing denominated in Dollars having an Interest Period of one month’s duration, and (ii) if the Currency specified for such Borrowing is an Agreed Foreign Currency, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
SECTION 2.04.Swingline Loans.
(a)Agreement to Make Swingline Loans. Subject to the terms and conditions set forth herein, each Swingline Lender severally agrees to make Swingline Loans under each Commitment to the Borrower from time to time during the Availability Period in Dollars, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans of both Classes exceeding $50,000,000 or the aggregate principal amount of outstanding Swingline Loans of any Swingline Lender exceeding $50,000,000 (ii) the total Revolving Dollar Credit Exposures exceeding the aggregate Dollar Commitments, (iii) the total Revolving Multicurrency Credit Exposures exceeding the aggregate Multicurrency Commitments or (iv) the total Covered Debt Amount exceeding the Borrowing Base then in effect; provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

742026061 21680120

(b)Notice of Swingline Loans by the Borrower. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy) not later than 11:00 a.m., New York City time, on the day of such proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the Swingline Lender from which such Swingline Loan shall be made, the requested date (which shall be a Business Day), the amount of the requested Swingline Loan and whether such Swingline Loan is to be made under the Dollar Commitments or the Multicurrency Commitments. The Administrative Agent will promptly advise the applicable Swingline Lender of any such notice received from the Borrower. Each Swingline Lender shall make each applicable Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with such Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.
(c)Participations by Lenders in Swingline Loans. Any Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time on any Business Day, require the Lenders of the applicable Class to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans of such Class made by such Swingline Lender outstanding. Such notice to the Administrative Agent shall specify the aggregate amount of Swingline Loans in which the applicable Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each applicable Lender, specifying in such notice such Lender’s Applicable Dollar Percentage or Applicable Multicurrency Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above in this paragraph, to pay to the Administrative Agent, for account of the applicable Swingline Lender, such Lender’s Applicable Dollar Percentage or Applicable Multicurrency Percentage, as the case may be, of such Swingline Loan or Loans; provided that no Lender shall be required to purchase a participation in a Swingline Loan pursuant to this Section 2.04(c) if (x) the conditions set forth in Section 4.02 would not be satisfied in respect of a Borrowing at the time such Swingline Loan was made and (y) the Required Lenders of the respective Class shall have so notified the applicable Swingline Lender in writing and shall not have subsequently determined that the circumstances giving rise to such conditions not being satisfied no longer exist.
Subject to the foregoing, each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph (c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments of the respective Class, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan

742026061 21680120

shall be made to the Administrative Agent and not to the relevant Swingline Lender. Any amounts received by a Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the applicable Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
(d)Resignation and Replacement of Swingline Lender. Any Swingline Lender may resign and be replaced at any time by written agreement among the Borrower, the Administrative Agent, the resigning Swingline Lender and a successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such resignation and replacement of any Swingline Lender. In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 2.19(a), then each Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as a Swingline Lender, effective at the close of business New York City time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice). On or after the effective date of any such resignation, the Borrower and the Administrative Agent may, by written agreement, appoint one or more successor Swingline Lenders. The Administrative Agent shall notify the Lenders of any such appointment of a successor Swingline Lender. Upon the effectiveness of any resignation of any Swingline Lender, the Borrower shall repay in full all outstanding Swingline Loans made by such Swingline Lender together with all accrued interest thereon. From and after the effective date of the appointment of a successor Swingline Lender, (i) such successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans to be made by such successor Swingline Lender thereafter and (ii) references herein to the term “Swingline Lender” and/or “Swingline Lenders” shall be deemed to refer to such successor or successors (and the other current Swingline Lenders, if applicable) or to any previous Swingline Lender, or to such successor or successors (and all current Swingline Lenders) and all previous Swingline Lenders, as the context shall require. After the replacement of the Swingline Lender hereunder, the replaced Swingline Lender shall have no obligation to make additional Swingline Loans.
SECTION 2.05.Letters of Credit.
(a)General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request each Issuing Bank to issue, at any time and from time to time during the Availability Period and under either the Dollar Commitments or Multicurrency Commitments, Letters of Credit denominated in Dollars or (in the case of Letters of Credit under the Multicurrency Commitments) in any Agreed Foreign Currency for its own account or the account of its designee (provided that the Obligors shall remain primarily liable to the Lenders hereunder for payment and reimbursement of all amounts payable in respect of the Letters of Credit hereunder) in such form as is acceptable to such Issuing Bank in its reasonable determination and for the benefit of such named beneficiary or beneficiaries as are specified by the Borrower. Letters of Credit issued hereunder shall constitute

742026061 21680120

utilization of the Commitments up to the aggregate amount available to be drawn thereunder. Without limiting any rights of an Issuing Bank under this Section 2.05, no Issuing Bank shall be obligated to issue, amend, renew or extend any Letter of Credit denominated in any Foreign Currency if at the time of such issuance, such Issuing Bank, in its capacity as a Lender, would not be required to make Loans in such Foreign Currency hereunder.
(b)Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to any Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount and Currency of such Letter of Credit, whether such Letter of Credit is to be issued under the Dollar Commitments or the Multicurrency Commitments, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(c)Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure of the applicable Issuing Bank requested to issue such Letter of Credit (determined for these purposes without giving effect to the participations therein of the Lenders pursuant to paragraph (e) of this Section) shall not exceed the amount set forth opposite the name of such Issuing Bank on Schedule 2.05, (ii) the total Revolving Dollar Credit Exposures shall not exceed the aggregate Dollar Commitments at such time, (iii) the total Revolving Multicurrency Credit Exposures shall not exceed the aggregate Multicurrency Commitments at such time and (iv) the total Covered Debt Amount shall not exceed the Borrowing Base then in effect.
(d)Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three months of such then-current expiration date); provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods. No Letter of Credit may be renewed following the earlier to occur of the Commitment Termination Date and the Termination Date, except to the extent that the relevant Letter of Credit is Cash Collateralized no later than five (5) Business Days prior to the Commitment Termination Date or Termination Date, as applicable, and the Borrower pays the applicable Issuing Bank all fronting fees

742026061 21680120

scheduled to be due and payable during the term of the relevant Letter of Credit or supported by another letter of credit, in each case pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank and the Administrative Agent.
(e)Participations. By the issuance of a Letter of Credit of a Class (or an amendment to a Letter of Credit increasing the amount thereof) by an Issuing Bank, and without any further action on the part of such Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Dollar Lender and Multicurrency Lender, in the case of a Letter of Credit denominated in Dollars, and each Multicurrency Lender, in the case of a Letter of Credit denominated in an Agreed Foreign Currency, and each Lender of such Class hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Dollar Lender’s and Multicurrency Lender’s Applicable Percentage, in the case of a Letter of Credit denominated in Dollars, or Applicable Multicurrency Percentage, in the case of a Letter of Credit denominated in an Agreed Foreign Currency, of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the applicable Commitments; provided that no Lender shall be required to purchase a participation in a Letter of Credit pursuant to this Section 2.04(e) if (x) the conditions set forth in Section 4.02 would not be satisfied in respect of a Borrowing at the time such Letter of Credit was issued and (y) the Administrative Agent or any Lender shall have so notified such Issuing Bank in writing at least two Business Days prior to the requested date of issuance of such Letter of Credit and shall not have subsequently determined that the circumstances giving rise to such conditions not being satisfied no longer exist. Unless an Issuing Bank has received written notice from any Lender, the Administrative Agent or the Borrower, at least two Business Days prior to the requested date of issuance of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.02 shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall be entitled to assume all such conditions are satisfied.
In consideration and in furtherance of the foregoing, each Lender of a Class hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of each Issuing Bank, such Lender’s Applicable Percentage, in the case of a Letter of Credit denominated in Dollars, or such Multicurrency Lender’s Applicable Multicurrency Percentage, in the case of a Letter of Credit denominated in an Agreed Foreign Currency, of each LC Disbursement made by such Issuing Bank in respect of Letters of Credit of such Class promptly upon the request of such Issuing Bank at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to the next following paragraph, the

742026061 21680120

Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such Issuing Bank in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in Dollars, or in the case of a Letter of Credit denominated in an Agreed Foreign Currency, the Borrower shall reimburse such Issuing Bank in such Agreed Foreign Currency, unless such Issuing Bank (at its option) shall have specified in such notice (x) that it will require reimbursement in Dollars and (y) the Dollar Equivalent of such LC Disbursement, (i) not later than 3:00 p.m., New York City time, on the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) not later than 1:00 p.m., New York City time on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time; provided that, if such LC Disbursement is not less than $1,000,000 and is denominated in Dollars, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with a Syndicated ABR Borrowing or a Swingline Loan of the respective Class in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Syndicated ABR Borrowing or Swingline Loan.
If the Borrower fails to make such payment when due, the Administrative Agent shall notify each applicable Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage, in the case of a Letter of Credit denominated in Dollars, or such Multicurrency Lender’s Applicable Multicurrency Percentage, in the case of a Letter of Credit denominated in an Agreed Foreign Currency, thereof.
(g)Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.
Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by such Issuing Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the

742026061 21680120

preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct, as determined by a final non-appealable decision of a court of competent jurisdiction, when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that:
(i)the Issuing Banks may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;
(ii)the Issuing Banks shall have the right, in their sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and
(iii)this sentence shall establish the standard of care to be exercised by the Issuing Banks when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).
(h)Disbursement Procedures. Each Issuing Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. The applicable Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the applicable Lenders with respect to any such LC Disbursement.
(i)Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Syndicated ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement within two Business Days following the date when due pursuant to paragraph (f) of this Section, then the provisions of Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for account of such Lender to the extent of such payment.

742026061 21680120

(j)Resignation and/or Replacement of an Issuing Bank. An Issuing Bank may resign and be replaced at any time by written agreement among the Borrower, the Administrative Agent, the resigning Issuing Bank and the successor Issuing Bank. In addition, if any Issuing Bank, in its capacity as a Lender, assigns all of its Loans and Commitments in accordance with the terms of this Agreement, such Issuing Bank may, with the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed; provided that no consent of the Borrower shall be required if an Event of Default has occurred and is continuing), resign as an Issuing Bank hereunder upon not less than three Business Days prior written notice to the Administrative Agent and the Borrower; provided, further, in determining whether to give any such consent, the Borrower may consider, among other factors, the sufficiency of availability of Letters of Credit hereunder. The Administrative Agent shall notify the Lenders of any such resignation and replacement of an Issuing Bank. Upon the effectiveness of any resignation or replacement of an Issuing Bank, the Borrower shall pay all unpaid fees accrued for account of the resigning or replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of the appointment of a successor Issuing Bank, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” and/or “Issuing Banks” shall be deemed to refer to such successor or successors (and other current Issuing Banks, if applicable) or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the effective replacement or resignation of the Issuing Bank hereunder, the resigning or replaced Issuing Bank, as the case may be, shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.
(k)Cash Collateralization. If the Borrower shall be required to provide Cash Collateral for LC Exposure pursuant to Section 2.05(d), Section 2.09(a), Section 2.10(b), (c) or (e) or the penultimate paragraph of Article VII, the Borrower shall immediately deposit into a segregated collateral account or accounts (herein, collectively, the “Letter of Credit Collateral Account”) in the name and under the dominion and control of the Administrative Agent, for the benefit of the Lenders, Cash denominated in the Currency of the Letter of Credit under which such LC Exposure arises in an amount equal to the amount required under Section 2.05(d), Section 2.09(a), Section 2.10(b), (c) or (e) or the penultimate paragraph of Article VII, as applicable. Such deposit shall be held by the Administrative Agent as collateral in the first instance for the LC Exposure under this Agreement and thereafter for the payment of the “Secured Obligations” under and as defined in the Guarantee and Security Agreement, and for these purposes the Borrower hereby grants a security interest to the Administrative Agent for the benefit of the Lenders in the Letter of Credit Collateral Account and in any financial assets (as defined in the Uniform Commercial Code) or other property held therein.
(l)No Obligation to Issue After Certain Events. No Issuing Bank shall be under any obligation to issue any Letter of Credit if: any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority

742026061 21680120

with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank shall refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it, or the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.
(m)Applicability of ISP and UCP. Unless otherwise expressly agreed by an Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the International Standby Practices shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
(n)Conflict with Letter of Credit Documents.  In the event of any conflict between the terms of this Agreement and the terms of any Letter of Credit Document, the terms of this Agreement shall control.
(o)Additional Issuing Banks. From time to time, the Borrower may, by notice to the Administrative Agent, designate additional Lenders as an Issuing Bank, so long as each such Lender agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent; provided that each such notice shall include an updated Schedule 2.05; provided, further, that the Borrower shall not update Schedule 2.05 to increase any Issuing Bank’s maximum LC Exposure without such Issuing Bank’s consent. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.
SECTION 2.06.Funding of Borrowings.
(a)Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 11:00 a.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders (except for same-day ABR Borrowings, in which case each Lender shall make its funds available to the Agent not later than 2:00 p.m., New York City time); provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that Syndicated ABR Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(b)Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a

742026061 21680120

Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Nothing in this paragraph shall relieve any Lender of its obligation to fulfill its commitments hereunder, and this paragraph shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
SECTION 2.07.Interest Elections.
(a)Elections by the Borrower for Syndicated Borrowings. Subject to Section 2.03(d), the Loans constituting each Syndicated Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurocurrency Borrowing, may elect the Interest Period therefor, all as provided in this Section; provided, however, that (i) a Syndicated Borrowing of a Class may only be continued or converted into a Syndicated Borrowing of the same Class, (ii) a Syndicated Borrowing denominated in one Currency may not be continued as, or converted to, a Syndicated Borrowing in a different Currency, (iii) prior to the Commitment Termination Date, no Eurocurrency Borrowing denominated in a Foreign Currency may be continued if, after giving effect thereto, the aggregate Revolving Multicurrency Credit Exposures would exceed the aggregate Multicurrency Commitments, and (iv) a Eurocurrency Borrowing denominated in a Foreign Currency may not be converted to a Borrowing of a different Type. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders of the respective Class holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.
(b)Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone, delivery of a signed Interest Election Request or e-mail by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Syndicated Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly (but no later than the close of business on the date of such request) by hand delivery, telecopy or electronic communication to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
(c)Content of Interest Election Requests. Each telephonic and written (including by e-mail) Interest Election Request shall specify the following information in compliance with Section 2.02:

742026061 21680120

(i)the Borrowing (including the Class) to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether, in the case of a Borrowing denominated in Dollars, the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and
(iv)if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).
(d)Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)Failure to Elect; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, (i) if such Borrowing is denominated in Dollars, at the end of such Interest Period such Borrowing shall be converted to a Syndicated Eurocurrency Borrowing of the same Class having an Interest Period of one month, and (ii) if such Borrowing is denominated in a Foreign Currency, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, (i) any Eurocurrency Borrowing denominated in Dollars shall, at the end of the applicable Interest Period for such Eurocurrency Borrowing, be automatically converted to an ABR Borrowing and (ii) any Eurocurrency Borrowing denominated in a Foreign Currency shall not have an Interest Period of more than one month’s duration.
SECTION 2.08.Termination, Reduction or Increase of the Commitments.
(a)Scheduled Termination. Unless previously terminated, the Commitments of each Class shall: (i) equal the Revolving Credit Exposure of such Class on the Commitment Termination Date, (ii) thereafter such Commitment shall be reduced automatically as and to the extent of reductions in the Revolving Credit Exposure of such Class, and (iii) terminate on the Final Maturity Date.
(b)Voluntary Termination or Reduction. The Borrower may at any time without premium or penalty terminate, or from time to time reduce, the Commitments of either Class; provided that (i) each reduction of the Commitments of a Class shall be in an amount that is $10,000,000 (or, if less, the entire amount of the Commitments of such Class) or a larger multiple of $5,000,000 in excess thereof and (ii) the Borrower shall not terminate or reduce the Commitments of either Class if, after giving effect to any concurrent prepayment of the Syndicated Loans of such Class in accordance with Section 2.10, the total Revolving Credit Exposures of such Class would exceed the total Commitments of such Class. Any such

742026061 21680120

reduction of the Commitments below the principal amount of the Swingline Loans permitted under Section 2.04(a)(i) and the Letters of Credit permitted under Section 2.05(c)(i) shall result in a dollar-for-dollar reduction of such amounts as applicable.
(c)Notice of Voluntary Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments of a Class delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or events, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
(d)Effect of Termination or Reduction. Any termination or reduction of the Commitments of a Class pursuant to clause (b) shall be permanent. Each reduction of the Commitments of a Class pursuant to clause (b) shall be made ratably among the Lenders of such Class in accordance with their respective Commitments.
(e)Increase of the Commitments.
(i)Requests for Increase by Borrower. The Borrower may, at any time, request that the Commitments hereunder of a Class be increased (each such proposed increase being a “Commitment Increase”), upon notice to the Administrative Agent (who shall promptly notify the Lenders), which notice shall specify each existing Lender (each an “Increasing Lender”) and/or each additional lender (each an “Assuming Lender”) that shall have agreed to an additional Commitment and the date on which such increase is to be effective (the “Commitment Increase Date”), which shall be a Business Day at least three Business Days (or such shorter period as the Administrative Agent may reasonably agree) after delivery of such notice and at least 30 days prior to the Commitment Termination Date; provided that:
(A)the minimum amount of the Commitment of any Assuming Lender, and the minimum amount of the increase of the Commitment of any Increasing Lender, as part of such Commitment Increase shall be $10,000,000 or a larger multiple of $5,000,000 in excess thereof or such lesser amount as the Administrative Agent may reasonably agree;
(B)immediately after giving effect to such Commitment Increase, the total Commitments of all of the Lenders hereunder shall not exceed $1,000,000,000;
(C)each Assuming Lender shall be consented to by the Administrative Agent and each Issuing Bank (such consent not to be unreasonably withheld);

742026061 21680120

(D)no Default shall have occurred and be continuing on such Commitment Increase Date or shall result from the proposed Commitment Increase; and
(E)the representations and warranties contained in this Agreement shall be true and correct in all material respects (or, in the case of any portion of the representations and warranties already subject to a materiality qualifier, true and correct in all respects) on and as of the Commitment Increase Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).
(ii)Effectiveness of Commitment Increase by Borrower. An Assuming Lender, if any, shall become a Lender hereunder as of such Commitment Increase Date and the Commitment of the respective Class of any Increasing Lender and such Assuming Lender shall be increased as of such Commitment Increase Date; provided that:
(x)    the Administrative Agent shall have received on or prior to 11:00 a.m., New York City time, on such Commitment Increase Date (or on or prior to a time on an earlier date specified by the Administrative Agent) a certificate of a duly authorized officer of the Borrower stating that each of the applicable conditions to such Commitment Increase set forth in the foregoing paragraph (i) has been satisfied; and
(y)    each Assuming Lender or Increasing Lender shall have delivered to the Administrative Agent, on or prior to 11:00 a.m., New York City time on such Commitment Increase Date (or on or prior to the time on an earlier date specified by the Administrative Agent in compliance with clause (x) above), an increasing/joinder agreement substantially in the form of Exhibit D (or such other form as shall be reasonably satisfactory to the Administrative Agent), pursuant to which such Lender shall, effective as of such Commitment Increase Date, undertake a Commitment or an increase of Commitment in each case of the respective Class, duly executed by such Assuming Lender or Increasing Lender, as applicable, and the Borrower and acknowledged by the Administrative Agent.
Promptly following satisfaction of such conditions, the Administrative Agent shall notify the Lenders of such Class (including any Assuming Lenders) thereof and of the occurrence of the Commitment Increase Date by facsimile transmission or electronic messaging system.
(iii)Recordation into Register. Upon its receipt of an agreement referred to in clause (ii)(y) above executed by an Assuming Lender or any Increasing Lender, together with the certificate referred to in clause (ii)(x) above, the Administrative Agent shall, if such agreement has been completed, (x) accept such agreement, (y) record the information contained therein in the Register and (z) give prompt notice thereof to the Borrower.

742026061 21680120

(iv)Adjustments of Borrowings upon Effectiveness of Increase. On the Commitment Increase Date, the Borrower shall (A) prepay the outstanding Loans (if any) of the affected Class in full, (B) simultaneously borrow new Loans of such Class hereunder in an amount equal to such prepayment (which may also include the amount of any fees, expenses or amounts due by the Borrower on or prior to the Commitment Increase Date); provided that with respect to subclauses (A) and (B), (x) the prepayment to, and borrowing from, any existing Lender shall be effected by book entry to the extent that any portion of the amount prepaid to such Lender will be subsequently borrowed from such Lender and (y) the existing Lenders, the Increasing Lenders and the Assuming Lenders shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Loans of such Class are held ratably by the Lenders of such Class in accordance with the respective Commitments of such Class of such Lenders (after giving effect to such Commitment Increase) and (C) pay to the Lenders of such Class the amounts, if any, payable under Section 2.15 as a result of any such prepayment. Concurrently therewith, the Lenders of such Class shall be deemed to have adjusted their participation interests in any outstanding Letters of Credit of such Class so that such interests are held ratably in accordance with their commitments of such Class as so increased.
SECTION 2.09.Repayment of Loans; Evidence of Debt.
(a)Repayment. The Borrower hereby unconditionally promises to pay the Loans of each Class as follows:
(i)to the Administrative Agent for account of the Lenders of such Class the outstanding principal amount of the Syndicated Loans of such Class and all other amounts due and owing hereunder and under the other Loan Documents on the Final Maturity Date; and
(ii)to the applicable Swingline Lender the then unpaid principal amount of each Swingline Loan of each Class denominated in Dollars made by such Swingline Lender, on the earlier of the Commitment Termination Date and the first date after such Swingline Loan is made that is the last day of a calendar month and is at least ten Business Days after such Swingline Loan is made; provided that on each date that a Syndicated Borrowing of such Class is made, the Borrower shall repay all Swingline Loans of such Class then outstanding.
In addition, on the Commitment Termination Date, the Borrower shall deposit Cash into the Letter of Credit Collateral Account (denominated in the Currency of the Letter of Credit under which such LC Exposure arises) in an amount equal to 100% of the undrawn face amount of all Letters of Credit outstanding on the close of business on the Commitment Termination Date, such deposit to be held by the Administrative Agent as collateral security for the LC Exposure under this Agreement in respect of the undrawn portion of such Letters of Credit.

742026061 21680120

(b)Manner of Payment. Prior to any repayment or prepayment of any Borrowings to any Lenders of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of such Class to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy or e-mail) of such selection not later than the time set forth in Section 2.10(e) prior to the scheduled date of such repayment; provided that, each repayment of Borrowings in Dollars to any Lenders of a Class shall be applied to repay any outstanding ABR Borrowings of such Class before any other Borrowings of such Class. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied to repay Borrowings in the same Currency and, solely in the case of any such payment in Dollars, first, to pay any outstanding ABR Borrowings of the applicable Class and, second, to other Borrowings of such Class in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first). Each payment of a Syndicated Borrowing shall be applied ratably to the Loans included in such Borrowing. Notwithstanding any other provision to the contrary in this Agreement, if an Event of Default has occurred and is continuing, then any payment or repayment of the Loans shall be made and applied ratably (based on the aggregate Dollar Equivalents of the outstanding principal amounts of such Loans) between Dollar Loans, Multicurrency Loans and to Cash Collateralize Letters of Credit.
(c)Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts and Currency of principal and interest payable and paid to such Lender from time to time hereunder.
(d)Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount and Currency of each Loan made hereunder, the Class and Type thereof and each Interest Period therefor, (ii) the amount and Currency of any principal or interest due and payable or to become due and payable from the Borrower to each Lender of such Class hereunder and (iii) the amount and Currency of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.
(e)Effect of Entries. The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence, absent obvious error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(f)Promissory Notes. Any Lender may request that Loans of any Class made by it be evidenced by a Note; in such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit E (or such other form as shall be reasonably satisfactory to the Administrative Agent). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form payable to the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).

742026061 21680120

SECTION 2.10.Prepayment of Loans.
(a)Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty except for payments under Section 2.15, subject to the requirements of this Section.
(b)Mandatory Prepayments due to Changes in Exchange Rates.
(i)Determination of Amount Outstanding. On each Quarterly Date and, in addition, promptly upon the receipt by the Administrative Agent of a Currency Valuation Notice (as defined below), the Administrative Agent shall determine the aggregate Revolving Multicurrency Credit Exposure. For the purpose of this determination, the outstanding principal amount of any Loan that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount in the Foreign Currency of such Loan, determined as of such Quarterly Date or, in the case of a Currency Valuation Notice received by the Administrative Agent prior to 11:00 a.m., New York City time, on a Business Day, on such Business Day or, in the case of a Currency Valuation Notice otherwise received, on the first Business Day after such Currency Valuation Notice is received. Upon making such determination, the Administrative Agent shall promptly notify the Multicurrency Lenders and the Borrower thereof.
(ii)Prepayment. If on the date of such determination the aggregate Revolving Multicurrency Credit Exposure minus the Multicurrency LC Exposure fully Cash Collateralized on such date exceeds 105% of the aggregate amount of the Multicurrency Commitments as then in effect, the Borrower shall prepay the Syndicated Multicurrency Loans and Swingline Multicurrency Loans (and/or provide Cash Collateral for Multicurrency LC Exposure as specified in Section 2.05(k)) within 15 Business Days following the Borrower’s receipt of notice from the Administrative Agent pursuant to clause (b)(i) above in such amounts as shall be necessary so that after giving effect thereto the aggregate Revolving Multicurrency Credit Exposure does not exceed the Multicurrency Commitments.
For purposes hereof “Currency Valuation Notice” means a notice given by the Required Multicurrency Lenders to the Administrative Agent stating that such notice is a “Currency Valuation Notice” and requesting that the Administrative Agent determine the aggregate Revolving Multicurrency Credit Exposure. The Administrative Agent shall not be required to make more than one valuation determination pursuant to Currency Valuation Notices within any rolling three month period.
Any prepayment pursuant to this clause (b) of this Section shall be applied, first to Swingline Multicurrency Loans outstanding, second, to Syndicated Multicurrency Loans outstanding and third, to Cash Collateralize Multicurrency LC Exposure.
(c)Mandatory Prepayments due to Borrowing Base Deficiency. In the event that at any time any Borrowing Base Deficiency shall exist, the Borrower shall, within five Business Days after delivery of the applicable Borrowing Base Certificate, prepay the Loans (or

742026061 21680120

provide Cash Collateral for Letters of Credit as contemplated by Section 2.05(k)) or reduce Other Covered Indebtedness or any other Indebtedness that is included in the Covered Debt Amount at such time in such amounts as shall be necessary so that such Borrowing Base Deficiency is cured; provided that (i) the aggregate amount of such prepayment of Loans (and Cash Collateral for Letters of Credit) shall be at least equal to the Revolving Percentage times the aggregate prepayment of the Covered Debt Amount, and (ii) if, within five Business Days after delivery of a Borrowing Base Certificate demonstrating such Borrowing Base Deficiency, the Borrower shall present the Lenders with a reasonably feasible plan acceptable to the Required Lenders in their sole discretion to enable such Borrowing Base Deficiency to be cured within 30 Business Days (which 30-Business Day period shall (A) include the five Business Days permitted for delivery of such plan and (B) be subject to extension beyond 30 Business Days with the consent of the Administrative Agent in its sole discretion), then such prepayment or reduction shall not be required to be effected immediately but may be effected in accordance with such plan (with such modifications as the Borrower may reasonably determine), so long as such Borrowing Base Deficiency is cured within such 30-Business Day period (or any extended period consented to by the Administrative Agent in its sole discretion).
(d)Mandatory Prepayments During Amortization Period. During the period commencing on the date immediately following the Commitment Termination Date and ending on the Final Maturity Date:
(i)Asset Disposition. If the Borrower or any of its Subsidiaries (other than a Financing Subsidiary) Disposes of any property which results in the receipt by such Person of Net Cash Proceeds in excess of $2,000,000 in the aggregate since the Commitment Termination Date, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds no later than the fifth Business Day following the receipt of such Net Cash Proceeds (such prepayments to be applied as set forth in Section 2.09(b)).
(ii)Equity Issuance. Upon the sale or issuance by the Borrower or any of its Subsidiaries (other than a Financing Subsidiary) of any of its Equity Interests (other than any sales or issuances of Equity Interests to the Borrower or any Subsidiary Guarantor), the Borrower shall prepay an aggregate principal amount of Loans equal to 75% of all Net Cash Proceeds received therefrom no later than the fifth Business Day following the receipt of such Net Cash Proceeds (such prepayments to be applied as set forth in Section 2.09(b)).
(iii)Indebtedness. Upon the incurrence or issuance by the Borrower or any of its Subsidiaries (other than a Financing Subsidiary) of any Indebtedness, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom no later than the fifth Business Day following the receipt of such Net Cash Proceeds (such prepayments to be applied as set forth in Section 2.09(b)).
(iv)Extraordinary Receipt. Upon any Extraordinary Receipt (which, when taken with all other Extraordinary Receipts received after the Commitment Termination Date, exceeds $5,000,000 in the aggregate) received by or paid to or for the account of the Borrower or any of its Subsidiaries (other than a Financing Subsidiary),

742026061 21680120

and not otherwise included in clauses (i), (ii) or (iii) of this Section 2.10(d), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom no later than the fifth Business Day following the receipt of such Net Cash Proceeds (such prepayments to be applied as set forth in Section 2.09(b)).
(v)Return of Capital. If any Obligor shall receive any Return of Capital (other than from any Financing Subsidiary), and is not otherwise included in clauses (i), (ii), (iii) or (iv) of this Section 2.10(d), the Borrower shall prepay an aggregate principal amount of Loans equal to 90% of such Return of Capital (excluding amounts payable by the Borrower pursuant to Section 2.15) no later than the fifth Business Day following the receipt of such Return of Capital (such prepayments to be applied as set forth in Section 2.09(b)).
Notwithstanding the foregoing, Net Cash Proceeds and Return of Capital required to be applied to the prepayment of the Loans pursuant to this Section 2.10(d) shall (A) be applied in accordance with Section 8.06 of the Guarantee and Security Agreement, (B) exclude the amounts necessary for the Borrower to make all required dividends and distributions (which shall be no less than the amount estimated in good faith by Borrower under Section 6.05(b)) to maintain its Tax status as a RIC under the Code and its election to be treated as a “business development company” under the Investment Company Act for so long as the Borrower retains such status and to avoid payment by the Borrower of federal excise Taxes imposed by Section 4982 of the Code for so long as the Borrower retains the status of a RIC under the Code, and (C) if the Loans to be prepaid are Eurocurrency Loans, the Borrower may defer such prepayment until the last day of the Interest Period applicable to such Loans, so long as the Borrower deposits an amount equal to such Net Cash Proceeds, no later than the fifth Business Day following the receipt of such Net Cash Proceeds, into a segregated collateral account in the name and under the dominion and control of the Administrative Agent, pending application of such amount to the prepayment of the Loans on the last day of such Interest Period; provided, further, that the Administrative Agent may direct the application of such deposits as set forth in Section 2.09(b) at any time and if the Administrative Agent does so, no amounts will be payable by the Borrower pursuant to Section 2.15.
(e)Notices, Etc. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan made by a Swingline Lender, such Swingline Lender) by telephone (confirmed by telecopy or electronic communication) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing denominated in Dollars (other than in the case of a prepayment pursuant to Section 2.10(d)), not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Eurocurrency Borrowing denominated in a Foreign Currency (other than in the case of a prepayment pursuant to Section 2.10(d)), not later than 11:00 a.m., Applicable Time, four Business Days before the date of prepayment, (iii) in the case of prepayment of a RFR Borrowing (other than in the case of a prepayment pursuant to Section 2.10(d)), not later than 11:00 a.m., London time, four Business Days before the date of prepayment, (iv) in the case of prepayment of a Syndicated ABR Borrowing (other than in the case of a prepayment pursuant to Section 2.10(d)), not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment, (v) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment, or (vi) in the case of any prepayment pursuant

742026061 21680120

to Section 2.10(d), not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if (i) a notice of prepayment is given in connection with a conditional notice of termination of the Commitments of a Class as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08 and (ii) any notice given in connection with Section 2.10(d) may be conditioned on the consummation of the applicable transaction contemplated by such Section and the receipt by the Borrower or any such Subsidiary (other than a Financing Subsidiary) of Net Cash Proceeds. Promptly following receipt of any such notice relating to a Syndicated Borrowing, the Administrative Agent shall advise the affected Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02 or in the case of a Swingline Loan, as provided in Section 2.04, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Syndicated Borrowing of a Class shall be applied ratably to the Loans of such Class included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be made in the manner specified in Section 2.09(b).
SECTION 2.11.Fees.
(a)Commitment Fee. The Borrower agrees to pay to the Administrative Agent for account of each Lender a commitment fee, which shall accrue at a rate per annum equal to 0.375% on the average daily unused amount of the Dollar Commitment and Multicurrency Commitment, as applicable, of such Lender during the period from and including the Effective Date to but excluding the earlier of the date such commitment terminates and the Commitment Termination Date. Commitment fees accrued through and including such Quarterly Date shall be payable within five Business Days after each Quarterly Date commencing on the first such date to occur after the Effective Date and on the earlier of the date the Commitments of the respective Class terminate and the Commitment Termination Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, the Commitment of any Class of a Lender shall be deemed to be used to the extent of the outstanding Syndicated Loans and LC Exposure of such Class of such Lender (and the Swingline Exposure of such Class of such Lender shall be disregarded for such purpose).
(b)Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for account of each Lender a participation fee with respect to its participations in Letters of Credit of each Class, which shall accrue at a rate per annum equal to the Applicable Margin applicable to interest on Eurocurrency Loans on the average daily amount of such Lender’s LC Exposure of such Class (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment of such Class terminates and the date on which such Lender ceases to have any LC Exposure of such Class, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average

742026061 21680120

daily amount of such Issuing Bank’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including each Quarterly Date shall be payable on the fifth Business Day following such Quarterly Date, commencing on the first such date to occur after the Effective Date; provided that all such fees with respect to the Letters of Credit shall be payable on the Termination Date and the Borrower shall pay any such fees that have accrued and that are unpaid on the Termination Date and, in the event any Letters of Credit shall be outstanding that have expiration dates after the Termination Date, the Borrower shall prepay on the Termination Date the full amount of the participation and fronting fees that will accrue on such Letters of Credit subsequent to the Termination Date through but not including the date such outstanding Letters of Credit are scheduled to expire (and, in that connection, the Lenders agree not later than the date two Business Days after the date upon which the last such Letter of Credit shall expire or be terminated to rebate to the Borrower the excess, if any, of the aggregate participation and fronting fees that have been prepaid by the Borrower over the sum of the amount of such fees that ultimately accrue through the date of such expiration or termination and the aggregate amount of all other unpaid obligations hereunder at such time). Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 Business Days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(d)Payment of Fees. All fees payable hereunder shall be paid on the dates due, in Dollars (or, at the election of the Borrower with respect to any fees payable to an Issuing Bank on account of Letters of Credit issued by such Issuing Bank in any Foreign Currency, in such Foreign Currency) and immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances absent obvious error.
SECTION 2.12.Interest.
(a)ABR Loans. The Loans constituting each ABR Borrowing (including each Swingline Loan) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.
(b)Eurocurrency Loans. The Loans constituting each Eurocurrency Borrowing shall bear interest at a rate per annum equal to the Adjusted Eurocurrency Rate for the related Interest Period for such Borrowing plus the Applicable Margin.
(c)RFR Loans. The Loans constituting each RFR Borrowing shall bear interest at a rate per annum equal to the Daily Simple RFR plus the Applicable Margin.

742026061 21680120

(d)Default Interest. Notwithstanding the foregoing, (i) if any amount of principal of any Loan, interest, fee or other amount payable by the Borrower hereunder is accrued and not paid when due (after giving effect to any grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to (A) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above, (B) in the case of any Letter of Credit, 2% plus the fee otherwise applicable to such Letter of Credit as provided in Section 2.11(b)(i), or (C) in the case of any fee or other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section and (ii) if any other Event of Default has occurred and is continuing for any Eurocurrency Loan, at the end of the current applicable Interest Period, interest shall (if requested by the Administrative Agent upon instructions of the Required Lenders) accrue (A) in the case of Dollar Loans, at the Alternate Base Rate plus the Applicable Margin plus 2% per annum and (B) for Loans in any Foreign Currency, at the one month Eurocurrency Rate plus 2% per annum.
(e)Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan in the Currency in which such Loan is denominated and, in the case of Syndicated Loans, upon the Termination Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Syndicated ABR Loan prior to the Final Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Borrowing denominated in Dollars prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.
(f)Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Daily Simple RFR or Adjusted Eurocurrency Rate shall be determined by the Administrative Agent and such determination shall be conclusive absent manifest error.
SECTION 2.13.Inability to Determine Interest Rates.
(a)Temporary Inability. If prior to the commencement of any Interest Period for any Eurocurrency Borrowing of a Class or at any time for a RFR Borrowing (the Currency of such Borrowing herein called the “Affected Currency”):
(i)(A) in the case of a Eurocurrency Borrowing, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that, by reason of circumstances affecting the relevant interbank market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate for the Affected Currency (including, without limitation, because the applicable Screen Rate is not available or published on a current basis) for such Interest Period or (B) in the case of a RFR Borrowing, the Administrative Agent

742026061 21680120

determines the Administrative Agent determines that adequate and reasonable means do not exist for ascertaining the Daily Simple RFR for the Affected Currency; or
(ii)(A) in the case of a Eurocurrency Borrowing, the Administrative Agent shall have received notice from the Required Lenders of such Class of Commitments that the Adjusted Eurocurrency Rate for the Affected Currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period or (B) in the case of a RFR Borrowing, the Administrative Agent shall have received notice from the Required Multicurrency Lenders that the Daily Simple RFR for the Affected Currency will not adequately and fairly reflect the cost to such Lenders of making or maintaining the Loans included in such RFR Borrowing;, then the Administrative Agent shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrower and the affected Lenders as promptly as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Syndicated Borrowing to, or the continuation of any Syndicated Borrowing as, a Eurocurrency Borrowing denominated in the Affected Currency shall be ineffective and, if the Affected Currency is Dollars, such Syndicated Borrowing (unless prepaid) shall be continued as, or converted to, a Syndicated ABR Borrowing, (ii) if the Affected Currency is Dollars and any Borrowing Request requests a Eurocurrency Borrowing denominated in Dollars, such Borrowing shall be made as a Syndicated ABR Borrowing and (iii) if the Affected Currency is a Foreign Currency, then either, at the Borrower’s election, (A) any Borrowing Request that requests a Eurocurrency Borrowing or RFR Borrowing denominated in the Affected Currency shall be ineffective, or (B) the Eurocurrency Rate for such Eurocurrency Borrowing or the Daily Simple RFR for such RFR Borrowing shall be a rate quoted as being representative of the cost to each Lender to fund its pro rata share of such Eurocurrency Borrowing or RFR Borrowing, as applicable (from whatever source and using whatever representative methodologies as such Lender may select in its reasonable discretion), which each Lender shall provide to the Administrative Agent, and the Administrative Agent shall provide to the Borrower, within five (5) Business Days of the Borrower’s request to the Administrative Agent therefor; provided that any rate provided under this clause (B) shall expire, to the extent the Borrower has not elected to use such rate, on the date that is five (5) Business Days after the delivery by the Administrative Agent thereof.
(b)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark for a Currency, then (x) if a Benchmark Replacement for such Currency is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement

742026061 21680120

Date, such Benchmark Replacement will replace such Benchmark for such Currency for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising (x) in the case of a Benchmark Replacement for Dollars, the Required Lenders, and, in the case of a Benchmark Replacement for any Foreign Currency, the Required Multicurrency Lenders.
(c)Term SOFR Transition Event. Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.
(d)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent (after consulting with the Borrower) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(e)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.
(f)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark for a Currency is a term rate (including Term SOFR or the Adjusted Eurocurrency Rate) and either (A) any

742026061 21680120

tenor for such Benchmark for such Currency is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark for such Currency is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings for such Currency at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark for such Currency (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark for such Currency (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings for such Currency at or after such time to reinstate such previously removed tenor.
(g)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurocurrency Borrowing or RFR Borrowing of, conversion to or continuation of Eurocurrency Loans in each affected Currency to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (i) in the case of a request for a Dollar Borrowing, the Borrower will be deemed to have converted such request into a request for a Borrowing of or conversion to an ABR Loan, and (ii) in the case of a request for a Eurocurrency Borrowing other than in Dollars or a RFR Borrowing, the Eurocurrency Rate for such Eurocurrency Borrowing or Daily Simple RFR for such RFR Borrowing shall be a rate quoted as being representative of the cost to each Lender to fund its pro rata share of such Eurocurrency Borrowing or RFR Borrowing, as applicable (from whatever source and using whatever representative methodologies as such Lender may select in its reasonable discretion), which each Lender shall provide to the Administrative Agent, and the Administrative Agent shall provide to the Borrower, within five (5) Business Days of the Borrower’s request to the Administrative Agent therefor. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.
(h)Eurocurrency Rate Notification. The parties hereto acknowledge and agree that on March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of the Eurocurrency Rate for Dollars’ administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12-month Eurocurrency Rate for Dollars tenor settings.
SECTION 2.14.Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate) or any Issuing Bank;

742026061 21680120

(ii)impose on the Administrative Agent, any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Loans made by such Lender or such Letter of Credit or participation therein; or
(iii)subject the Administrative Agent, any Lender or any Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b)Capital and Liquidity Requirements. If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Swingline Loans and Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity requirements), by an amount deemed to be material by such Lender or such Issuing Bank, then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c)Certificates from Lenders. A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the basis for and the calculation of the amount or amounts in Dollars, necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be promptly delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that

742026061 21680120

such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.15.Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period therefor (including as a result of the occurrence of any Commitment Increase Date or an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Syndicated Loan on the date specified in any notice delivered pursuant hereto (including in connection with any Commitment Increase Date and regardless of whether such notice is permitted to be revocable under Section 2.10(e) and is revoked in accordance herewith), or (d) the assignment as a result of a request by the Borrower pursuant to Section 2.18(b) of any Eurocurrency Loan other than on the last day of an Interest Period therefor, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and reasonable expense attributable to such event (excluding loss of anticipated profits). In the case of a Eurocurrency Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of
(i)the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan denominated in the Currency of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted Eurocurrency Rate for such Currency for such Interest Period, over
(ii)the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits denominated in such Currency from other banks in the Eurocurrency market at the commencement of such period.
Payment under this Section shall be made upon written request of a Lender delivered not later than ten Business Days following the payment, conversion, or failure to borrow, convert, continue or prepay that gives rise to a claim under this Section accompanied by a certificate of such Lender setting forth in reasonable detail the basis for and the calculation of the amount or amounts that such Lender is entitled to receive pursuant to this Section, which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten Business Days after receipt thereof.
SECTION 2.16.Taxes.
(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable

742026061 21680120

law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Taxes from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Taxes are Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deduction and withholding applicable to additional sums payable under this Section) or withholding the Administrative Agent, applicable Lender or applicable Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay timely any Other Taxes to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.
(c)Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank for and, within 10 Business Days after written demand therefor, pay the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by, or required to be withheld or deducted from a payment to, the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.
(d)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 Business Days after written demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(f) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to Section 2.16, the Borrower shall

742026061 21680120

deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)Tax Documentation. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)Without limiting the generality of the foregoing:
(A)any Lender that is a “United States person” (as defined under Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly completed and executed copies of Internal Revenue Service Form W-9 or any successor form certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(w)    duly completed and executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E or any applicable successor form claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(x)    duly completed and executed copies of Internal Revenue Service Form W-8ECI or any successor form certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States,

742026061 21680120

(y)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (1) a certificate substantially in the form of Exhibit F-1 (or such other form as shall be reasonably satisfactory to the Administrative Agent) to the effect that such Foreign Lender is not (I) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (II) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (III) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (2) duly completed and executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any applicable successor form) certifying that the Foreign Lender is not a United States Person, or
(z)    to the extent a Foreign Lender is not the beneficial owner, duly completed and executed copies of Internal Revenue Service Form W-8IMY (or any applicable successor form), accompanied by Internal Revenue Service Form W-8ECI (or any applicable successor form), Internal Revenue Service Form W-8BEN or W-8BEN-E (or any applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3 (or, in each case, such other form as shall be reasonably satisfactory to the Administrative Agent), Internal Revenue Service Form W-9 (or any applicable successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 (or such other form as shall be reasonably satisfactory to the Administrative Agent) on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably

742026061 21680120

requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their respective obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(ii)In addition, each Lender shall deliver to the Borrower and the Administrative Agent updated forms or certifications promptly upon the obsolescence, expiration or invalidity of any form or certification previously delivered by such Lender; provided such Lender is legally able to do so at the time. Each Lender shall promptly notify the Borrower and the Administrative Agent in writing if such Lender no longer satisfies the legal requirements to provide any previously delivered form or certificate to the Borrower (or any other form of certification adopted by the U.S. or other taxing authorities for such purpose).
(g)Treatment of Certain Refunds. If the Administrative Agent, any Lender or an Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Bank, as the case may be, agrees to repay to the Administrative Agent, such Lender or such Issuing Bank, respectively, the amount that the Administrative Agent, such Lender or such Issuing Bank, respectively, paid over to the Borrower pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event the Administrative Agent, such Lender or such Issuing Bank, respectively, is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the Administrative Agent, any Lender or an Issuing Bank be required to pay any amount to the Borrower pursuant to this clause (g), the payment of which would place such Person in a less favorable net after-Tax position than such Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent, any Lender or an Issuing Bank to make available its tax returns or its books or records (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

742026061 21680120

SECTION 2.17.Payments Generally; Pro Rata Treatment: Sharing of Set-offs.
(a)Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.14, 2.15 or 2.16, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Account, except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to any Issuing Bank or any Swingline Lender as expressly provided herein and payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
All amounts owing under this Agreement (including commitment fees, payments required under Section 2.14, and payments required under Section 2.15 relating to any Loan denominated in Dollars, but not including principal of and interest on any Loan denominated in any Foreign Currency or payments relating to any such Loan required under Section 2.15, which are payable in such Foreign Currency) or under any other Loan Document (except to the extent otherwise provided therein) are payable in Dollars. Notwithstanding the foregoing, if the Borrower shall fail to pay any principal of any Loan when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), the unpaid portion of such Loan shall, if such Loan is not denominated in Dollars, automatically be redenominated in Dollars on the due date thereof (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such principal shall be payable on demand; and if the Borrower shall fail to pay any interest on any Loan that is not denominated in Dollars, such interest shall automatically be redenominated in Dollars on the due date therefor (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such interest shall be payable on demand.
Notwithstanding the foregoing provisions of this Section, if, after the making of any Borrowing in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Borrowing was made (the “Original Currency”) no longer exists or the Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Equivalent (as of the date

742026061 21680120

of repayment) of such payment due, it being the intention of the parties hereto that the Borrower takes all risks of the imposition of any such currency control or exchange regulations.
(b)Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees of a Class then due hereunder, such funds shall be applied (i) first, to pay interest and fees of such Class then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees of such Class then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements of such Class then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements of such Class then due to such parties.
(c)Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Syndicated Borrowing of a Class shall be made from the Lenders of such Class, each payment of commitment fee under Section 2.11 shall be made for account of the Lenders of the applicable Class, and each termination or reduction of the amount of the Commitments of a Class under Section 2.08 shall be applied to the respective Commitments of the Lenders of such Class, pro rata according to the amounts of their respective Commitments of such Class; (ii) each Syndicated Borrowing of a Class shall be allocated pro rata among the Lenders of such Class according to the amounts of their respective Commitments of such Class (in the case of the making of Syndicated Loans) or their respective Loans of such Class that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Syndicated Loans of a Class by the Borrower shall be made for account of the Lenders of such Class pro rata in accordance with the respective unpaid principal amounts of the Syndicated Loans of such Class held by them; and (iv) each payment of interest on Syndicated Loans of a Class by the Borrower shall be made for account of the Lenders of such Class pro rata in accordance with the amounts of interest on such Loans of such Class then due and payable to the respective Lenders.
(d)Sharing of Payments by Lenders. If any Lender of any Class shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Syndicated Loans, or participations in LC Disbursements or Swingline Loans, of such Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Syndicated Loans, and participations in LC Disbursements and Swingline Loans, and accrued interest thereon of such Class then due than the proportion received by any other Lender of such Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Syndicated Loans, and participations in LC Disbursements and Swingline Loans, of other Lenders of such Class to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Syndicated Loans, and participations in LC Disbursements and Swingline Loans, of such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or

742026061 21680120

participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(e)Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at the Federal Funds Effective Rate.
(f)Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(e), 2.06(a) or (b) or 2.17(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
SECTION 2.18.Mitigation Obligations; Replacement of Lenders.
(a)Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then, at the request of the Borrower, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any cost or expense not required to be reimbursed by the Borrower and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)Replacement of Lenders. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.16, and, in each case, such Lender has not designated a different lending office in accordance with clause (a) above, or if any Lender becomes a Defaulting Lender or is a Non-Consenting Lender (as provided in Section 9.02(d)), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to

742026061 21680120

assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.14 and 2.16) and obligations under this Agreement and the related Loan Documents to an assignee (which has met the restrictions contained in Section 9.04 and has received the required consents under Section 9.04) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, each Issuing Bank and each Swingline Lender), which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction or elimination of such compensation or payments. A Lender shall not be required to make any such assignment and delegation if prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 2.19.Defaulting Lenders.
(a)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or any Swingline Lender hereunder; third, to Cash Collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in the manner described in Section 2.09(a); fourth, as Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in the manner described in Section 2.09(a); sixth, to the payment of any amounts owing to the Lenders, Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or any Swingline Lender against

742026061 21680120

such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists and no Default exists under clause (a), (b), (e) or (i) of Article VII, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations in respect of any LC Disbursement for which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations in respect of any LC Disbursement that is owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations in respect of any LC Disbursement that is owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swingline Loans are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.19(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(ii)Certain Fees.
(A)No Defaulting Lender shall be entitled to receive any fee pursuant to Sections 2.11(a) and (b) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided that such Defaulting Lender shall be entitled to receive fees pursuant to Section 2.11(b) for any period during which that Lender is a Defaulting Lender only to extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which such Defaulting Lender (but not the Borrower) has provided Cash Collateral pursuant to Section 2.19(d).
(B)With respect to any fees pursuant to Section 2.11(b) not required to be paid to any Defaulting Lender pursuant to clause (A) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iii) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iii)Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline

742026061 21680120

Loans shall be reallocated (effective no later than one (1) Business Day after the Administrative Agent has actual knowledge that such Lender has become a Defaulting Lender) among the Non-Defaulting Lenders in accordance with their respective Applicable Dollar Percentages, Applicable Multicurrency Percentages and Applicable Percentages, as the case may be (in each case calculated without regard to such Defaulting Lender’s Commitment), but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 9.16, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(iv)Cash Collateral; Repayment of Swingline Loans. If the reallocation described in clause (iii) above cannot, or can only partially, be effected, the Borrower shall not later than two (2) Business Days after demand by the Administrative Agent (at the direction of any Issuing Bank and/or any Swingline Lender), without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Swingline Exposure (which exposure shall be deemed equal to the applicable Defaulting Lender’s Applicable Percentage of the total outstanding Swingline Exposure (other than Swingline Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof)) and (y) second, Cash Collateralize each Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.19(d) or (z) make other arrangements reasonably satisfactory to the Administrative Agent, the Issuing Banks and the Swingline Lenders in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.
(b)Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lenders and the Issuing Banks agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that such former Defaulting Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.19(a)(iii)), and if Cash Collateral has been posted with respect to such Defaulting Lender, the Administrative Agent will promptly return or release such Cash Collateral to the Borrower, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from

742026061 21680120

Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.
(c)New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) no Swingline Lender shall be required to fund any Swingline Loans unless it is satisfied that the participations therein will be fully allocated among Non-Defaulting Lenders in a manner consistent with clause (a)(iii) above and the Defaulting Lender shall not participate therein and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that the participations in any existing Letters of Credit as well as the new, extended, renewed or increased Letter of Credit has been or will be fully allocated among the Non-Defaulting Lenders in a manner consistent with clause (a)(iii) above and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.19(d).
(d)Cash Collateral. At any time that there shall exist a Defaulting Lender, promptly following the written request of Administrative Agent or any Issuing Bank (with a copy to Administrative Agent) Borrower shall Cash Collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.19(a)(iii) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(i)Grant of Security Interest. Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below. If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Truist. Borrower shall pay on demand therefor from time to time all reasonable and customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(ii)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.19 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(iii)Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce Issuing Bank’s Fronting Exposure shall no longer be

742026061 21680120

required to be held as Cash Collateral pursuant to this Section 2.19 following (i) the elimination or reduction of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender or giving effect to Section 2.19(a)(iii)) or (ii) the determination by Administrative Agent and the Issuing Banks that there exists excess Cash Collateral; provided that, subject to the other provisions of this Section 2.19, the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure; provided, further, that to the extent that such Cash Collateral was provided by Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
ARTICLE III.

REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders that:
SECTION 3.01.Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required of the Borrower or such Subsidiary, as applicable.
SECTION 3.02.Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each of the other Loan Documents when executed and delivered by each Obligor party thereto will constitute, a legal, valid and binding obligation of such Obligor, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
SECTION 3.03.Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any applicable Governmental Authority, except for (i) such as have been or will be obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to this Agreement or the Security Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any other Obligor or any order of any Governmental Authority applicable to the Borrower or any Subsidiary, or their respective property, (c) will not violate or result in a default in any material respect under any indenture, agreement or other instrument binding upon the Borrower or any other Obligor or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) except for the Liens created pursuant to this Agreement or the Security Documents, will not result in the creation or imposition of any Lien (other than Liens permitted by Section 6.02) on any asset of the Borrower or any other Obligor.

742026061 21680120

SECTION 3.04.Financial Condition; No Material Adverse Effect.
(a)Financial Statements. The Borrower has heretofore delivered to the Lenders audited consolidated balance sheet and statement of operations, changes in net assets and cash flows of the Borrower and its Subsidiaries as of and for the year ended December 31, 2020, certified by a Financial Officer of the Borrower. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such date and for such period in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.
(b)Material Adverse Effect. Since the date of the most recent Applicable Financial Statements, there has not been any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
SECTION 3.05.Litigation. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions (other than any action brought by the Borrower against a Defaulting Lender).
SECTION 3.06.Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any other Obligor is subject to any contract or other arrangement, the performance of which by the Borrower or the other Obligors could reasonably be expected to result in a Material Adverse Effect.
SECTION 3.07.Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves maintained in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.08.ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
SECTION 3.09.Disclosure. As of the Effective Date, the Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information (other than projected

742026061 21680120

financial information, other forward looking information relating to third parties and information of a general economic or general industry nature) furnished by or on behalf of the Borrower to the Administrative Agent in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) when taken as a whole (and after giving effect to all updates, modifications and supplements) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading at the time made; provided that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
SECTION 3.10.Investment Company Act; Margin Regulations.
(a)Status as Business Development Company. The Borrower has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and qualifies as a RIC.
(b)Compliance with Investment Company Act. The business and other activities of the Borrower and its Subsidiaries, including the making of the Loans hereunder, the application of the proceeds and repayment thereof by the Borrower and the consummation of the Transactions contemplated by the Loan Documents do not result in a violation or breach in any material respect of the provisions of the Investment Company Act or any rules, regulations or orders issued by the Securities and Exchange Commission thereunder, in each case that are applicable to the Borrower and its Subsidiaries.
(c)Investment Policies. The Borrower is in compliance in all respects with the Investment Policies (after giving effect to any Permitted Policy Amendments), except to the extent that the failure to so comply could not reasonably be expected to have a Material Adverse Effect.
(d)Use of Credit. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.
SECTION 3.11.Material Agreements and Liens.
(a)Material Agreements. Part A of Schedule 3.11 is a complete and correct list, as of the Effective Date, of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness for borrowed money or any extension of credit (or commitment for any extension of credit) to, or guarantee for borrowed money by, the Borrower or any other Obligor outstanding, and the aggregate principal or face amount outstanding or that is, or may become, outstanding under each such arrangement, in each case, as of the Effective Date, is correctly described in Part A of Schedule 3.11.
(b)Liens. Part B of Schedule 3.11 is a complete and correct list, as of the Effective Date, of each Lien securing Indebtedness of any Person outstanding on the Effective Date covering any property of the Borrower or any of the Subsidiary Guarantors, and the

742026061 21680120

aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien as of the Effective Date is correctly described in Part B of Schedule 3.11.
SECTION 3.12.Subsidiaries and Investments.
(a)Subsidiaries. Set forth on Schedule 3.12(a) is a list of the Borrower’s Subsidiaries as of the Effective Date.
(b)Investments. Set forth on Schedule 3.12(b) is a complete and correct list, as of the Effective Date, of all Investments (other than Investments of the types referred to in clauses (b), (c) and (d) of Section 6.04) held by the Borrower or any of the Subsidiary Guarantors in any Person on the Effective Date and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Schedule 3.12, each of the Borrower and any of the Subsidiary Guarantors owns, free and clear of all Liens (other than Liens created pursuant to this Agreement or the Security Documents and Permitted Liens), all such Investments as of such date.
SECTION 3.13.Properties.
(a)Title Generally. Each of the Borrower and the Subsidiary Guarantors has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(b)Intellectual Property. Each of the Borrower and its Subsidiaries (other than any Financing Subsidiary) owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries (other than any Financing Subsidiary) does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.14.Affiliate Agreements. As of the Effective Date, the Borrower has heretofore delivered to the Administrative Agent true and complete copies of each of the Affiliate Agreements as in effect as of the Effective Date (including schedules and exhibits thereto, and any amendments, supplements or waivers executed and delivered thereunder). As of the Effective Date, each of the Affiliate Agreements is in full force and effect.
SECTION 3.15.Sanctions.
(a)None of the Borrower or any of its Subsidiaries nor, to the knowledge of the Borrower, any of their respective directors, officers or authorized signors, (i) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to, or the subject or target of, applicable sanctions under (A) any U.S. Department of Treasury’s Office of Foreign Assets Control or U.S. Department of State regulation or executive order or (B) any applicable international economic sanction administered or enforced by the United Nations Security Council, Her Majesty’s Treasury or the European Union (collectively “Sanctions”) or (ii) is located, organized or resident in a Sanctioned Country.
(b)The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance by the Borrower, its

742026061 21680120

Subsidiaries and their respective directors, officers, employees and investment advisors with Anti-Corruption Laws and applicable Sanctions in all material respects. The Borrower, its Subsidiaries and to the knowledge of the Borrower, their respective employees, officers, and directors are in compliance with applicable Anti-Corruption Laws and applicable Sanctions in all material respects.
SECTION 3.16.Patriot Act. Each of the Borrower and its Subsidiaries is in material compliance, to the extent applicable with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or, to the knowledge of a Responsible Officer of the Borrower, indirectly, for any payments to (i) any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, all in violation by the Borrower or its Subsidiaries of the United States Foreign Corrupt Practices Act of 1977, as amended, or in material violation of any applicable US or UK regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (collectively, the “Anti-Corruption Laws”) or (ii) any Person for the purpose of financing the activities of any Person, at the time of such financing (A) subject to, or the subject of, any Sanctions or (B) located, organized or resident in a Sanctioned Country, in each case as would result in a violation of Sanctions.
SECTION 3.17.Collateral Documents. The provisions of the Security Documents are effective to create in favor of the Collateral Agent a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 6.02) on all right, title and interest of the Borrower and each Subsidiary Guarantor in the Collateral described therein, except for any failure that would not constitute an Event of Default under clause (p) of Article VII. Except for filings and actions completed on or prior to the Effective Date or as contemplated hereby and by the Security Documents, no filing or other action will be necessary to perfect such Liens to the extent required thereunder, except for the failure to make any filing or take any other action that would not constitute an Event of Default under clause (p) of Article VII.
SECTION 3.18.EEA Financial Institutions. Neither the Borrower nor any Subsidiary is an EEA Financial Institution.
ARTICLE IV.

CONDITIONS
SECTION 4.01.Effective Date. The effectiveness of this Agreement and of the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until completion of each of the following conditions precedent (unless a condition shall have been waived in accordance with Section 9.02):

742026061 21680120

(a)Documents. Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below to each Lender) in form and substance:
(i)Executed Counterparts. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic (e.g. pdf) transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.
(ii)Opinion of Counsel to the Borrower. Favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of: Latham & Watkins LLP, special counsel for the Borrower, in form and substance reasonably acceptable to the Administrative Agent (and the Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).
(iii)Corporate Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
(iv)Officer’s Certificate. A certificate, dated the Effective Date and signed by the President, the Chief Executive Officer, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in the lettered clauses of the first sentence of Section 4.02.
(v)Guarantee and Security Agreement. The Guarantee and Security Agreement, duly executed and delivered by each of the parties to the Guarantee and Security Agreement.
(vi)Control Agreement. A control agreement (the “Custodian Control Agreement”), duly executed and delivered by the Borrower, the Administrative Agent and State Street Bank and Trust Company.
(vii)Borrowing Base Certificate. A Borrowing Base Certificate showing a calculation of the Borrowing Base as of June 30, 2021.
(b)Liens. The Administrative Agent shall have received results of a recent lien search in each relevant jurisdiction with respect to the Borrower and the Subsidiary Guarantors, confirming that each financing statement in respect of the Liens in favor of the Collateral Agent created pursuant to the Security Documents is otherwise prior to all other financing statements or other interests reflected therein (other than any financing statement or interest in respect of liens permitted under Section 6.02 or Liens to be discharged on or prior to the Effective Date pursuant to documentation satisfactory to the Administrative Agent). All UCC financing statements and similar documents required to be filed in order to create in favor of the Collateral Agent, for the benefit of the Lenders, a first priority perfected security interest in the Collateral (to the extent that such a security interest may be perfected by a filing under the

742026061 21680120

Uniform Commercial Code) shall have been properly filed in each jurisdiction required (or arrangements for such filings acceptable to the Administrative Agent and the Collateral Agent shall have been made).
(c)Consents. The Borrower shall have obtained and delivered to the Administrative Agent certified copies of all consents, approvals, authorizations, registrations, or filings required to be made or obtained by the Borrower and all Subsidiary Guarantors in connection with the Transactions and any transaction being financed with the proceeds of the Loans, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired and no investigation or inquiry by any Governmental Authority regarding the Transactions or any transaction being financed with the proceeds of the Loans shall be ongoing.
(d)Fees and Expenses. The Borrower shall have paid in full to the Administrative Agent and the Lenders all fees and expenses related to this Agreement and the other Loan Documents owing on the Effective Date.
(e)Patriot Act. The Administrative Agent and the Lenders shall have received, sufficiently in advance of the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act (Title III of Pub. L. 10756 (signed into law October 26, 2001)).
(f)Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent or any Lender may reasonably request in form and substance reasonably satisfactory to the Administrative Agent.
SECTION 4.02.Each Credit Event. The obligation of each Lender to make any Loan, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is additionally subject to the satisfaction of the following conditions:
(a)the representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (or, in the case of any portion of any representations and warranties already subject to a materiality qualifier, true and correct in all respects) on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, or, as to any such representation or warranty that refers to a specific date, as of such specific date;
(b)at the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing; and
(c)either (i) the aggregate Covered Debt Amount (after giving effect to such extension of credit) shall not exceed the Borrowing Base reflected on the Borrowing Base Certificate most recently delivered to the Administrative Agent or (ii) the Borrower shall have delivered an updated Borrowing Base Certificate demonstrating that the Covered Debt Amount (after giving effect to such extension of credit) shall not exceed the Borrowing Base after giving effect to such extension of credit as well as any concurrent acquisitions of Investments or

742026061 21680120

payment of outstanding Loans or Other Covered Indebtedness or any other Indebtedness that is included in the Covered Debt Amount at such time.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.
ARTICLE V.

AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired, been terminated, Cash Collateralized or backstopped and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 5.01.Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
(a)within 90 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and statement of operations, changes in net assets and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently (except as disclosed therein) applied; provided that the requirements set forth in this clause (a) may be fulfilled by providing to the Administrative Agent the report of the Borrower to the SEC on Form 10-K for the applicable fiscal year;
(b)within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet and statement of operations, changes in net assets and cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the statements of assets and liabilities, operations, changes in net assets and cash flows, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently (except as disclosed therein) applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that the requirements set forth in this clause (b) may be fulfilled by providing to the Administrative Agent the report of the Borrower to the SEC on Form 10-Q for the applicable quarterly period;
(c)concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Financial Officer of the Borrower (i) certifying that such statements are consistent with the financial statements filed by the Borrower with the Securities

742026061 21680120

and Exchange Commission, (ii) certifying as to whether the Borrower has knowledge that a Default has occurred during the applicable period and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01, 6.02, 6.04 and 6.07 and (iv) stating whether any change in GAAP as applied by (or in the application of GAAP by) the Borrower has occurred since the Effective Date and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(d)as soon as available and in any event not later than 20 days after the end of each monthly accounting period (ending on the last day of each calendar month) of the Borrower and its Subsidiaries, (i) a Borrowing Base Certificate as at the last day of such accounting period and (ii) a certificate executed by a Responsible Officer of the Borrower setting forth reasonably detailed calculations demonstrating compliance with Section 6.07(e);
(e)promptly but no later than five Business Days after any Responsible Officer of the Borrower shall at any time have knowledge that there is a Borrowing Base Deficiency, a Borrowing Base Certificate as at the date such Person has knowledge of such Borrowing Base Deficiency indicating the amount of the Borrowing Base Deficiency as at the date such Person obtained knowledge of such deficiency and the amount of the Borrowing Base Deficiency as of the date not earlier than one Business Day prior to the date the Borrowing Base Certificate is delivered pursuant to this paragraph;
(f)promptly upon receipt thereof copies of all significant reports submitted by the Borrower’s independent public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Borrower or any of its Subsidiaries delivered by such accountants to the management or board of directors of the Borrower;
(g)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials sent to all stockholders filed by the Borrower or any of the Subsidiary Guarantors with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be; and
(h)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request, including without limitation, all documentation and other information required by bank regulatory authorities under applicable “know your customer”, anti-money laundering and anti-terrorism rules and regulations, including the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and the Administrative Agent’s or such Lender’s policies and procedures relating thereto.
(i)Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.01 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that

742026061 21680120

Borrower has indicated contains Non-Public Information shall not be posted by Administrative Agent on that portion of the Platform designated for such Public Lenders. Borrower agrees to clearly designate all information provided to Administrative Agent by or on behalf of Borrower or any of its Subsidiaries which is suitable to make available to Public Lenders. If Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.01 contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material Non-Public Information with respect to Borrower, its Subsidiaries and their Securities (as such term is defined in Section 5.13 of this Agreement).
(j)Notwithstanding anything to the contrary herein, the requirements to deliver documents set forth in Section 5.01(a), (b) and (g) will be fulfilled by filing by the Borrower of the applicable documents for public availability on the SEC’s Electronic Data Gathering and Retrieval system; provided, that the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents.
SECTION 5.02.Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender) prompt written notice upon any Responsible Officer obtaining actual knowledge of the following:
(a)the occurrence of any Default (unless the Borrower first became aware of such Default from a notice delivered by the Administrative Agent);
(b)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred after the Effective Date, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $20,000,000; and
(d)any other development (excluding matters of a general economic, financial or political nature to the extent that they could not reasonably be expected to have a disproportionate effect on the Borrower and its Subsidiaries, taken as a whole) that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03.Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

742026061 21680120

SECTION 5.04.Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including U.S. federal income Tax and any other material Tax liabilities and material contractual obligations, that, if not paid, could reasonably be expected to result in a Material Adverse Effect on the Borrower or on the Borrower and its Subsidiaries taken as a whole before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05.Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
SECTION 5.06.Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each of its Subsidiaries to, keep books of record and account in accordance with GAAP. The Borrower will, and will cause each other Obligor to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties during business hours, to examine and make extracts from its books and records (but only to the extent the Borrower is not prohibited from disclosing such information or providing access to such information pursuant to applicable law or an agreement any Obligor entered into with a third party in the ordinary course of its business), and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, in each case, to the extent such inspection or requests for such information are reasonable and such information can be provided or discussed without (x) violation of law, rule, regulation or contract or (y) waiver by any Obligor of attorney-client privilege with respect to information prepared by Borrower’s counsel; provided that (i) the Borrower or such Obligor shall be entitled to have its representatives and advisers present during any inspection of its books and records and (ii) unless an Event of Default shall have occurred and be continuing, the Borrower’s obligation to reimburse any costs and expenses incurred by the Administrative Agent and the Lenders in connection with any such inspections shall be limited to one inspection per calendar year under this Section 5.06 and Section 7.01(a) of the Guarantee and Security Agreement.
SECTION 5.07.Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, including the Investment Company Act, and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, the Borrower will, and will cause its Subsidiaries to, conduct its business and other activities in compliance in all material respects with the provisions of the Investment Company Act and any applicable rules, regulations or orders issued by the Securities and Exchange Commission

742026061 21680120

thereunder. The Borrower shall maintain policies, procedures and internal controls reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and investment advisers with Anti-Corruption Laws and applicable Sanctions in all material respects.
SECTION 5.08.Certain Obligations Respecting Subsidiaries; Further Assurances.
(a)Subsidiary Guarantors. In the event that the Borrower or any Subsidiary Guarantor shall form or acquire any new Subsidiary (other than a Financing Subsidiary, a Foreign Subsidiary, an Immaterial Subsidiary or a Subsidiary of a Foreign Subsidiary) the Borrower will within thirty (30) days thereof (or such longer period as shall be reasonably agreed by the Administrative Agent) cause such new Subsidiary to become a “Subsidiary Guarantor” (and, thereby, an “Obligor”) under the Guarantee and Security Agreement pursuant to a Guarantee Assumption Agreement and to deliver such proof of corporate or other action, incumbency of officers, opinions of counsel (unless waived by the Administrative Agent) and other documents as is consistent with those delivered by the Borrower pursuant to Section 4.01 upon the Effective Date or as the Administrative Agent shall have reasonably requested.
(b)Ownership of Subsidiaries. The Borrower will, and will cause each Subsidiary to, take such action from time to time as shall be necessary to ensure that each Subsidiary is a wholly owned Subsidiary; provided, that the foregoing shall not prohibit any transactions permitted under Section 6.03 or 6.04, so long as after giving effect to such permitted transaction, each of the remaining Subsidiaries of the Borrower is a wholly-owned Subsidiary.
(c)Further Assurances. The Borrower will, and will cause each of the Subsidiary Guarantors to, take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement. Without limiting the generality of the foregoing, the Borrower will, and will cause each of the Subsidiary Guarantors to, take such action from time to time (including filing appropriate Uniform Commercial Code financing statements and executing and delivering such assignments, security agreements and other instruments) as shall be reasonably requested by the Administrative Agent: (i) to create, in favor of the Collateral Agent for the benefit of the Lenders (and any affiliate thereof that is a party to any Hedging Agreement entered into with the Borrower) and the holders of any Secured Longer-Term Indebtedness or Secured Shorter-Term Indebtedness, perfected security interests and Liens in the Collateral; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents, (ii) to cause any bank or securities intermediary (within the meaning of the Uniform Commercial Code) to enter into such arrangements with the Collateral Agent as shall be appropriate in order that the Collateral Agent has “control” (within the meaning of the Uniform Commercial Code) over each bank account or securities account of the Obligors (other than “Excluded Accounts” as defined in the Guarantee and Security Agreement), and in that connection, the Borrower agrees to cause all cash and other proceeds of Investments received by any Obligor to be promptly deposited into such an account (or otherwise delivered to, or registered in the name of, the Collateral Agent), (iii) in the case of any Investment consisting of a Bank Loan (as defined in Section 5.13) that does not constitute all of the credit extended to the underlying borrower under the relevant underlying loan documents and a Financing Subsidiary holds any interest in the loans or other extensions of credit under

742026061 21680120

such loan documents, (x) to cause such Financing Subsidiary to be party to such underlying loan documents as a “lender” having a direct interest (or a participation not acquired from an Obligor) in such underlying loan documents and the extensions of credit thereunder and (y) to ensure that all amounts owing to such Obligor or Financing Subsidiary by the underlying borrower or other obligated party are remitted by such borrower or obligated party directly to separate accounts of such Obligor and such Financing Subsidiary, (iv) in the event that any Obligor is acting as an agent or administrative agent under any loan documents with respect to any Bank Loan that does not constitute all of the credit extended to the underlying borrower under the relevant underlying loan documents, to ensure that all funds held by such Obligor in such capacity as agent or administrative agent is segregated from all other funds of such Obligor and clearly identified as being held in an agency capacity and (v) if an Event of Default has occurred and is continuing, to cause the closing sets and all executed amendments, consents, forbearances and other modifications and assignment agreements relating to any Investment and any other documents relating to any Investment requested by the Collateral Agent, in each case, to be held by the Collateral Agent or a custodian pursuant to the terms of a custodian agreement and/or control agreement reasonably satisfactory to the Administrative Agent (and the Administrative Agent hereby acknowledges that the Custodian Control Agreement is satisfactory for this purpose).
SECTION 5.9.Use of Proceeds. The Borrower will use the proceeds of the Loans only for general corporate purposes of the Borrower, including the acquisition and funding (either directly or through one or more wholly-owned Subsidiaries) of leveraged loans, mezzanine loans, high-yield securities, convertible securities, preferred stock, common stock and other Investments and, subject to Section 6.16, payments under a Capital Call Facility; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds. No part of the proceeds of any Loan will be used in violation of (a) applicable law or, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock or (b) Section 3.16. Margin Stock shall be purchased by the Obligors only with the proceeds of Indebtedness not directly or indirectly secured by Margin Stock, or with the proceeds of equity capital of the Borrower.
SECTION 5.10.Status of RIC and BDC. As of the Effective Date the Borrower is treated as a RIC under the Code, the Borrower shall at all times thereafter, subject to applicable grace periods set forth in the Code, maintain its status as a RIC under the Code. The Borrower shall at all times maintain its status as a “business development company” under the Investment Company Act.
SECTION 5.11.Investment Policies. The Borrower shall at all times be in compliance in all material respects with its Investment Policies (after giving effect to any Permitted Policy Amendments).
SECTION 5.12.Portfolio Valuation and Diversification Etc.
(a)Industry Classification Groups. For purposes of this Agreement, the Borrower shall assign each Portfolio Investment included in the Borrowing Base to an Industry Classification Group. To the extent the Borrower determines that any Portfolio Investment included in the Borrowing Base is not adequately correlated with the risks of other Portfolio Investments in an Industry Classification Group, such Portfolio Investment may be assigned by the Borrower to an Industry Classification Group that is most closely correlated to such Portfolio

742026061 21680120

Investment. In the absence of any adequate correlation, the Borrower shall be permitted, upon prior notice to the Administrative Agent (for distribution to each Lender), to create up to three additional industry classification groups for purposes of this Agreement.
(b)Portfolio Valuation Etc.
(i)Settlement Date Basis. For purposes of this Agreement, all determinations of whether an investment is to be included as a Portfolio Investment shall be determined on a settlement-date basis (meaning that any investment that has been purchased will not be treated as a Portfolio Investment until such purchase has settled, and any Portfolio Investment which has been sold will not be excluded as a Portfolio Investment until such sale has settled); provided that no such investment shall be included as a Portfolio Investment to the extent it has not been paid for in full.
(ii)Determination of Values. The Borrower will conduct reviews of the value to be assigned to each of its Portfolio Investments included in the Borrowing Base as follows:
(A)Quoted Investments - External Review. With respect to Portfolio Investments (including Cash Equivalents) for which market quotations are readily available (each, a “Quoted Investment”), the Borrower shall, not less frequently than once each calendar week, determine the market value of such Quoted Investments which shall, in each case, be determined in accordance with one of the following methodologies (as selected by the Borrower):
(w)    in the case of public and 144A securities, the average of the bid prices as determined by two Approved Dealers selected by the Borrower,
(x)    in the case of bank loans, the bid price as determined by one Approved Dealer selected by the Borrower,
(y)    in the case of any Quoted Investment traded on an exchange, the closing price for such Quoted Investment most recently posted on such exchange, and
(z)    in the case of any other Quoted Investment, the fair market value thereof as determined by an Approved Pricing Service (as selected by the Borrower).
(B)Unquoted Investments - External Review. With respect to each Portfolio Investment for which market quotations are not readily available (each, a “Unquoted Investment”), the Borrower shall request an Approved Third-Party Appraiser to assist the Board of Directors of the Borrower in determining the fair market value of each such Unquoted Investment (other than any Unquoted Investment that the Administrative Agent has most recently notified the Borrower that it intends to have an Approved Third Party Appraiser selected by the Administrative Agent value), as at the last day of two non-consecutive fiscal quarters each calendar year in each case, and with respect to each calendar year,

742026061 21680120

as selected by the Borrower in its sole discretion (with respect to such Unquoted Investment) (each, a “Testing Quarter”); provided that:
(w)    except as set forth in clause (z) below, the Value of any such Unquoted Investment acquired shall be deemed to be equal to the cost of such Unquoted Investment until such time as the fair market value of such Unquoted Investment is determined in accordance with the foregoing provisions of this subclause (B) as at the last day of the next succeeding Testing Quarter with respect to such Unquoted Investment;
(x)    notwithstanding the foregoing and except as set forth in clause (z) below, the Board of Directors of the Borrower may, without the assistance of an Approved Third-Party Appraiser, determine the fair market value of such Unquoted Investment so long as the aggregate Value thereof of all Unquoted Investments so determined does not at any time exceed 10% of the aggregate Borrowing Base, except that the fair market value of any Unquoted Investment that has been determined without the assistance of an Approved Third-Party Appraiser as at the last day of any Testing Quarter with respect to such Unquoted Investment shall be deemed to be zero as at the last day of the immediately succeeding Testing Quarter with respect to such Unquoted Investment (but effective upon the date upon which the Borrowing Base Certificate for such last day is required to be delivered hereunder) if an Approved Third-Party Appraiser has not assisted the Board of Directors of the Borrower in determining the fair market value of such Unquoted Investments, as at such date;
(y)    no Testing Quarter with respect to any Unquoted Investment for which market quotations are not readily available shall end more than six months following the end of the immediately preceding Testing Quarter for such Unquoted Investment; and
(z)    the Value, at the end of any fiscal quarter, of any such Unquoted Investment that was acquired within thirty (30) days of the end of such fiscal quarter (collectively, the “Market Value Investments”) shall be deemed to be equal to the cost of such Unquoted Investment.
(C)Internal Review. The Borrower shall conduct internal reviews of all Portfolio Investments at least once each calendar week which shall take into account any events of which any Responsible Officer of the Borrower has knowledge that adversely affect the value of the Portfolio Investments. If the value of any Portfolio Investment as most recently determined by the Borrower pursuant to this Section 5.12(b)(ii)(C) is lower than the value of such Portfolio Investment as most recently determined pursuant to Section 5.12(b)(ii)(A) and (B), such lower value shall be deemed to be the “Value” of such Portfolio Investment for purposes hereof; provided that the Value of any Portfolio Investment of the Borrower and its Subsidiaries shall be increased by the net unrealized gain as at the date such Value is determined of any Hedging Agreement entered into to hedge risks associated with such Portfolio Investment

742026061 21680120

and reduced by the net unrealized loss as at such date of any such Hedging Agreement (such net unrealized gain or net unrealized loss, on any date, to be equal to the aggregate amount receivable or payable under the related Hedging Agreement if the same were terminated on such date).
(D)Failure to Determine Values. If the Borrower shall fail to determine the value of any Portfolio Investment as at any date pursuant to the requirements of the foregoing subclauses (A), (B) or (C), then the “Value” of such Portfolio Investment as at such date shall be deemed to be zero until such time as the value of such Portfolio Investment is otherwise determined or reviewed, as applicable, in accordance herewith.
(E)Testing of Values. At least six (6) weeks prior to the end of each fiscal quarter (the last such fiscal quarter is referred to herein as, the “Testing Period”), the Administrative Agent in its reasonable discretion shall select (and inform the Borrower of) the particular Unquoted Investments included in the Borrowing Base to be valued by an Approved Third-Party Appraiser selected by the Administrative Agent that collectively have an aggregate Value approximately equal to the Calculation Amount. For the avoidance of doubt, all calculations of value pursuant to this Section 5.12(b)(ii)(E) shall be determined without application of the Advance Rates. The Testing Period shall not be required to coincide with the timing of any valuations conducted by the Board of Directors of the Borrower pursuant to Section 5.12(b)(ii)(B).
(F)Valuation Dispute Resolution. Notwithstanding the foregoing, the Administrative Agent shall at any time have the right to request, in its reasonable discretion, any Unquoted Investment included in the Borrowing Base with a value determined pursuant to Section 5.12(b)(ii) to be independently valued by an Approved Third-Party Appraiser selected by the Administrative Agent. There shall be no limit on the number of such appraisals requested by the Administrative Agent in its reasonable discretion; provided, that (i) any appraisal shall be conducted in a manner that is not disruptive to the Borrower’s business and (ii) the values determined by any appraisal shall be treated as confidential information by the Administrative Agent and the Lenders and shall be deemed to be “Information” hereunder and subject to Section 9.13 hereof. The reasonable and documented out-of-pocket costs of any such valuation shall be at the expense of the Borrower. The Administrative Agent shall notify the Borrower of its receipt of results from an Approved Third-Party Appraiser of any appraisal and provide a copy of the results and any related reports to the Borrower. If the difference between the Borrower’s valuation pursuant to Section 5.12(b)(ii)(B) and the valuation of any Approved Third-Party Appraiser selected by the Administrative Agent pursuant to Section 5.12(b)(ii)(E) or (F) is (1) less than 5% of the Borrower’s value thereof, then the Borrower’s valuation shall be used, (2) between 5% and 20% of the Borrower’s value thereof, then the valuation of such Portfolio Investment shall be the average of the value determined by the Borrower and the value determined by the Approved Third-Party Appraiser selected by the

742026061 21680120

Administrative Agent and (3) greater than 20% of the Borrower’s value thereof, then the Borrower and the Administrative Agent shall select an additional Approved Third-Party Appraiser and the valuation of such Portfolio Investment shall be the average of the three valuations (with the Administrative Agent’s Approved Third-Party Appraiser’s valuation to be used until the third valuation is obtained).
(c)RIC Diversification Requirements. The Borrower will, and will cause its Subsidiaries (other than Financing Subsidiaries that are exempt from the Investment Company Act) at all times to, subject to applicable grace periods set forth in the Code, comply with the portfolio diversification requirements set forth in the Code applicable to RICs, to the extent applicable.
SECTION 5.13.Calculation of Borrowing Base. For purposes of this Agreement, the “Borrowing Base” shall be determined, as at any date of determination, as the sum of the Advance Rates of the Value of each Portfolio Investment (excluding any Cash Collateral held by the Administrative Agent pursuant to Section 2.05(k) or the last paragraph of Section 2.09(a)); provided that:
(a)the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments in a consolidated group of corporations or other entities (collectively, a “Consolidated Group”), in accordance with GAAP, that exceeds 10% of Borrower Net Worth (which, for purposes of this calculation shall exclude the aggregate amount of Equity Interests in Financing Subsidiaries) shall be 50% of the Advance Rate otherwise applicable; provided that, with prior notice to the Administrative Agent, the Advance Rate applicable to that portion of an investment exceeding 12.5% of Borrower Net Worth shall be 50% of the Advance Rate otherwise applicable;
(b)the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments of all issuers in a Consolidated Group exceeding 20% of Borrower Net Worth (which, for purposes of this calculation shall exclude the aggregate amount of Equity Interests in Financing Subsidiaries) shall be 0%;
(c)the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments in any single Industry Classification Group that exceeds 25% of the aggregate Value of all Portfolio Investments in the Collateral Pool (which for purposes of this calculation shall exclude the aggregate amount of Equity Interests in Financing Subsidiaries) shall be 0%; provided that, with respect to Portfolio Investments in a single Industry Classification Group from time to time designated by the Borrower to the Administrative Agent, such portion of the aggregate Value of the Portfolio Investments in such Industry Classification Group that exceeds 30% of the aggregate Value of all Portfolio Investments in the Collateral Pool shall be 0%;
(d)no Portfolio Investment may be included in the Borrowing Base unless the Collateral Agent maintains a first priority, perfected Lien (subject to Permitted Liens) on such Portfolio Investment and such Portfolio Investment has been Delivered (as such term is used in and to the extent required under Section 7.01(a) of the Guarantee and Security Agreement) to the

742026061 21680120

Collateral Agent, and then only for so long as such Portfolio Investment continues to be Delivered as contemplated therein;
(e)the portion of the Borrowing Base attributable to Performing Non-Cash Pay High Yield Securities, Performing Non-Cash Pay Mezzanine Investments, Equity Interests and Non-Performing Portfolio Investments shall not exceed 20%;
(f)the portion of the Borrowing Base attributable to Equity Interests shall not exceed 10% (it being understood that in no event shall Equity Interests of Financing Subsidiaries be included in the Borrowing Base);
(g)the portion of the Borrowing Base attributable to Non-Performing Portfolio Investments shall not exceed 15% and the portion of the Borrowing Base attributable to Portfolio Investments that were Non-Performing Portfolio Investments at the time such Portfolio Investments were acquired shall not exceed 5%;
(h)the portion of the Borrowing Base attributable to Portfolio Investments invested outside the United States, Canada, the United Kingdom, Ireland, Australia, Germany, France, Belgium, the Netherlands, Luxembourg, Switzerland, Denmark, Finland, Norway and Sweden shall not exceed 10% without the consent of the Administrative Agent;
(i)at any time the Borrower Asset Coverage Ratio is greater than or equal to 2.00 to 1.00, but less than 2.25 to 1.00, the portion of the Borrowing Base attributable to Portfolio Investments other than Performing First Lien Bank Loans shall not exceed 62.5%;
(j)at any time the Borrower Asset Coverage Ratio is greater than or equal to 2.25 to 1.00, the portion of the Borrowing Base attributable to Portfolio Investments other than Performing First Lien Bank Loans shall not exceed 67.5%; and
(k)the Advance Rate applicable to that portion of the aggregate Value of the Borrower’s Portfolio Investments in Lien Restricted Investments shall be 0% to the extent necessary so that no more than 2% of the Borrowing Base is attributable to such investments.
To the extent any Portfolio Investment is required to be removed from the Borrowing Base to comply with any of the portfolio limitations set forth in this Section 5.13, the Borrower shall be permitted to choose the Portfolio Investments, or portions of such Portfolio Investments, to be so removed to effect such compliance.
As used herein, the following terms have the following meanings:
“Advance Rate” means, as to any Portfolio Investment and subject to adjustment as provided in Section 5.13(a), (b) and (c), the following percentages with respect to such Portfolio Investment:

742026061 21680120

Portfolio Investment	Quoted	Unquoted
Cash, Cash Equivalents and Short-Term U.S. Government Securities	100%	N/A
Long-Term U.S. Government Securities	95%	N/A
Performing First Lien Bank Loans	85%	75%
Performing First Lien Last Out Bank Loans	80%	70%
Performing Second Lien Bank Loans	75%	65%
Performing Cash Pay High Yield Securities	70%	60%
Performing Cash Pay Mezzanine Investments	65%	55%
Performing Non-Cash Pay High Yield Securities	60%	50%
Performing Non-Cash Pay Mezzanine Investments	55%	45%
Non-Performing First Lien Bank Loans	45%	45%
Non-Performing First Lien Last Out Bank Loans	40%	40%
Non-Performing Second Lien Bank Loans	40%	30%
Non-Performing High Yield Securities	30%	30%
Non-Performing Mezzanine Investments	30%	25%
Performing Common Equity (and zero cost or penny warrants with performing debt)	30%	20%
Non-Performing Common Equity (and zero cost or penny warrants with non performing debt)	0%	0%
Structured Finance Obligations and Finance Leases	0%	0%

“Bank Loans” means debt obligations (including term loans, notes, revolving loans, debtor-in-possession financings, the funded and unfunded portion of revolving credit lines and letter of credit facilities and other similar loans and investments including interim loans, bridge loans and senior subordinated loans) which are generally under a loan or credit facility (whether or not syndicated) or note purchase agreement.
“Capital Stock” has the meaning given to such term in Section 1.01.
“Cash” has the meaning assigned to such term in Section 1.01.
“Cash Equivalents” has the meaning assigned to such term in Section 1.01.
“Finance Lease” means any transaction representing the obligation of a lessee to pay rent or other amounts under a lease which is required to be classified and accounted for as a capital lease on the balance sheet of such lessee under GAAP.
“First Lien Bank Loan” means a Bank Loan that is entitled to the benefit of a first lien and first priority perfected security interest (subject to Liens for “ABL” revolvers and customary encumbrances) on a substantial portion of the assets of the respective borrower and guarantors obligated in respect thereof. For the avoidance of doubt, an Obligor’s investment in the “first-out” portion (as defined in the definition of First Lien Last Out Bank Loan) of a First Lien Bank Loan shall be treated as a First Lien Bank Loan for purposes of determining the applicable Advance Rate for such portion of such Portfolio Investment.
“First Lien Last Out Bank Loan” means the “last-out” portion of a Bank Loan that is a First Lien Bank Loan, a portion of which is, in effect, subject to superpriority rights (the “first-out” portion) of other lenders with respect to such lenders’ right to receive distributions of

742026061 21680120

collateral proceeds following an event of default (such portion, a “last-out” portion). An Obligor’s investment in the last-out portion shall be treated as a First Lien Last Out Bank Loan for purposes of determining the applicable Advance Rate for such Portfolio Investment under this Agreement.
“High Yield Securities” means debt Securities and Preferred Stock, in each case (a) issued by public or private issuers, (b) issued pursuant to an effective registration statement or pursuant to Rule 144A under the Securities Act (or any successor provision thereunder) or other exemption to the Securities Act and (c) that are not Cash Equivalents, Mezzanine Investments or Bank Loans.
“Lien Restricted Investment” means a Portfolio Investment consisting of an Obligor’s equity investment in an entity that holds Investments subject to underlying agreements that restrict the granting of a direct Lien on such Investments under this Agreement; provided, that (a) there are no greater restrictions or limitations in any material respect on the ability of the Borrower to liquidate such entity or its Investments therein (including any material redemption restrictions or penalties) and use the proceeds thereof than would be applicable if each Investment held by such entity was held directly as a Portfolio Investment by the Borrower and (b) there is no leverage employed by such entity.
“Long-Term U.S. Government Securities” means U.S. Government Securities maturing more than one year from the applicable date of determination.
“Mezzanine Investments” means debt Securities (including convertible debt Securities (other than the “in-the-money” equity component thereof)) and Preferred Stock in each case (a) issued by public or private issuers, (b) issued without registration under the Securities Act, (c) not issued pursuant to Rule 144A under the Securities Act (or any successor provision thereunder), (d) that are not Cash Equivalents and (e) contractually subordinated in right of payment to other debt of the same issuer.
“Non-Performing Common Equity” means Capital Stock (other than Preferred Stock) and warrants of an issuer having any debt outstanding that is non-Performing.
“Non-Performing First Lien Bank Loans” means First Lien Bank Loans other than Performing First Lien Bank Loans.
“Non-Performing First Lien Last Out Bank Loans” means First Lien Last Out Bank Loans other than Performing First Lien Last Out Bank Loans.
“Non-Performing High Yield Securities” means High Yield Securities other than Performing High Yield Securities.
“Non-Performing Mezzanine Investments” means Mezzanine Investments other than Performing Mezzanine Investments.
“Non-Performing Portfolio Investment” means Portfolio Investments for which the issuer is, at the time of determination, in default of any payment obligations of principal or interest in respect thereof after the expiration of any applicable grace period.
“Non-Performing Second Lien Bank Loans” means Second Lien Bank Loans other than Performing Second Lien Bank Loans.

742026061 21680120

“Performing” means (a) with respect to any Portfolio Investment that is debt, the issuer of such Portfolio Investment is, at the time of determination, not in default of any payment obligations outstanding with respect to accrued and unpaid interest or principal in respect thereof after the receipt of any notice and/or expiration of any applicable grace period and (b) with respect to any Portfolio Investment that is Preferred Stock, the issuer of such Portfolio Investment has not failed to meet any scheduled redemption obligations or to pay its latest declared cash dividend, after the expiration of any applicable grace period.
“Performing Cash Pay High Yield Securities” means High Yield Securities (a) as to which, at the time of determination, not less than 2/3rds of the interest (including accretions and “pay-in-kind” interest) for the current monthly, quarterly, semiannual or annual period (as applicable) is payable in cash and (b) which are Performing.
“Performing Cash Pay Mezzanine Investments” means Mezzanine Investments (a) as to which, at the time of determination, not less than 2/3rds of the interest (including accretions and “pay-in-kind” interest) for the current monthly, quarterly, semi-annual or annual period (as applicable) is payable in cash and (b) which are Performing.
“Performing Common Equity” means Capital Stock (other than Preferred Stock) and warrants of an issuer all of whose outstanding debt is Performing.
“Performing First Lien Bank Loans” means First Lien Bank Loans which are Performing.
“Performing Joint Venture Investments” means Joint Venture Investments which are Performing.
“Performing Non-Cash Pay High Yield Securities” means Performing High Yield Securities other than Performing Cash Pay High Yield Securities.
“Performing Non-Cash Pay Mezzanine Investments” means Performing Mezzanine Investments other than Performing Cash Pay Mezzanine Investments.
“Performing Second Lien Bank Loans” means Second Lien Bank Loans which are Performing.
“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to any shares (or other interests) of other Capital Stock of such Person, and shall include cumulative preferred, non-cumulative preferred, participating preferred and convertible preferred Capital Stock.
“Second Lien Bank Loan” means a Bank Loan (other than a First Lien Bank Loan or a First Lien Last Out Bank Loan) that is entitled to the benefit of a first and/or second lien and first and/or second priority perfected security interest (subject to customary encumbrances) on specified assets of the respective borrower and guarantors obligated in respect thereof.

742026061 21680120

“Securities” means common and preferred stock, units and participations, member interests in limited liability companies, partnership interests in partnerships, notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness, including debt instruments of public and private issuers and tax-exempt securities (including warrants, rights, put and call options and other options relating thereto, representing rights, or any combination thereof) and other property or interests commonly regarded as securities or any form of interest or participation therein, but not including Bank Loans.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Short-Term U.S. Government Securities” means U.S. Government Securities maturing within one year of the applicable date of determination.
“Structured Finance Obligation” means any obligation issued by a special purpose vehicle and secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, including collateralized debt obligations and mortgaged-backed securities. For the avoidance of doubt, if an obligation satisfies the definition of “Structured Finance Obligation”, such obligation shall not (a) qualify as any other category of Portfolio Investment and (b) be included in the Borrowing Base.
“U.S. Government Securities” has the meaning assigned to such term in Section 1.01.
“Value” means, with respect to any Portfolio Investment, the lower of:
(i)    the most recent internal market value as determined pursuant to Section 5.12(b)(ii)(C) and
(ii)    the most recent external market value as determined pursuant to Section 5.12(b)(ii)(A) and (B).
ARTICLE VI.

NEGATIVE COVENANTS
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired, been terminated, Cash Collateralized or backstopped and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 6.01.Indebtedness. The Borrower will not, nor will it permit any of the Subsidiary Guarantors to, create, incur, assume or permit to exist any Indebtedness, except:
(a)Indebtedness created under this Agreement or any other Loan Document;
(b)Secured Longer-Term Indebtedness and Unsecured Longer-Term Indebtedness so long as (i) no Default exists at the time of the incurrence thereof, (ii) at the time of incurrence thereof, the aggregate amount of such Secured Longer-Term Indebtedness and

742026061 21680120

Unsecured Longer-Term Indebtedness (determined at the time of the incurrence thereof), taken together with other then-outstanding Indebtedness that constitutes senior securities, does not exceed the amount required to comply with the provisions of Sections 6.07(c) and (d), and (iii) prior to and immediately after giving effect to the incurrence of any Secured Longer-Term Indebtedness, the Covered Debt Amount does not or would not exceed the Borrowing Base then in effect (for clarity, with respect to revolving loan facilities or staged advance loan facilities, “incurrence” shall be deemed to take place only at the time such facility is entered into or the aggregate commitments thereunder are increased or extended);
(c)Other Permitted Indebtedness;
(d)Guarantees of Indebtedness otherwise permitted hereunder;
(e)Indebtedness of any Obligor owing to any other Obligor or, if such Indebtedness is subject to subordination terms and conditions that are satisfactory to the Administrative Agent, any other Subsidiary of the Borrower;
(f)Indebtedness under any Capital Call Facility not to exceed $500,000,000 in the aggregate for all Capital Call Facilities at any time;
(g)repurchase obligations arising in the ordinary course of business with respect to U.S. Government Securities;
(h)obligations payable or payments of margin or posting of margin collateral to clearing agencies, brokers, dealers or others in connection with the purchase or sale of securities or other Investments, credit default swaps or other derivative transactions, in each case in the ordinary course of business;
(i)Secured Shorter-Term Indebtedness and Unsecured Shorter-Term Indebtedness (other than Permitted Indebtedness and Special Permitted Indebtedness constituting Unsecured Shorter-Term Indebtedness) so long as (i) no Default exists at the time of the incurrence thereof, (ii) at the time of incurrence thereof, the aggregate outstanding principal amount (determined at the time of the incurrence of such Indebtedness) of such Indebtedness does not exceed the greater of (A) $20,000,000 and (B) 5% of Borrower Net Worth, (iii) the aggregate amount of such Indebtedness (determined at the time of incurrence thereof), taken together with other then-outstanding Indebtedness that constitutes senior securities, does not exceed the amount required to comply with the provisions of Sections 6.07(c) and (d), and (iv) prior to and immediately after giving effect to the incurrence of any such Indebtedness, the Covered Debt Amount does not or would not exceed the Borrowing Base then in effect (for clarity, with respect to revolving loan facilities or staged advance loan facilities, “incurrence” shall be deemed to take place only at the time such facility is entered into or the aggregate commitments thereunder are increased or extended);
(j)obligations (including Guarantees) in respect of Standard Securitization Undertakings;
(k)Permitted SBIC Guarantees and any SBIC Equity Commitment or analogous commitment;

742026061 21680120

(l)Permitted Indebtedness (other than Special Permitted Indebtedness), constituting Unsecured Shorter-Term Indebtedness so long as (i) no Default exists at the time of the incurrence thereof, (ii) the aggregate amount (determined at the time of the incurrence of such Indebtedness) of such Indebtedness does not exceed $20,000,000, (iii) at the time of incurrence thereof, the aggregate amount of such Indebtedness, taken together with other then-outstanding Indebtedness that constitutes senior securities, does not exceed the amount required to comply with the Consolidated Asset Coverage Ratio and the Borrower Asset Coverage Ratio, (iv) prior to and immediately after giving effect to the incurrence of any such Indebtedness, the Covered Debt Amount does not or would not exceed the Borrowing Base then in effect (for clarity, with respect to revolving loan facilities or staged advance loan facilities, “incurrence” shall be deemed to take place only at the time of each borrowing thereunder and not at any time such facility is entered into, the aggregate commitments thereunder are increased or the facility is otherwise modified) and (v) at the time of incurrence thereof, the aggregate amount of such Indebtedness, taken together with other then-outstanding Special Permitted Indebtedness constituting Unsecured Shorter-Term Indebtedness, does not exceed $500,000,000;
(m)Special Permitted Indebtedness constituting Unsecured Shorter-Term Indebtedness so long as (i) no Default exists at the time of the incurrence thereof, (ii) the aggregate amount (determined at the time of the incurrence of such Indebtedness) of such Indebtedness does not exceed $500,000,000, (iii) at the time of incurrence thereof, the aggregate amount of such Indebtedness, taken together with other then-outstanding Indebtedness that constitutes senior securities, does not exceed the amount required to comply with the Consolidated Asset Coverage Ratio and Borrower Asset Coverage Ratio, (iv) prior to and immediately after giving effect to the incurrence of any such Indebtedness, the Covered Debt Amount does not or would not exceed the Borrowing Base then in effect (for clarity, with respect to revolving loan facilities or staged advance loan facilities, “incurrence” shall be deemed to take place only at the time of each borrowing thereunder and not at any time such facility is entered into, the aggregate commitments thereunder are increased or the facility is otherwise modified) and (v) at the time of incurrence thereof, the aggregate amount of such Indebtedness, taken together with other then-outstanding Permitted Indebtedness constituting Unsecured Shorter-Term Indebtedness, does not exceed $500,000,000; and
(n)other Indebtedness at any time in an aggregate principal amount outstanding not to exceed $10,000,000.
SECTION 6.02.Liens. The Borrower will not, nor will it permit any of the Subsidiary Guarantors to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof (which, for the avoidance of doubt, shall not include participations in Investments to the extent that the portion of such Investment represented by such participation is not treated as a Portfolio Investment), except:
(a)any Lien on any property or asset of the Borrower or any Subsidiary Guarantor existing on the date hereof and set forth in Part B of Schedule 3.11; provided that (i) no such Lien shall extend to any other property or asset of the Borrower or any of the Subsidiary Guarantors, and (ii) any such Lien shall secure only those obligations which it secures

742026061 21680120

on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(b)Liens created pursuant to this Agreement (including Section 2.19) or any of the Security Documents (including Liens in favor of the Designated Indebtedness Holders (as defined in the Guarantee and Security Agreement));
(c)Liens on Special Equity Interests included in the Investments of the Borrower but only to the extent securing obligations in the manner provided in the definition of “Special Equity Interests” in Section 1.01;
(d)Liens securing Indebtedness or other obligations in an aggregate principal amount not exceeding the greater of (i) $25,000,000 and (ii) 5% of Borrower’s Net Worth at any one time outstanding (which may cover Portfolio Investments, but only to the extent released from, or otherwise not covered by, the Lien in favor of the Collateral Agent pursuant to Section 10.03 of the Guarantee and Security Agreement), so long as at the time of incurrence of such Indebtedness or other obligations, the aggregate outstanding principal amount of Indebtedness permitted under clauses (a), (b) and (i) of Section 6.01, does not exceed the lesser of (i) the Borrowing Base and (ii) the amount required to comply with the provisions of Sections 6.07(c) and (d);
(e)Permitted Liens;
(f)Liens on Equity Interests in any SBIC Subsidiary created in favor of the SBA or its designee and Liens on Equity Interests in any SPE subsidiary in favor of and required by any lender providing third party financing to such SPE Subsidiary;
(g)(x) Liens securing Hedging Agreements permitted under Section 6.04(c) and not otherwise permitted under clause (b) above in an aggregate amount not to exceed $15,000,000 at any time and (y) Liens incurred in connection with any Hedging Agreement either entered into with a Lender (or an Affiliate of a Lender) on an uncleared basis or cleared through a Lender (or Affiliate of a Lender) as futures commission merchant in the ordinary course of business and not for speculative purposes (it being understood that such Lien shall continue to be permitted pursuant to this sub-clause (y) even if such Lender has assigned all of its Loans and other interests in this Agreement and thus has ceased to be a Lender hereunder); provided that in no event shall any Obligor be permitted to create, incur or assume any Lien pursuant to this clause (g) or increase the aggregate amount of collateral securing any Liens previously permitted under this clause (g)  unless both before and after giving effect to the creation, incurrence or assumption of such Lien or such increase in the aggregate amount of collateral securing such Lien the Covered Debt Amount does not exceed the Borrowing Base (after giving effect to the exclusion of all such collateral from the Borrowing Base) (it being understood that any Cash, Cash Equivalents, or other collateral subject to such Liens shall not be required to be subject to any account control agreement hereunder and shall not be included in the Borrowing Base);
(h)Liens securing repurchase obligations arising in the ordinary course of business with respect to U.S. Government Securities; and

742026061 21680120

(i)Liens on the capital commitments of the equity holders of the Borrower and assets related thereto in connection with any Indebtedness permitted under Section 6.01(f) (including any account pledged to the agent or lenders in respect to such Indebtedness but excluding any Portfolio Investments, any proceeds of any Portfolio Investments and any cash or other property that has been credited to a Pledged Account (as defined in the Guarantee and Security Agreement)).
SECTION 6.03.Fundamental Changes. The Borrower will not, nor will it permit any of the Subsidiary Guarantors to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve or divide itself (or suffer any liquidation or dissolution or division). The Borrower will not, nor will it permit any of the Subsidiary Guarantors to, acquire any business or property from, or Capital Stock of, or be a party to any acquisition of, any Person, except for purchases or acquisitions of Investments and other assets in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries and not in violation of the terms and conditions of this Agreement or any other Loan Document. The Borrower will not, nor will it permit any of the Subsidiary Guarantors to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its assets, whether now owned or hereafter acquired, but excluding (w) any transaction permitted under Section 6.05 or 6.12, (x) assets (other than Investments) sold or disposed of in the ordinary course of business (including to make expenditures of Cash and Cash Equivalents in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries) and (y) subject to the provisions of clauses (d) and (e) below, Investments.
Notwithstanding the foregoing provisions of this Section:
(a)any Subsidiary Guarantor may be merged or consolidated with or into the Borrower or any other Subsidiary Guarantor; provided that if any such transaction shall be between a Subsidiary Guarantor and a wholly owned Subsidiary Guarantor, the wholly owned Subsidiary Guarantor shall be the continuing or surviving corporation;
(b)any Obligor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any wholly owned Subsidiary Guarantor of the Borrower;
(c)the Capital Stock of any Subsidiary of the Borrower may be sold, transferred or otherwise disposed of (including by way of consolidation or merger) (i) to the Borrower or any wholly owned Subsidiary Guarantor of the Borrower or (ii) so long as such transaction results in an Obligor receiving the proceeds of such disposition, to any other Person, provided, that in the case of this clause (ii), if such Subsidiary is a Subsidiary Guarantor or holds any Portfolio Investments, the Borrower would not have been prohibited from disposing of any such Portfolio Investments to such other Person under any other term of this Agreement;
(d)the Obligors may sell, transfer or otherwise Dispose of Investments (other than to a Financing Subsidiary) so long as after giving effect to such sale, transfer or other disposition (and any concurrent acquisitions of Investments or payment of outstanding Loans or Other Covered Indebtedness or any other Indebtedness that is included in the Covered Debt Amount at such time) the Covered Debt Amount does not exceed the Borrowing Base;

742026061 21680120

(e)the Obligors may sell, transfer or otherwise Dispose of Investments to a Financing Subsidiary so long as (i) after giving effect to such sale, transfer or other disposition (and any concurrent acquisitions of Investments or payment of outstanding Loans or Other Covered Indebtedness or any other Indebtedness that is included in the Covered Debt Amount at such time) the Covered Debt Amount does not exceed the Borrowing Base and the Borrower delivers to the Administrative Agent a certificate of a Financial Officer to such effect and (ii) either (x) the amount by which the Borrowing Base exceeds the Covered Debt Amount immediately prior to such sale, transfer or other disposition is not diminished as a result of such sale, transfer or other disposition or (y) the Borrowing Base immediately after giving effect to such sale, transfer or other disposition is at least 110% of the Covered Debt Amount;
(f)the Borrower may merge or consolidate with (or acquire all or substantially all of the assets of) any other Person so long as (i)  the Borrower is the continuing or surviving entity in such transaction and (ii) at the time thereof and after giving thereto (and any concurrent acquisitions of Portfolio Investments by the Borrower or payment of outstanding Loans), no Default shall have occurred or be continuing; provided that, in no event shall the Borrower enter in any transaction of merger or consolidation or amalgamation, or effect any internal reorganization, if the surviving entity would be organized under any jurisdiction other than a jurisdiction of the United States;
(g)the Borrower and each of the Subsidiary Guarantors may sell, lease, transfer or otherwise dispose of equipment or other property or assets that do not consist of Investments so long as the aggregate amount of all such sales, leases, transfer and dispositions does not exceed $10,000,000 in any fiscal year; and
(h)the Obligors may dissolve or liquidate (i) any Immaterial Subsidiary or (ii) any Subsidiary so long as (x) in connection with such dissolution or liquidation, any and all of the assets of such Subsidiary shall be distributed or otherwise transferred to an Obligor and (y) such dissolution or liquidation is not materially adverse to the Lenders and the Borrower determines in good faith that such dissolution or liquidation is in the best interests of the Borrower.
SECTION 6.04.Investments. The Borrower will not, nor will it permit any of the Subsidiary Guarantors to, acquire, make or enter into, or hold, any Investments except:
(a)operating deposit accounts with banks;
(b)Investments by the Borrower and the Subsidiary Guarantors in the Borrower and the Subsidiary Guarantors;
(c)Hedging Agreements entered into in the ordinary course of any Obligor’s financial planning and not for speculative purposes;
(d)Investments by the Borrower and its Subsidiary Guarantors to the extent such Investments are permitted under the Investment Company Act (if applicable) and in compliance in all material respects with the Borrower’s Investment Policies, in each case as in effect as of the date such Investments are acquired; provided that no Obligor shall be permitted to make an Investment in a Joint Venture Investment that is a Non-Performing Joint Venture

742026061 21680120

Investment under this Section 6.04 unless, after giving effect to such Investment (and any concurrent acquisition of Portfolio Investments in the Borrowing Base or payment of outstanding Indebtedness), the Covered Debt Amount does not exceed the Borrowing Base;
(e)Investments in Financing Subsidiaries so long as, (i) after giving effect to such Investment, either (A) the amount by which the Borrowing Base exceeds the Covered Debt Amount immediately prior to such Investment is not diminished as a result of such Investment or (B) the Borrowing Base immediately after giving effect to such Investment is at least 110% of the Covered Debt Amount and the Borrower delivers to the Administrative Agent a certificate of a Financial Officer to such effect and (ii) the sum of (x) all Investments under this clause (e) that occur after the Commitment Termination Date and (y) all Investments under clause (f) below that occur after the Commitment Termination Date, shall not exceed $10,000,000 in the aggregate;
(f)additional Investments, determined at the time any such Investment is made (or, if earlier, committed to be made), up to but not exceeding $15,000,000 in the aggregate made after the Effective Date; provided that the sum of (x) all Investments under this clause (f) that occur after the Commitment Termination Date and (y) all Investments under clause (e) above that occur after the Commitment Termination Date, shall not exceed $10,000,000 in the aggregate;
(g)Investments in Cash and Cash Equivalents;
(h)Investments described on Schedule 3.12(b);
(i)Investments in the form of Guarantees permitted pursuant to Section 6.01.
For purposes of clauses (e) and (f) of this Section, the aggregate amount of an Investment at any time shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of property, loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment minus (B) the aggregate amount of the Return of Capital and dividends, distributions or other payments received in cash in respect of such Investment and the values (valued in accordance with Section 5.12(b)) of other Investments received in respect of such Investment; provided that in no event shall the aggregate amount of such Investment be deemed to be less than zero; the amount of an Investment shall not in any event be reduced by reason of any write-off of such Investment nor increased by any increase in the amount of earnings retained in the Person in which such Investment is made that have not been dividended, distributed or otherwise paid out.
SECTION 6.05.Restricted Payments. The Borrower will not, nor will it permit any of the Subsidiary Guarantors to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that the Borrower may declare and pay:
(a)dividends with respect to the Capital Stock of the Borrower payable solely in additional shares of the Borrower’s stock, which may include a combination of cash and stock; provided that such cash dividend would otherwise be permitted pursuant to another clause of this Section;
(b)dividends and distributions in either case in cash or other property (excluding for this purpose the Borrower’s common stock) in any taxable year of the Borrower

742026061 21680120

(or for such year under Section 855 of the Code) in amounts not to exceed the amount that is determined in good faith by the Borrower to be required to (i) maintain the status of the Borrower as a RIC, or (ii) avoid federal income and excise taxes imposed by Section 4982 of the Code in any case for such taxable year or other relevant period;
(c)dividends and distributions in each case in cash or other property (excluding for this purpose the Borrower’s common stock) in addition to the dividends and distributions permitted under the foregoing clauses (a) and (b), so long as on the date of such Restricted Payment and after giving effect thereto:
(i)no Default or Event of Default shall have occurred and be continuing or would result therefrom; and
(ii)the aggregate amount of Restricted Payments made (after the Effective Date) during any taxable year (or for such year under Section 855 of the Code) of the Borrower ending after the Effective Date under this clause (c) shall not exceed the amount (not less than zero) equal to (x) an amount equal to 10% of the taxable income of the Borrower for such taxable year determined under section 852(b)(2) of the Code, but without regard to subparagraphs (A), (B) or (D) thereof, minus (y) the amount, if any, by which dividends and distributions made during such taxable year (or for such year under Section 855 of the Code) pursuant to the foregoing clause (b) (whether in respect of such taxable year or the previous taxable year) based upon the Borrower’s estimate of taxable income exceeded the actual amounts specified in subclauses (i) and (ii) of such foregoing clause (b) for such taxable year; and
(d)other Restricted Payments so long as (i) on the date of such other Restricted Payment and after giving effect thereto (x) the Covered Debt Amount does not exceed 90% of the Borrowing Base and (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) on the date of such other Restricted Payment the Borrower delivers to the Administrative Agent and each Lender a Borrowing Base Certificate as at such date demonstrating compliance with subclause (x) after giving effect to such Restricted Payment. For purposes of preparing such Borrowing Base Certificate, (A) the fair market value of Quoted Investments shall be the most recent quotation available for such Quoted Investment and (B) the fair market value of Unquoted Investments shall be the Value set forth in the Borrowing Base Certificate most recently delivered by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01(a)(iv); provided that the Borrower shall reduce the Value of any Unquoted Investment referred to in this subclause (B) to the extent necessary to take into account any events of which the Borrower has knowledge that adversely affect the value of such Unquoted Investment.
Nothing herein shall be deemed to prohibit the payment of Restricted Payments by any Subsidiary of the Borrower to the Borrower or to any other Subsidiary Guarantor.
SECTION 6.06.Certain Restrictions on Subsidiaries. The Borrower will not permit any of its Subsidiaries (other than Financing Subsidiaries) to enter into or suffer to exist any indenture, agreement, instrument or other arrangement (other than the Loan Documents) that prohibits or restrains, in each case in any material respect, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the declaration or payment

742026061 21680120

of dividends, the making of loans, advances, guarantees or Investments or the sale, assignment, transfer or other disposition of property to the Borrower by any Subsidiary (other than a Financing Subsidiary) (except for restrictions imposed by the underlying governing agreements of an entity the equity interests of which constitute a Lien Restricted Investment, and applicable only to such asset held by an entity the equity interests of which constitute a Lien Restricted Investment); provided, that the foregoing shall not apply to (i) indentures, agreements, instruments or other arrangements pertaining to other Indebtedness permitted hereby (provided that such restrictions would not adversely affect the exercise of rights or remedies of the Administrative Agent or the Lenders hereunder or under the Security Documents or restrict any Subsidiary in any manner from performing its obligations under the Loan Documents) and (ii) indentures, agreements, instruments or other arrangements pertaining to any lease, sale or other disposition of any asset permitted by this Agreement or any Lien permitted by this Agreement on such asset so long as the applicable restrictions only apply to the assets subject to such lease, sale, other disposition or Lien.
SECTION 6.07.Certain Financial Covenants.
(a)Minimum Shareholders’ Equity. The Borrower will not permit Shareholders’ Equity at the last day of any fiscal quarter of the Borrower to be less than $429,000,000 plus 25% of the net proceeds from the sale of Equity Interests by the Borrower and its Subsidiaries after the Effective Date, other than proceeds of sales of Equity Interests by and among the Borrower and its Subsidiaries.
(b)Minimum Borrower Net Worth. The Borrower will not permit Borrower Net Worth at the last day of any fiscal quarter to be less than $250,000,000.
(c)Borrower Asset Coverage Ratio. The Borrower will not permit the Borrower Asset Coverage Ratio at the last day of any fiscal quarter to be less than 2.00 to 1.
(d)Consolidated Asset Coverage Ratio. The Borrower will not permit the Consolidated Asset Coverage Ratio at the last day of any fiscal quarter to be less than 1.50 to 1.
(e)Liquidity Test. The Borrower will calculate and report to the Administrative Agent no less frequently than with the monthly Borrowing Base Certificate and will not permit the sum of (i) the aggregate Value of the Portfolio Investments that are Cash (excluding Cash Collateral for outstanding Letters of Credit) or that can be converted to Cash in fewer than 10 Business Days without more than a 5% change in price, plus (ii) the aggregate amount of Relevant Available Funds that can be converted to cash in fewer than 10 Business Days, to be less than 10% of the Covered Debt Amount, for more than 30 consecutive Business Days during any period when the Adjusted Covered Debt Balance is greater than 90% of the Adjusted Borrowing Base.
SECTION 6.08.Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to enter into any transactions with any of its Affiliates, even if otherwise permitted under this Agreement, except
(a)transactions at prices and on terms and conditions, taken as a whole, not materially less favorable to the Borrower or such Subsidiary (other than an SBIC Subsidiary) other than in good faith is believed to be obtained on an arm’s-length basis from unrelated third parties,

742026061 21680120

(b)transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate,
(c)Restricted Payments permitted by Section 6.05,
(d)the Affiliate Agreements and the transactions provided in the Affiliate Agreements (as amended, supplemented, restated or otherwise modified so long as such amendment, supplement, restatement or other modification is not materially adverse to the Lenders),
(e)transactions described on Schedule 6.08 (as amended, supplemented, restated or otherwise modified by notice from the Borrower to the Administrative Agent so long as (x) in the aggregate, payments by the Borrower and its Subsidiaries are not materially increased, or (y) such amendment, supplement, restatement or other modification is not materially adverse to the Lenders),
(f)any Investment that results in the creation of an Affiliate,
(g)transactions between or among the Obligors and any SBIC Subsidiary or any “downstream affiliate” (as such term is used under the rules promulgated under the Investment Company Act) company of an Obligor at prices and on terms and conditions, taken as a whole, not materially less favorable to the Obligors than in good faith is believed could be obtained at the time on an arm’s-length basis from unrelated third parties, or
(h)transactions with Morgan Stanley or its Affiliates in accordance with clause (a) above whereby Morgan Stanley or its Affiliates may act as a placement agent or an underwriter in any securities offering of the Borrower or its Affiliates.
SECTION 6.9.Lines of Business. The Borrower will not, nor will it permit any of its Subsidiaries (other than Immaterial Subsidiaries) to, engage to any material extent in any business other than in accordance with its Investment Policies. The Borrower will not, nor will it permit any of its Subsidiaries to amend or modify the Investment Policies (other than a Permitted Policy Amendment).
SECTION 6.10.No Further Negative Pledge. The Borrower will not, and will not permit any of the Subsidiary Guarantors to, enter into any agreement, instrument, deed or lease which prohibits or limits in any material respect the ability of any Obligor to create, incur, assume or suffer to exist any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following:
(a)this Agreement, the other Loan Documents and documents with respect to Indebtedness permitted under Section 6.01(b) or (i);
(b)documents creating Liens permitted by Section 6.02 (including with respect to the Designated Indebtedness Obligations or Designated Indebtedness Holders under (and, in each case, as defined in) the Security Documents) prohibiting further Liens on the assets encumbered thereby;

742026061 21680120

(c)any such agreement that imposes restrictions on investments or other interests in Financing Subsidiaries (but no other assets of any Obligor);
(d)any such agreement that imposes restrictions on Liens in Joint Venture Investments (solely to the extent such restrictions relate to Joint Venture Investments);
(e)customary restrictions contained in leases not subject to a waiver;
(f)for the avoidance of doubt, any such document, agreement or instrument that imposes customary restrictions on any Equity Interest;
(g)any other document that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the “Secured Obligations” under and as defined in the Guarantee and Security Agreement and does not require (other than pursuant to a grant of a Lien under the Loan Documents) the direct or indirect granting of any Lien securing any Indebtedness or other obligation (other than such “Secured Obligations”) by virtue of the granting of Liens on or pledge of property of any Obligor to secure the Loans or any Hedging Agreement; and
(h)the underlying governing agreements of any minority equity interest that impose such restrictions only on such equity interest.
SECTION 6.11.Modifications of Longer-Term Indebtedness Documents. The Borrower will not, and will not permit any other Obligor to, consent to any modification, supplement or waiver of:
(a)any of the provisions of any agreement, instrument or other document evidencing or relating to any Secured Longer-Term Indebtedness or Unsecured Longer-Term Indebtedness that would result in such Indebtedness not meeting the requirements of the definition of “Secured Longer-Term Secured Indebtedness” and “Unsecured Longer-Term Indebtedness”, as applicable, set forth in Section 1.01 of this Agreement, unless (i) in the case of Secured Longer-Term Indebtedness, such Indebtedness would have been permitted to be incurred as Secured Shorter-Term Indebtedness at the time of such modification, supplement or waiver and the Borrower so designates such Indebtedness as “Secured Shorter-Term Indebtedness” (whereupon such Indebtedness shall be deemed to constitute “Secured Shorter-Term Indebtedness” for all purposes of this Agreement) and (ii) in the case of Unsecured Longer-Term Indebtedness, such Indebtedness would have been permitted to be incurred as Unsecured Shorter-Term Indebtedness at the time of such modification, supplement or waiver and the Borrower so designates such Indebtedness as “Unsecured Shorter-Term Indebtedness” (whereupon such Indebtedness shall be deemed to constitute “Unsecured Shorter-Term Indebtedness” for all purposes of this Agreement); or
(b)any of the Affiliate Agreements, unless such modification, supplement or waiver is not materially less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties, in each case, without the prior consent of the Administrative Agent (with the approval of the Required Lenders) or permitted pursuant to Section 6.08.

742026061 21680120

SECTION 6.12.Payments of Longer-Term Indebtedness. The Borrower will not, nor will it permit any of the Subsidiary Guarantors to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Secured Longer-Term Indebtedness or Unsecured Longer-Term Indebtedness (other than (i) the refinancing of Secured Longer-Term Indebtedness or Unsecured Longer-Term Indebtedness with Indebtedness permitted under Section 6.01 or (ii) prior to the occurrence of the Commitment Termination Date, with the proceeds of any issuance of Equity Interests), except for:
(a)regularly scheduled payments, prepayments or redemptions of principal and interest in respect thereof required pursuant to the instruments evidencing such Indebtedness and the payment when due of the types of fees and expenses that are customarily paid in connection with such Indebtedness (it being understood that: (w) the conversion features into Permitted Equity Interests under Permitted Convertible Indebtedness; (x) the triggering of such conversion and/or settlement thereof solely with Permitted Equity Interests; and (y) any cash payment on account of interest or expenses on such Permitted Convertible Indebtedness (or any cash payment on account of fractional shares issued upon conversion provisions of such Permitted Convertible Indebtedness) made by the Borrower or any of its Subsidiaries in respect of such triggering and/or settlement thereof shall be permitted under this clause (a));
(b)so long as no Default or Event of Default shall exist or be continuing, any payment that, if treated as a Restricted Payment for purposes of Section 6.05(d), would be permitted to be made pursuant to the provisions set forth in Section 6.05(d);
(c)voluntary payments or prepayments of Secured Longer-Term Indebtedness and/or Permitted Indebtedness, so long as both before and after giving effect to such voluntary payment or prepayment (i) the Borrower is in pro forma compliance with the financial covenants set forth in Section 6.07 and (ii) no Default or Event of Default shall exist or be continuing;
(d)mandatory payments, required prepayments or mandatory redemptions of any convertible notes constituting Unsecured Longer-Term Indebtedness or Special Permitted Indebtedness in Cash (including any cash payment elected to be paid in connection with the settlement by the Borrower of any conversion at the option of any holder of such convertible notes pursuant to the conversion features thereunder), so long as both before and after giving effect to such payment (i) no Default or Event of Default shall exist or be continuing and (ii) the Covered Debt Amount does not exceed 90% of the Borrowing Base; and
(e)payments or prepayments of Secured Longer-Term Indebtedness, Unsecured Longer-Term Indebtedness or Special Permitted Indebtedness prior to the Commitment Termination Date solely from the proceeds of any issuance of Equity Interests, so long as both before and after giving effect to such payment (i) no Default or Event of Default shall exist or be continuing and (ii) the Covered Debt Amount does not exceed 90% of the Borrowing Base.
SECTION 6.13.Accounting Changes. The Borrower will not, nor will it permit any of its Subsidiaries to, make any change in (a) accounting policies or reporting

742026061 21680120

practices, except as permitted under GAAP or required by law or rule or regulation of any Governmental Authority, or (b) its fiscal year.
SECTION 6.14.SBIC Guarantee. The Borrower will not, nor will it permit any of its Subsidiaries to, cause or permit the occurrence of any event or condition that would result in any recourse to any Obligor under any Permitted SBIC Guarantee.
SECTION 6.15.Sanctions. No Obligor will use any of the funds advanced under this Agreement directly or knowingly indirectly in any way (including but not limited to engaging in prohibited business activities with Persons named on any sanctions lists issued by any of the following bodies) that would breach or contravene any Anti-Corruption Laws, Sanctions, restrictions or embargoes imposed by (a) the United States Department of State, the United Nations, the European Union, or Her Majesty’s Treasury and/or (b) any other Governmental Authority notified in writing by the Administrative Agent (acting on behalf of any Lender) to the Borrower from time to time, in each case under this clause (b) if and to the extent that (i) any such Governmental Authority has jurisdiction over such Obligor and/or such Sanctions, restrictions or embargoes of any Governmental Authority referred to under this clause (b) are binding on such Obligor or (ii) upon prior written notice to the Obligors from the Administrative Agent, any Issuing Bank or any Lender, such Sanctions, restrictions or embargoes of any Governmental Authority referred to under this clause (b) are binding on any Lender or any Issuing Bank.
SECTION 6.16.Capital Call Facility. The Borrower will not, nor will it permit any other Obligor to, to, make any payment or prepayment of the principal or any other amount owing in respect of any Capital Call Facility from the proceeds of the Collateral, except (a) regularly scheduled payments of interest and fees if (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Covered Debt Amount does not exceed the Borrowing Base after giving effect to such payment and (b) other amounts if (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Covered Debt Amount does not exceed 95% of the Borrowing Base after giving effect to such payment; provided, that for the avoidance of doubt, this Section 6.16 shall not restrict the ability of any Credit Party to make any payment under any Capital Call Facility from amounts that do not constitute Collateral.
ARTICLE VII.

EVENTS OF DEFAULT
If any of the following events (each, an “Event of Default”) shall occur and be continuing:
(a)the Borrower shall (i) fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise (including, for the avoidance of doubt, any failure to pay all principal on the Loans in full on the Final Maturity Date) or (ii) fail to deposit any amount into the Letter of Credit Collateral Account as required by Section 2.09(a) on the Commitment Termination Date;

742026061 21680120

(b)the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more Business Days;
(c)any covenant, representation, warranty or certification made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made in any material respect;
(d)the Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.03 (with respect to the Borrower’s existence), Sections 5.08(a) and (b), Section 5.09 or in Article VI or any Obligor shall default in the performance of any of its obligations contained in Sections 3 (subject to the cure period specified in clause (b) above) and 7 of the Guarantee and Security Agreement (other than Section 7.01 thereof) or (ii) Sections 5.01(e), (f) and (g) or 5.02 and such failure in the case of this clause (ii) shall continue unremedied for a period of five or more Business Days after notice thereof by the Administrative Agent (given at the request of any Lender) to the Borrower; it being acknowledged and agreed that a failure of an Obligor to “Deliver” (as defined in the Guarantee and Security Agreement) any particular Investment to the extent required by Section 7.01 of the Guarantee and Security Agreement shall result in such Investment not being included in the Borrowing Base but shall not (in and of itself) be, or result in, a Default or an Event of Default;
(e)a Borrowing Base Deficiency shall occur and continue unremedied for a period of five or more Business Days after delivery of a Borrowing Base Certificate demonstrating such Borrowing Base Deficiency pursuant to Section 5.01(e); provided that it shall not be an Event of Default hereunder if the Borrower shall present the Administrative Agent with a reasonably feasible plan acceptable to the Administrative Agent in its sole discretion to enable such Borrowing Base Deficiency to be cured within 30 Business Days (which 30-Business Day period shall include the five Business Days permitted for delivery of such plan), so long as such Borrowing Base Deficiency is cured within such 30-Business Day period;
(f)the Borrower or any Obligor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (d), (e) or (r) of this Article) or any other Loan Document and such failure (if susceptible of cure) shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;
(g)the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, taking into account any applicable grace period;

742026061 21680120

(h)any event or condition occurs that (i) results in any Material Indebtedness becoming due prior to its scheduled maturity or (ii) shall continue unremedied for any applicable period of time sufficient to enable or permit the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to, as a result of an event of default under such Material Indebtedness, cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (for the avoidance of doubt, after giving effect to any applicable grace period), unless, in the case of this clause (ii), such event or condition is no longer continuing or has been waived in accordance with the terms of such Material Indebtedness such that the holder or holders thereof or any trustee or agent on its or their behalf are no longer enabled or permitted to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption, or defeasance thereof, prior to its scheduled maturity; provided, that this clause (h) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (2) convertible debt that becomes due as a result of a conversion or redemption event as a result of an “event of default” (as defined in the documents governing such convertible Material Indebtedness); (3) for the avoidance of doubt, Other Covered Indebtedness to the extent of required prepayment, repurchase, redemption, or defeasance triggered by required prepayment of less than all of the Loans and other amounts under this Agreement or other Loan Documents; or (4) in the case of clause (h)(ii), any Indebtedness of a Financing Subsidiary to the extent the event or condition giving rise to the circumstances in clause (h)(ii) was not a payment or insolvency default.
(i)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed and unstayed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;
(j)the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action to authorize or effectuate any of the foregoing;
(k)the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

742026061 21680120

(l)one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 shall be rendered against the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) or any combination thereof since the Effective Date and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) to enforce any such judgment;
(m)an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(n)a Change in Control shall occur;
(o)the Borrower shall cease to be managed by the Investment Adviser or an Affiliate thereof;
(p)the Liens created by the Security Documents shall, at any time with respect to Portfolio Investments, having an aggregate Value in excess of 5% of the aggregate Value of all Portfolio Investments, not be valid and perfected (to the extent perfection by filing, registration, recordation, possession or control is required herein or in any Security Document) in favor of the Collateral Agent, free and clear of all other Liens (other than Liens permitted under Section 6.02 or under the respective Security Documents) except to the extent that any such loss of perfection results from the failure of the Collateral Agent to maintain possession of the certificates representing the securities pledged under the Loan Documents; provided, that if such default is as a result of any action of the Administrative Agent or the Collateral Agent or a failure of the Administrative Agent or the Collateral Agent to take any action that it has agreed to take pursuant to this Agreement or the Guarantee and Security Agreement, then there shall be no Default or Event of Default hereunder unless such default shall continue unremedied for a period of ten (10) consecutive Business Days after such Borrower receives written notice of such default thereof from the Administrative Agent unless the continuance thereof is a result of a failure of the Administrative Agent or the Collateral Agent to take an action that it has agreed to take pursuant to this Agreement or the Guarantee and Security Agreement;
(q)except for expiration or termination in accordance with its terms, any of the Loan Documents shall for whatever reason be terminated or cease to be in full force and effect in any material respect, or the enforceability thereof shall be contested by the Borrower or any other Obligor;
(r)the Obligors shall at any time, without the consent of the Required Lenders fail to comply with the covenant contained in Section 5.11, and such failure shall continue unremedied for a period of 30 or more days after the earlier of notice thereof by the Administrative Agent (given at the request of any Lender) to the Borrower or knowledge thereof by a Financial Officer; or

742026061 21680120

(s)the Borrower or any of its Subsidiaries shall cause or permit the occurrence of any condition or event that would result in any recourse to any Obligor under any Permitted SBIC Guarantee;
then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (i) or (j) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
In the event that the Loans shall be declared, or shall become, due and payable pursuant to the immediately preceding paragraph then, upon notice from the Administrative Agent or Lenders with LC Exposure representing more than 50% of the total LC Exposure demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall immediately deposit into the Letter of Credit Collateral Account cash in an amount equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (i) or (j) of this Article.
Notwithstanding anything to the contrary contained herein, on the CAM Exchange Date, to the extent not otherwise prohibited by law, (a) the Lenders shall automatically and without further act be deemed to have exchanged interests in the Designated Obligations such that, in lieu of the interests of each Lender in the Designated Obligations under each Loan in which it shall participate as of such date, such Lender shall own an interest equal to such Lender’s CAM Percentage in the Designated Obligations under each of the Loans and (b) simultaneously with the deemed exchange of interests pursuant to clause (a) above, the interests in the Designated Obligations to be received in such deemed exchange shall, automatically and with no further action required, be converted into the Dollar Equivalent of such amount (as of the Business Day immediately prior to the CAM Exchange Date) and on and after such date all amounts accruing and owed to the Lenders in respect of such Designated Obligations shall accrue and be payable in Dollars at the rate otherwise applicable hereunder. Each Lender, each Person acquiring a participation from any Lender as contemplated by Section 9.04 and the

742026061 21680120

Borrower hereby consents and agrees to the CAM Exchange. The Borrower and the Lenders agree from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of the Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange. As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Designated Obligations shall (except as otherwise expressly stated in this Agreement with respect to fees or Defaulting Lenders) be distributed to the Lenders pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment).
ARTICLE VIII.

THE ADMINISTRATIVE AGENT
SECTION 8.01.Appointment of the Administrative Agent. Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Collateral Agent as its agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.
SECTION 8.02.Capacity as Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
SECTION 8.03.Limitation of Duties; Exculpation. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information

742026061 21680120

relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
SECTION 8.04.Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 8.05.Sub-Agents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
SECTION 8.06.Resignation; Successor Administrative Agent. The Administrative Agent may resign by providing not less than thirty (30) days advance written notice to the Lenders, the Issuing Banks and the Borrower. Upon any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower not to be unreasonably withheld (or, if an Event of Default has occurred and is continuing in consultation

742026061 21680120

with the Borrower), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent’s resignation shall nonetheless become effective at the end of such thirty (30) days period (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.
Any resignation by Truist as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Bank and a Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender, (b) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.
SECTION 8.07.Reliance by Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times

742026061 21680120

thereafter, and the Administrative Agent shall have no responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
Each Lender, by delivering its signature page to this Agreement or any Assignment and Assumption and funding any Loan shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by the Administrative Agent, Required Lenders or Lenders.
SECTION 8.08.Modifications to Loan Documents. Except as otherwise provided in Section 2.13(b) or Section 9.02(b) or (c) of this Agreement or the Security Documents with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents; provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Security Documents) release all or substantially all of the Collateral or otherwise terminate all or substantially all of the Liens under any Security Document providing for collateral security, agree to additional obligations being secured by all or substantially all of such collateral security, or alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents with respect to all or substantially all of the Collateral, except that no such consent shall be required, and the Administrative Agent is hereby authorized, (x) to release any Subsidiary Guarantor (and any property of such Subsidiary Guarantor) from its guarantee obligations to the extent it may be released in accordance with Section 10.03 of the Guarantee and Security Agreement, (y) to release any Lien covering property that is the subject of either a Disposition of property permitted hereunder or a Disposition to which the Required Lenders have consented, (z) for the avoidance of doubt, execute and deliver agreements, instruments and other documents reasonably requested by the Borrower to implement collateral sharing with respect to Secured Longer-Term Indebtedness and Secured Shorter-Term Indebtedness in accordance with the Guarantee and Security Agreement.
SECTION 8.09.Erroneous Payments.
(a)If the Administrative Agent notifies a Lender, an Issuing Bank or an Indemnitee, or any Person who has received funds on behalf of a Lender, an Issuing Bank or an Indemnitee (any such Lender, Issuing Bank, Indemnitee or other recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Indemnitee or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Indemnitee shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a

742026061 21680120

demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting the immediately preceding clause (a), each Lender, Issuing Bank or Indemnitee, or any Person who has received funds on behalf of a Lender, Issuing Bank or Indemnitee, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Indemnitee, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender, Issuing Bank or Indemnitee shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.09(b).
(c)Each Lender, Issuing Bank and Indemnitee hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Indemnitee under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Indemnitee from any source, against any amount due to the Administrative Agent under the immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with the immediately preceding clause (a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Bank at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) of the

742026061 21680120

relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Bank or Indemnitee under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Revolving Credit Exposure or other obligations owed by the Borrower or any other Obligor, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Obligor or amounts on deposit in any deposit account or securities account of any Obligor for the purpose of making such Erroneous Payment.
(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive,

742026061 21680120

any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
Each party’s obligations, agreements and waivers under this Section 8.09 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all obligations (or any portion thereof) under any Loan Document.
ARTICLE IX.

MISCELLANEOUS
SECTION 9.01.Notices; Electronic Communications.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)if to the Borrower, to it at:
Morgan Stanley Direct Lending Fund
1585 Broadway
New York, NY 10036
Attention: Venugopal Rathi

(ii)if to the Administrative Agent or Truist, in its capacity as a Swingline Lender, to it at:
Truist Bank
3333 Peachtree Road, 7th Floor
Atlanta, Georgia 30326
Attention: Hays Wood
Telecopy Number: (404) 836-5879

with a copy to:

Truist Bank
Agency Services
303 Peachtree Street, N. E./ 25th Floor
Atlanta, Georgia 30308
Attention: Wanda Gregory
Telecopy Number: (404) 658-4906

742026061 21680120

(iii)if to Truist, in its capacity as Issuing Bank, to it at:
Truist Bank
303 Peachtree Street, N. E./ 25th Floor
Atlanta, Georgia 30308
Attention: Wanda Gregory
Telecopy Number: (404) 658-4906

(iv)if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Section 2.06 if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(i)Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
Each party hereto understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, any Lender or their respective Related Parties, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Platform and any electronic communications media approved by the Administrative Agent as provided herein are provided “as is” and “as available”. None of the Administrative Agent or its Related Parties warrant the

742026061 21680120

accuracy, adequacy, or completeness of such media or the Platform and each expressly disclaims liability for errors or omissions in the Platform and such media. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Administrative Agent and any of its Related Parties in connection with the Platform or the electronic communications media approved by the Administrative Agent as provided for herein.
(c)Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to the Borrower, its Subsidiaries or their Securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither Borrower nor Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.
(d)Documents to be Delivered under Sections 5.01. For so long as an Intralinks™ or equivalent website is available to each of the Lenders hereunder, the Borrower may satisfy its obligation to deliver documents to the Administrative Agent or the Lenders under Sections 5.01 by delivering either an electronic copy or a notice identifying the website where such information is located for posting by the Administrative Agent on Intralinks™ or such equivalent website; provided that the Administrative Agent shall have no responsibility to maintain access to Intralinks™ or an equivalent website.
SECTION 9.02.Waivers; Amendments.
(a)No Deemed Waivers Remedies Cumulative. No failure or delay by the Administrative Agent, any Issuing Bank, any Swingline Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan, Swingline Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Swingline Lender, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

742026061 21680120

(b)Amendments to this Agreement. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:
(i)increase the Commitment of any Lender without the written consent of such Lender,
(ii)reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than with respect to the election of or the failure to elect the default rate in accordance with Section 2.12(c) or as specifically contemplated herein), or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby,
(iii)postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby,
(iv)change Section 2.17(b), (c) or (d) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby, or
(v)change any of the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly and adversely affected thereby;
provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Banks or the Swingline Lenders hereunder without the prior written consent of the Administrative Agent, the Issuing Banks or the Swingline Lenders, as the case may be, and (y) the consent of Lenders (other than Defaulting Lenders) holding not less than two-thirds of the Revolving Credit Exposure and unused Commitments (other than of Defaulting Lenders) will be required (A) for any adverse change (from the Lenders’ perspective) affecting the provisions of this Agreement relating to the determination of the Borrowing Base (excluding changes to the provisions of Section 5.12(b)(ii)(E) and (F), but including changes to the provisions of Sections 5.12(b)(i), (ii)(A), (ii)(B), (ii)(C) and (ii)(D) and the definitions set forth in Section 5.13), and (B) for any release of any material portion of the Collateral other than for fair value or as otherwise permitted hereunder or under the other Loan Documents.
In addition, whenever a waiver, amendment or modification requires the consent of a Lender “affected” thereby, such waiver, amendment, or modification shall, upon consent of such Lender, become effective as to such Lender whether or not it becomes effective as to any other Lender, so long as the Required Lenders consent to such waiver, amendment, or modification as provided above.

742026061 21680120

Anything in this Agreement to the contrary notwithstanding, no waiver or modification of any provision of this Agreement or any other Loan Document that could reasonably be expected to adversely affect the Lenders of any Class in a manner that does not affect all Classes equally shall be effective against the Lenders of such Class unless the Required Lenders of such Class shall have concurred with such waiver or modification.
(c)Amendments to Security Documents. Except to the extent otherwise expressly set forth in the Guarantee and Security Agreement or the other Loan Documents, no Security Document nor any provision thereof may be waived, amended or modified, nor may the Liens thereof be spread to secure any additional obligations (including any increase in Loans hereunder, but excluding (x) any such increase pursuant to a Commitment Increase under Section 2.08(e), (y) any Secured Longer-Term Indebtedness or Secured Shorter-Term Indebtedness) except pursuant to an agreement or agreements in writing entered into by the Borrower, and by the Collateral Agent with the consent of the Required Lenders or (z) the spreading of such Liens to any Designated Indebtedness Obligations or Hedging Agreement Obligations; provided that, except as permitted by the Loan Documents, (i) without the written consent of each Lender, no such agreement shall release all or substantially all of the Obligors from their respective obligations under the Security Documents (ii) without the written consent of each Lender, no such agreement shall amend or waive Section 8.06 of the Guarantee and Security Agreement and (iii) without the written consent of each Lender, no such agreement shall release all or substantially all of the collateral security or otherwise terminate all or substantially all of the Liens under the Security Documents, alter the relative priorities of the obligations entitled to the Liens created under the Security Documents (except in connection with securing additional obligations equally and ratably with the Loans and other obligations hereunder, including any Secured Longer-Term Indebtedness or Secured Shorter-Term Indebtedness) with respect to all or substantially all of the collateral security provided thereby, or release all or substantially all of the guarantors under the Guarantee and Security Agreement from their guarantee obligations thereunder, except that no such consent shall be required, and the Administrative Agent is hereby authorized (and so agrees with the Borrower) to direct the Collateral Agent under the Guarantee and Security Agreement, (w) to release from the Guarantee and Security Agreement any “Subsidiary Guarantor” (and any property of such Subsidiary Guarantor) that is designated as a “Financing Subsidiary”, a “Foreign Subsidiary”, an “Immaterial Subsidiary” or a “Subsidiary of a Foreign Subsidiary” or which is otherwise no longer required to be a “Subsidiary Guarantor” in accordance with this Agreement and the Guarantee and Security Agreement, (x) to release any Lien covering property (and to release any such guarantor) that is the subject of either a Disposition of property permitted hereunder or a Disposition to which the Required Lenders or the required number or percentage of Lenders have consented, (y) to release any Lien and/or guarantee obligation in accordance with Section 10.03 of the Guarantee and Security Agreement, and (z) to release (and to acknowledge the release of) all Liens and guarantees of Obligors upon the termination of this Agreement (including in connection with a complete refinancing).
(d)Replacement of Non-Consenting Lender. If, in connection with any proposed change, waiver, amendment, consent, discharge or termination to any of the provisions of this Agreement as contemplated by this Section 9.02, the consent of the Required Lenders shall have been obtained but the consent of one or more Lenders (each a “Non-Consenting

742026061 21680120

Lender”) whose consent is required for such proposed change, waiver, amendment, consent, discharge or termination is not obtained, then (so long as no Event of Default has occurred and is continuing) the Borrower shall have the right, at its sole cost and expense, to replace each such Non-Consenting Lender or Lenders with one or more replacement Lenders pursuant to Section 2.18(b) so long as at the time of such replacement, each such replacement Lender consents to the proposed change, waiver, discharge or termination.
(e)Technical Error or Omission. If the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature in any of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision without any further action or consent of any other party if the same is not objected to in writing by the Required Lenders to the Agent within 5 Business Days following receipt of notice thereof.
SECTION 9.03.Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Collateral Agent and their Affiliates, including the reasonable and documented out-of-pocket fees, charges and disbursements of one outside counsel for the Administrative Agent and the Collateral Agent (but only one counsel for all such Persons together), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit by such Issuing Bank or any demand for payment thereunder, (iii) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, any Issuing Bank, any Swingline Lender or any Lender, including the reasonable and documented fees, charges and disbursements of one outside counsel for the Administrative Agent, each Issuing Bank and each Swingline Lender as well as one outside counsel for the Lenders and additional counsel should any conflict of interest arise, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect thereof and (iv) and all reasonable and documented out-of-pocket costs, expenses, taxes, assessments and other charges reasonably incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.
(b)Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, the Joint Lead Arrangers, each Issuing Bank, each Swingline Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented out-of-pocket fees and disbursements of one outside counsel or all Indemnitees (and, if reasonably necessary, of one local counsel in any relevant jurisdiction for all Indemnitees) unless, in the reasonable opinion of

742026061 21680120

an Indemnitee, representation of all Indemnitees by such counsel would be inappropriate due to the existence of an actual or potential conflict of interest) (collectively, “Losses”) in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and laws, statutes, rules or regulations relating to environmental, occupational safety and health or land use matters), on common law or equitable cause or on contract or otherwise and related expenses or disbursements of any kind, including the fees, charges and disbursements of outside counsel for any such affected Indemnitee for the Indemnitees collectively as specified above, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan, Swingline Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether brought by the Borrower or a third party and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not as to any Indemnitee, be available to the extent that such Losses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the willful misconduct or gross negligence of such Indemnitee or its Related Parties or (ii) breach in bad faith of such Indemnitee’s obligations under this Agreement or the other Loan Documents, if the Borrower or such Obligor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdictions, (B) result from the settlement of any such claim, investigation, litigation, or other proceedings described in clause (iii) above unless the Borrower has consented to such settlement (which consent shall not be unreasonably withheld or delayed (provided that nothing in this clause (B) shall restrict the right of any person to settle any claim for which it has waived its right of indemnity by the Borrower), or (C) result from disputes solely among Indemnitees and not involving any act or omission of an Obligor or any of Affiliate thereof (other than any dispute against the Administrative Agent in its capacity as such). The Borrower shall not be liable to any Indemnitee for any special, indirect, consequential or punitive damages. Paragraph (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
The Borrower shall not be liable to any Indemnitee for any special, indirect, consequential or punitive Losses arising out of, in connection with, or as a result of this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of proceeds thereof, asserted by an Indemnitee against the Borrower or any other Obligor; provided that the foregoing limitation shall not be deemed to impair or affect the obligations of the Borrower under the preceding provisions of this subsection with respect to Losses not expressly described in the foregoing limitation.

742026061 21680120

(c)Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or any Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the applicable Issuing Bank or the applicable Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed Loss was incurred by or asserted against the Administrative Agent, the applicable Issuing Bank or the applicable Swingline Lender in its capacity as such.
(d)Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party (or any Related Party to such party), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent caused by the willful misconduct or gross negligence of such Indemnitee or its Related Parties, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
(e)Payments. All amounts due under this Section shall be payable promptly after written demand therefor.
SECTION 9.04.Successors and Assigns.
(a)Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer by any Lender which is not in accordance with this Section shall be treated as provided in the second sentence of Section 9.04(b)(iii)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders.
(i)Assignments Generally. Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more assignees (other than natural persons (or a holding company, investments vehicle, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural person), any Defaulting Lender or Persons listed in the Prohibited Assignees and Participants Side Letter) all or a

742026061 21680120

portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans and LC Exposure at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, or, if an Event of Default has occurred and is continuing, any other assignee; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and
(B)the Administrative Agent and each Issuing Bank: provided that no consent of the Administrative Agent or the Issuing Banks shall be required for an assignment by a Lender to an Affiliate of such Lender.
(ii)Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans and LC Exposure of a Class, the amount of the Commitment or Loans and LC Exposure of such Class of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than U.S. $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)each partial assignment of any Class of Commitments or Loans and LC Exposure shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Class of Commitments, Loans and LC Exposure;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption in substantially the form of Exhibit A hereto (or any other form approved by the Administrative Agent and the Borrower), together with a processing and recordation fee of U.S. $3,500 (which fee shall not be payable in connection with an assignment to a Lender or to an Affiliate of a Lender), for which the Borrower and the Guarantors shall not be obligated;
(D)the assignee, if it shall not already be a Lender of the applicable Class, shall deliver to (x) the Administrative Agent, an Administrative Questionnaire, and (y) to the Administrative Agent and the Borrower, any tax forms or certifications required by Section 2.16; and
(E)any assignment by a Multicurrency Lender shall (unless the Borrower otherwise consents in writing) be made only to an assignee that has agreed to make Loans pursuant to its Multicurrency Commitment and receive

742026061 21680120

payments in the Agreed Foreign Currencies for which Loans may be made at the time of such proposed assignment.
(iii)Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section (but only to the extent such assignment or other transfer otherwise complies with the provisions of such paragraph). Notwithstanding anything to the contrary herein, in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions set forth in Section 9.04(b)(ii) or otherwise, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the Applicable Percentage of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, each Issuing Bank, each Swingline Lender and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Applicable Percentage of all Loans and participations in Letters of Credit and Swingline Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(iv)Notwithstanding anything to the contrary set forth herein or in any other Loan Document, each Lender hereunder must at all times be a “qualified purchaser” as that term is defined in and under the Investment Company Act (a “Qualified Purchaser”). Each Lender (x) represents and warrants to the Borrower, as of the later of the date such Person became a Lender party hereto and the Effective Date, and (y) covenants, from such date to the date such Person ceases being a Lender party hereto, that it is and will remain a Qualified Purchaser.

742026061 21680120

(c)Maintenance of Registers by Administrative Agent. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Registers” and each individually, a “Register”). The entries in the Registers shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Registers pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Registers shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(e)Special Purposes Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) owned or administered by such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make; provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall, subject to the terms of this Agreement, make such Loan pursuant to the terms hereof, (iii) the rights of any such SPC shall be derivative of the rights of the Granting Lender, and such SPC shall be subject to all of the restrictions upon the Granting Lender herein contained, and (iv) no SPC shall be entitled to the benefits of Sections 2.14 (or any other increased costs protection provision), 2.15 or 2.16. Each SPC shall be conclusively presumed to have made arrangements with its Granting Lender for the exercise of voting and other rights hereunder in a manner which is acceptable to the SPC, the Administrative Agent, the Lenders and the Borrower, and each of the Administrative Agent, the Lenders and the Obligors shall be entitled to rely upon and deal solely with the Granting Lender with respect to Loans made by or through its SPC. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender.
Each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State

742026061 21680120

thereof, in respect of claims arising out of this Agreement; provided that the Granting Lender for each SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any Losses arising out of their inability to institute any such proceeding against its SPC. In addition, notwithstanding anything to the contrary contained in this Section, any SPC may (i) without the prior written consent of the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans (but nothing contained herein shall be construed in derogation of the obligation of the Granting Lender to make Loans hereunder); provided that neither the consent of the SPC or of any such assignee shall be required for amendments or waivers hereunder except for those amendments or waivers for which the consent of participants is required under paragraph (f) below, and (ii) disclose on a confidential basis (in the same manner described in Section 9.13(b)) any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.
(f)Participations. Any Lender may, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), sell participations to one or more banks or other entities (other than natural persons (or a holding company, investments vehicle, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural person) or any Person listed on the Prohibited Assignees and Participants Side Letter) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans and LC Disbursements owing to it); provided that (i) the consent of the Borrower shall not be required so long as an Event of Default has occurred and is continuing, (ii) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents and (v) the Borrower shall be deemed to have consented to any such participation unless it shall have objected thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly affects such Participant. Subject to paragraph (g) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that (A) such Participant agrees to be subject to the provisions of Sections 2.18 as if it were an assignee under paragraph (b) of this Section and (B) such Participant shall not be entitled to receive any greater payment under Sections 2.14, 2.15 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the

742026061 21680120

extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation; provided, further, that no Participant shall be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation granted to such Participant and such Participant shall have complied with the requirements of Section 2.16 as if such Participant is a Lender. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.17(d) as though it were a Lender hereunder. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any other information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any person except to the extent that such disclosures are necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(g)Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with paragraphs (f) and (h) of Section 2.16 as though it were a Lender and in the case of a Participant claiming exemption for portfolio interest under Section 871(h) or 881(c) of the Code, the applicable Lender shall provide the Borrower with satisfactory evidence that the participation is in registered form and shall permit the Borrower to review such register as reasonably needed for the Borrower to comply with its obligations under applicable laws and regulations.
(h)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

742026061 21680120

(i)No Assignments to the Borrower or Affiliates. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan or LC Exposure held by it hereunder to (a) the Borrower or any of its Affiliates or Subsidiaries without the prior consent of each Lender or (b) a Competitor of the Borrower (as defined in Prohibited Assignees and Participants Side Letter).
SECTION 9.05.Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination, Cash Collateralization or backstop of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06.Counterparts; Integration; Effectiveness; Electronic Execution.
(a)Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or electronically (e.g. pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

742026061 21680120

SECTION 9.07.Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08.Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time (with the prior consent of the Administrative Agent or the Required Lenders), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Sections 2.17(d) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the amounts owing to such Defaulting Lender hereunder as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 9.09.Governing Law; Jurisdiction; Etc.
(a)Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)Submission to Jurisdiction. Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement and any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
(c)Waiver of Venue. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now

742026061 21680120

or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Service of Process. Each party to this Agreement (i) irrevocably consents to service of process in the manner provided for notices in Section 9.01 and (ii) agrees that service as provided in the manner provided for notices in Section 9.01 is sufficient to confer personal jurisdiction over such party in any proceeding in any court and otherwise constitutes effective and binding service in every respect. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10.WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11.Judgment Currency. This is an international loan transaction in which the specification of Dollars or any Foreign Currency, as the case may be (the “Specified Currency”), and payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans denominated in the Specified Currency. The payment obligations of the Borrower under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified

742026061 21680120

Currency with the amount of the Second Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.
SECTION 9.12.Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.13.Treatment of Certain Information; No Fiduciary Duty; Confidentiality.
(a)Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. Each Lender shall use all information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, in connection with providing services to the Borrower. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower or any of its Subsidiaries, their stockholders and/or their affiliates. The Borrower, on behalf of itself and each of its Subsidiaries, agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower or any of its Subsidiaries, its stockholders or its affiliates, on the other. The Borrower and each of its Subsidiaries each acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower and its Subsidiaries, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower or any of its Subsidiaries, any of their stockholders or affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower or any of its Subsidiaries, their stockholders or their affiliates on other matters) or any other obligation to the Borrower or any of its Subsidiaries except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower or any of its Subsidiaries, their management, stockholders, creditors or any other

742026061 21680120

Person. The Borrower and each of its Subsidiaries each acknowledge and agree that it has consulted its own legal and financial advisers to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower and each of its Subsidiaries each agree that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower or any of its Subsidiaries, in connection with such transaction or the process leading thereto.
(b)Confidentiality. Each of the Administrative Agent, the Lenders, the Swingline Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisers, market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments, and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential on terms substantially similar to the terms set forth in this clause (b) and on a confidential and need to know basis), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided, that except in the case of any ordinary course examination by a regulatory, self-regulatory or governmental agency, it will use its commercially reasonable efforts to notify the Borrower of any such disclosure prior to making such disclosure to the extent legally permitted and timely practicable), (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) other than to any Person listed in the Prohibited Assignees and Participants Side Letter, subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisers) to any swap or derivative transaction or credit insurance provider, in each case in this clause (vi), relating to the Borrower and its obligations, (vii) with the written consent of the Borrower, (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower, or (ix) on a confidential basis to (x) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided hereunder.
For purposes of this Section, “Information” means all information received from or on behalf of the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses or any Portfolio Investment, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries;

742026061 21680120

provided that, in the case of Information received from the Borrower or any of its Subsidiaries after the date hereof, such Information shall be deemed confidential at the time of delivery unless clearly identified therein as nonconfidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 9.14.USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower and each other Obligor and each designee of a Letter of Credit, which information includes the name and address of the Borrower, each other Obligor and each designee of a Letter of Credit and other information that will allow such Lender to identify the Borrower, each other Obligor and each designee of a Letter of Credit in accordance with said Act.
SECTION 9.15.Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 9.16.Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the later of the date such Person became a Lender party hereto and the Effective Date, to, and (y) covenants, from such date to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Joint Lead Arranger, and their respective Affiliates, and not, for the

742026061 21680120

avoidance of doubt, to or for the benefit of the Borrower or any other Obligor, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to and covers such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender with respect to the Loan Documents.
(b)In addition, unless subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the later of the date such Person became a Lender party hereto and the Effective Date, to, and (y) covenants, from such date to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Joint Lead Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Obligor, that:
(i)none of the Administrative Agent, the Joint Lead Arrangers, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

742026061 21680120

(ii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),
(iii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Secured Obligations (as defined in the Guarantee and Security Agreement)),
(iv)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
(v)no fee or other compensation is being paid directly to the Administrative Agent, any Joint Lead Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.
(c)The Administrative Agent and each Joint Lead Arranger hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
SECTION 9.17.Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and

742026061 21680120

Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 9.17, the following terms have the following meanings:
(i)“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
(ii)“Covered Entity” means any of the following:
(A)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(B)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(C)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
(iii)“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
(iv)“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).”

742026061 21680120

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
MORGAN STANLEY DIRECT LENDING FUND
By: /s/ Venugopal Rathi
Name: Venugopal Rathi
Title: Chief Financial Officer
TRUIST BANK, as Administrative Agent, a Swingline Lender, an Issuing Bank and a Lender
By:/s/ David Founier
Name: David Founier
Title: Managing Director
MUFG UNION BANK, N.A., as a Lender
By:/s/ Samuel Azizo
Name: Samuel Azizo
Title: Managing Director
SUMITOMO MITSUI BANKING CORPORATION, as a Lender
By:/s/ Shane Klein
Name: Shane Klein
Title: Managing Director
ING CAPITAL, LLC, as a Lender
By:/s/ Grace Fu
Name: Grace Fu
Title: Managing Director
By:/s/ Dominik Breuer
Name: Dominik Breuer
Title: Director

742026061 21680120

STATE STREET BANK AND TRUST COMPANY, as a Lender
By:/s/ Timothy Cronin
Name: Timothy Cronin
Title: Vice President
SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH, as a Lender
By:/s/ Jean de Lavalette
Name: Jean de Lavalette
Title: Managing Director
742026061 21680120